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As filed with the Securities and Exchange Commission on June 7, 2005

Registration No. 333-123420

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW SKIES SATELLITES B.V.
(Exact name of Registrant as specified in its charter)

The Netherlands	4899	20-1814083
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands
(31) 70-306-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed exchange offers: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ________________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(2)

Senior Floating Rate Notes due 2011	$160,000,000	100%	$160,000,000	$18,832

9 1/8% Senior Subordinated Notes due 2012	$125,000,000	100%	$125,000,000	$14,713

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 7, 2005

PRELIMINARY PROSPECTUS

Offers to Exchange

$160,000,000 principal amount of its Senior Floating Rate Notes due 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding $160,000,000 Senior Floating Rate Notes due 2011
and
$125,000,000 principal amount of its 9 1/8% Senior Subordinated Notes due 2012, which have been registered under the Securities Act of 1933, for any and all of its outstanding $125,000,000 9 1/8% Senior Subordinated Notes due 2012

We are conducting the exchange offers in order to satisfy certain of our obligations under the registration rights agreements entered into in connection with the placement of the outstanding notes and to provide you with an opportunity to exchange your restricted notes for freely tradeable notes that have been registered under the Securities Act.

The Exchange Offers

•
We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•
You may withdraw tenders of outstanding notes at any time prior to the expiration date of the applicable exchange offer.

•
The exchange offers expire at 12:01 a.m., New York City time, on                        , 2005, unless extended. We do not currently intend to extend the expiration date.

•
The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes.

•
The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

        See "Risk Factors" beginning on page 20 for a discussion of certain risks that you should consider before participating in the exchange offers.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offers contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

i

Notice to all Offerees

        The notes (including rights representing an interest in a note in global form) may not be offered anywhere in the world as part of their initial distribution, or as part of any re-offering in The Netherlands at any time thereafter, directly or indirectly, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or business within the meaning of Section 2 of the Exemption Regulations pursuant to the Securities Market Supervision Act of The Netherlands 1995 (Vrijstellingsregeling Wet toezicht effectenverkeer 1995), which includes banks, securities firms, insurance companies, pension funds, investment institutions, other institutional investors, finance companies and treasury departments of large commercial enterprises, which are regularly active in the financial markets in a professional manner.

        The NEW SKIES SATELLITES & DESIGN®, NEWSKIES® and IPSYS® registered trademarks and other trade names and service marks of New Skies mentioned in this prospectus are the property of, and are used with the permission of, New Skies and its subsidiaries.

ii

SUMMARY

        This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand the exchange offers, and for a more complete description of the exchange offers and related transactions, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, which are included elsewhere in this prospectus.

        In this prospectus, all references to "New Skies," "the Company," "we," "us," "our" and "ours" refer to New Skies Satellites B.V. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated.

Our Company

        We are a satellite communications company with global operations and service coverage. We operate a network of five fixed satellite services ("FSS") satellites located at different orbital positions above the earth. Our customers can access one or more of our satellites from almost any point around the world using either our global network of ground-based facilities or their own ground-based facilities. At March 31, 2005, we had the youngest of the four global fleets in the FSS industry, based on the average number of years the satellites in each of the global fleets had been in service. We have consistently maintained one of the highest transponder availability rates in the FSS industry. For the three months ended March 31, 2005, our availability rate was 99.9999%, based on the total number of hours the transponders in our fleet were available to provide service as compared to the total number of transponder-hours during the year.

        Our technically advanced satellite fleet has substantial capacity focused on high growth markets, including India, Africa, the Middle East and Asia. NSS-6 and NSS-7 are among the most powerful and flexible satellites in the FSS industry and enable us to provide highly reliable, high quality services to our customers.

        With the launches of NSS-6 and NSS-7 in 2002, we expanded our total transponder capacity available for sale by approximately 67%. Upon the entry into commercial service of NSS-8, which we project will occur in mid-2006, we will further expand our available capacity by 28%. We believe that this incremental transponder capacity will enable us to generate additional revenues without significantly increasing our fixed costs, thereby improving our operating margins. The launches of the two satellites, NSS-6 and NSS-7, and the anticipated launch of NSS-8, represent the completion of our committed satellite procurement program initiated in 1999 and, consequently, we anticipate that our future revenues will generate significant cash flow to pay dividends to our shareholder and to finance payments on our debt.

        On November 2, 2004, investment funds affiliated with The Blackstone Group (the "investment funds") indirectly acquired substantially all of the assets, and assumed substantially all of the liabilities, of New Skies Satellites N.V. for an aggregate purchase price of approximately $982.8 million, including direct acquisition costs. See "—The Transactions."

        Throughout our six-year history, we have consistently demonstrated our ability to achieve strong financial performance, increasing our revenues through organic growth. For the year ended December 31, 2004 and the three months ended March 31, 2005, we generated revenues of $210.7 million and $58.2 million, respectively.

Our Customers and Services

        We primarily earn our revenues by providing capacity for satellite communications and ground-based services to our customers for contracted periods varying from less than one year to 15 years. Our base of over 200 customers includes established telecommunications carriers, leading broadcasting and video companies, governmental entities and fast-growing smaller companies from around the globe.

        Our customers use the services we provide for a variety of applications, including data services, such as corporate and governmental data networks; video services, including cable and broadcast television distribution and contribution services and direct-to-home video ("DTH") services; Internet-related services; and voice services.

        Data services    Our satellites are used to create high-bandwidth private data networks for governments and businesses around the world. Many of these networks use relatively small antennas known as VSATs (very small aperture terminals) to connect geographically dispersed sites into a dedicated, interconnected communications network.

        Video services    We currently broadcast more than 400 channels of entertainment and news programming to cable networks, broadcast affiliates and consumers' homes around the world. Our video services can be grouped into two types:

  •
  Video distribution—We are a leading provider of satellite capacity for the distribution of international, regional and national television and cable programming to markets around the world, such as Latin America, India and Africa, both to ground-based cable and broadcasting systems and direct to the homes of multi-channel video subscribers; and

  •
  Video contribution—Broadcasters and news programmers who require a reliable transmission link use our satellites to transmit regular television contribution feeds as well as special events, such as the Olympics and fast-breaking news stories, back to their video production facilities. Depending upon their needs, broadcasters and news programmers can obtain our services on a full-time or an occasional use basis.

        Internet-related services    We offer telecommunications companies, service providers, network integrators, Internet service providers and other resellers high-speed connections directly to the Internet backbone. Our Internet-related service offerings, which we have branded IPsys, include one-way and two-way satellite-based links between an Internet service provider's points of presence or a customer's premises and the global Internet backbone.

        Voice services    We also provide satellite capacity for voice applications. Historically, we provided most of our voice services to major post, telephone and telegraph administrations, or PTTs. More recently, we have begun to market voice services to governmental users and to newly-authorized mobile telephone, local and long distance service providers in countries undergoing telephony deregulation or where there is a lack of ground-based infrastructure to support voice services.

Our Competitive Strengths

        Our business is characterized by the following key strengths:

Stable and predictable cash flow

        We have a history of strong cash flow generation. Because we have nearly completed our committed capital investment program, anticipate only limited working capital requirements going forward and have a relatively fixed cost structure, we believe we are well positioned to generate strong cash flow to pay dividends to our shareholder and to finance payments on our debt.

Young satellite fleet

        At March 31, 2005, we had the youngest of the four global fleets in the FSS industry, based on the average number of years the satellites in each of the global fleets had been in service. We believe the technical characteristics of the satellites we have built and launched to date make our capacity attractive to our customers. These satellites' high-powered transponders enable customers to improve the reliability of their service and transmit larger amounts of information within a given amount of satellite transponder capacity and make it possible for them to use smaller and less expensive ground station antennas. Due to the youth of our fleet, other than NSS-8 (which is currently under construction), we do not anticipate that we will need to begin procuring any replacement satellites until approximately 2010.

Strong revenue visibility and diversity

        At March 31, 2005, we had a contractual backlog for future services of approximately $557.6 million, compared to a backlog of $517.0 million at December 31, 2004. We recognize backlog as revenue when we actually perform the services. We believe that the size and average duration of our contractual backlog will help ensure that our revenues will remain strong and predictable going forward. As of December 31, 2004, $166.9 million of our backlog was contracted for receipt in the 12-month period ending December 31, 2005. This allowed us to enter 2005, like each of the years since our inception, with a substantial portion of our anticipated revenues already secured.

High-quality customer base

        Since our inception, we have continued to provide services to major telecommunications and broadcasting companies, such as British Telecommunications plc, Embratel and France Telecom. We have also expanded our customer base to include newer entrants to the telecommunications marketplace, particularly in markets undergoing deregulation, and in regions where strong GDP growth is driving demand for new services or where ground-based infrastructure is underdeveloped. Our satellites are used by major broadcasters, Fortune 100 business users and by governments and governmental agencies.

Substantial capacity focused on high growth markets

        Communications satellites can be used to provide services anywhere within the geographic areas they cover with their signals. We have created a satellite system with substantial capacity focused on the relatively higher-growth regions of India, Africa, the Middle East and Asia. According to Euroconsult 2004, worldwide unit demand for satellite transponders is projected to grow at an estimated compounded annual growth rate of 4% from 2004 to 2009, while over the same period unit demand for satellite transponders is projected to grow at a compounded annual growth rate of 10% in the Indian subcontinent, 7% in the Middle East and Africa and 4% in Asia-Pacific.

Well positioned for industry consolidation

        We believe our entrepreneurial management team, rights to expansion orbital locations, scale and scope place us in a strong position from which to capitalize upon strategic developments in the FSS industry.

Experienced, entrepreneurial management team

        Our senior management team collectively has more than 70 years of experience in the FSS industry. In the years since our creation, they have demonstrated their entrepreneurial orientation and their ability to build a global business and deliver strong operational and financial performance, even in the face of difficult market conditions.

Our Business Strategy

        Our goal is to be a commercially agile, technically excellent and profitable provider of global satellite services that meet our customers' requirements for the transmission of their data, video, Internet-related and voice services. Our strategy includes the following initiatives:

Maximizing cash flow

        We are focused on disciplined capital expenditures, revenue growth and improving our operating margins in order to maximize cash flow available for dividend payments and to finance payments on our debt.

Emphasizing sales of "space-segment only" services

        We focus our sales and marketing efforts principally on selling services that involve solely the provision of satellite transponder capacity. Such "space-segment only" services are our core business, representing approximately 83% of our revenues for the three months ended March 31, 2005. Space-segment only services require no meaningful increase in operating expenses, as they require minimal incremental operational support and facilities. Customers of our space-segment only services are more likely to enter into long-term contracts, often for large amounts of satellite capacity, and generally are well-established.

Expanding our presence in core markets

        The target markets for the sale of space-segment only services are video distribution service providers, government users and telecommunications service providers. We intend to further develop our position in the video services market by continuing to expand our presence in India and capitalizing on new opportunities in Asian markets. We intend to further develop our government services business by capitalizing on the technical strengths of our satellites, which we believe are particularly well-suited to serving the needs of government users, and by employing a strategy of working with resellers and system integrators, who combine our space-segment services with ground-based services, to provide government users with an end-to-end service.

Providing bundled services

        We also provide bundled services in order to derive incremental revenues, optimize fleet utilization and optimize our potential customer base. When we sell our bundled services, we combine our space-segment only services with ground-based services, allowing us to reach customers who lack the scale or technical expertise to operate their own networks and to use satellite capacity that we cannot sell at reasonable rates in a space-segment only configuration.

Disciplined satellite expansion strategy

        We have deployed a significant amount of our capacity in regions with high growth rates, including India, Africa, the Middle East and Asia. Satellite industry analysts project that, together, these regions will achieve above-average growth rates in the future. We have one additional satellite under construction, NSS-8, and we do not plan to procure any other satellites until such time as we have a demonstrated need for the additional capacity and a sound business case for a particular satellite, or require a replacement satellite.

Entering into strategic transactions

        We intend to monitor developments as consolidation within the FSS industry continues to unfold, and may pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis to enhance our competitive profile, our financial performance and the value of our business.

Risks Relating to Our Business

        Our ability to execute our strategy is subject to certain risks, including those that are generally associated with operating in the FSS industry. For example, unforeseen competing technologies may emerge, our satellites may be affected by launch and construction delays, failures or anomalies, demand for our services might not develop as expected, and regulation of the FSS industry may change in a way that is detrimental to our business. In addition, we have a substantial amount of senior indebtedness (approximately $513.6 million as of March 31, 2005, on a pro forma basis after giving effect to the NSS IPO (as defined below) and the application of the net proceeds therefrom), which may adversely affect our ability to generate cash flow, remain in compliance with debt covenants, make payments on our indebtedness and operate our business. Furthermore, all of our satellites contributed 10% or more of our total services and four of our five satellites accounted for 10% or more of our total backlog as of and for the three month period ended March 31, 2005. Any of these factors or other factors described in this prospectus under "Risk Factors" may limit our ability to successfully execute our business strategy.

Recent Developments

        In January 2005, we entered into an amended agreement with Boeing Satellite Systems International, Inc. for our NSS-8 satellite, which (among other things) amended the satellite's contractual delivery deadline and the payment terms. Under the terms of the amended agreement, in February 2005 we received a refund of $168.0 million of milestone construction payments made to date. We will pay the entire purchase price of the satellite during the anticipated operational lifetime of NSS-8, subject to satisfactory performance of the satellite during its contractual design life, and we will provide commercially reasonable security to Boeing with respect to the unpaid portion of the purchase price. We currently project that NSS-8 will be available to enter commercial service in mid-2006. We used the $168.0 million refund, along with cash-on-hand, to pay down $88.8 million under the term loan facility and to make a distribution of $88.5 million to the investment funds and management, thereby reducing our Subordinated Shareholder PIK Loans (as defined below) outstanding.

        On February 17, 2005, we entered into a capacity restoration framework agreement that will result in the generation of additional revenues for us in 2005 and beyond. Under this agreement, we will provide to certain of Intelsat, Ltd.'s customers telecommunication services on one of our satellites and, in so doing, will provide a restoration service for these customers' transmissions. The agreement also creates a framework under which Intelsat, Ltd. may be requested to restore our services in the event of a significant failure or failures to one of our satellites.

        On March 2, 2005, we reached an agreement with SES Global affiliates relating to certain orbital slot coordination matters. Under the terms of the agreement, we agreed not to bring a satellite into use at our 105° west longitude orbital location in order to ensure that SES Global will be able to operate its satellite without interference. In return, SES Global has made a one-time payment to us of $10.0 million. Both parties also committed to negotiate resolution of long-standing issues regarding satellite operations in the Atlantic Ocean region.

The Transactions

        On June 5, 2004, we and Neptune One Holdings Ltd., which were owned by the investment funds, entered into a definitive transaction agreement with New Skies Satellites N.V. ("Seller"), providing for our acquisition of substantially all of Seller's assets (including the shares of all of Seller's subsidiaries), and the assumption of substantially all of Seller's liabilities, for an aggregate purchase price of $982.8 million, including direct acquisition costs (the "Acquisition"). Seller is in liquidation as of November 3, 2004.

        In connection with the Acquisition, the investment funds contributed $153.0 million in the form of preferred equity certificates, $8.5 million in the form of convertible preferred equity certificates and $1.5 million of equity to New Skies Investments S.a.r.l. New Skies Investments S.a.r.l. subsequently loaned $153.0 million (the "Holding PIK Loan") and contributed $10.0 million of equity to New Skies Holding B.V., our direct parent. New Skies Holding B.V. then loaned $153.0 million (the "Satellites PIK Loan" and, together with the Holding PIK Loan, the "Subordinated Shareholder PIK Loans") and contributed $10.0 million of equity to us. In addition, in November 2004, we:

  •
  entered into senior secured credit facilities, consisting of a $460.0 million term loan facility and a $75.0 million revolving credit facility;

  •
  issued our outstanding $160.0 million aggregate principal amount of Floating Rate Notes due 2011 (the "senior floating rate notes"); and

  •
  issued our outstanding $125.0 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012 (the "senior subordinated notes" and, together with the senior floating rate notes, the "outstanding notes").

        The Acquisition and the related financing transactions, together with Seller's liquidation and the related distributions, are referred to collectively in this prospectus as the "Transactions." For a more detailed description of the Transactions, see "The Transactions."

        In connection with the Transactions, we paid the investment funds a $9.0 million transaction fee to compensate them for debt issuance and acquisition costs and $4.8 million to reimburse them for out-of pocket expenses. We have also made monitoring fee payments of approximately $7.2 million to Blackstone Management Partners IV L.L.C. pursuant to the transaction and monitoring fee agreement (including the $6.1 million termination fee paid in connection with the NSS IPO (as defined below)). In February 2005, we made a distribution of $88.5 million to the investment funds and management thereby reducing our Subordinated Shareholder PIK Loans outstanding. In addition, New Skies Satellites Holdings Ltd. ("Holdings") paid a dividend of approximately $70.8 million to the investment funds and our employees from the net proceeds of the NSS IPO (as defined below). Furthermore, our senior executives became the beneficial owners of approximately 2.8% of our common stock and received, together with other employees, approximately $3.7 million as bonuses and pursuant to the termination of Seller's stock incentive plan. In connection with the NSS IPO (as defined below), Holdings granted options to some of our employees, including our senior executives, to purchase shares of its common stock.

Initial Public Offering

        On May 13, 2005, Holdings, which is our ultimate parent company, completed an initial public offering of approximately 39% of its shares of its common stock (the "NSS IPO"). The principal asset of Holdings, which is a holding company and has no direct operations, is its equity interest in us.

        Holdings provided us with $137.3 million of the NSS IPO net proceeds by way of an indirect loan. We used $131.2 million of these funds, together with $11.4 million of cash-on-hand, to repay $142.6 million of our term loan facility and the remaining $6.1 million of these funds to pay a fee to

Blackstone Management Partners IV L.L.C. in connection with the termination of the transaction and monitoring fee agreement. Holdings also used approximately $70.8 million of the NSS IPO net proceeds to pay a dividend to the investment funds and our employees. The board of directors of Holdings has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to its shareholders. In connection with the NSS IPO, we have amended our senior secured credit facilities to, among other things, permit greater flexibility to pay dividends to Holdings' shareholders. See "Description of Other Indebtedness—Senior Secured Credit Facilities."

The Reorganization

        Prior to the consummation of the NSS IPO, we completed an internal restructuring pursuant to which the investment funds and management contributed 100% of the equity and preferred equity certificates of New Skies Investments S.a.r.l. to Holdings. Due to this Reorganization, the investment funds and management became owners of 100% of the equity of Holdings. As a result, New Skies Investments S.a.r.l., New Skies Holding B.V. and we became indirect wholly-owned subsidiaries of Holdings.

Corporate Structure

        The charts below summarize our ownership structure before and after giving effect to the Reorganization.

Pre-Reorganization Structure

Post-Reorganization Structure

(1)
On November 2, 2004, the investment funds contributed to New Skies Investments S.a.r.l. aggregate proceeds of approximately $163.0 million in the form of preferred equity certificates, convertible preferred equity certificates and equity. In connection with the Reorganization, the convertible preferred equity certificates and preferred equity certificates were exchanged for newly issued convertible preferred equity certificates and preferred equity certificates, and New Skies Satellites Holdings Ltd. now owns 100% of the equity, convertible preferred equity certificates and preferred equity certificates in New Skies Investments S.a.r.l.

(2)
The senior secured credit facilities (as amended concurrently with the NSS IPO) consist of a $460.0 million senior secured term loan facility that matures in May 2011 and a $125.0 million senior secured revolving credit facility that matures in November 2010. As of March 31, 2005, there was $371.2 million outstanding under the term loan facility and no outstanding borrowings under the revolving credit facility. As of March 31, 2005, $2.3 million of standby letters of credit were outstanding under the revolving credit facility. Holdings provided us with $131.2 million of the net proceeds from the NSS IPO by way of an indirect loan. We used these funds, together with $11.4 million of cash-on-hand, to repay $142.6 million of our term loan facility. See "Description of Other Indebtedness—Senior Secured Credit Facilities."

(3)
In November 2004, New Skies Holding B.V. entered into a Subordinated Shareholder PIK Loan with New Skies Investments S.a.r.l. in an aggregate principal amount of $153.0 million, with interest accruing on such loan at a rate of 11.375% annually. Also in November 2004, we entered into a Subordinated Shareholder PIK Loan with New Skies Holding B.V. in an aggregate amount of $153.0 million, with interest accruing on such loan at a rate of 11.5% annually. The maturity date of each of the Subordinated Shareholder PIK Loans is April 2014. The Subordinated Shareholder PIK Loans rank subordinate to any of our third-party indebtedness so long as the senior secured credit facilities or the notes remain outstanding and cannot be accelerated while the senior secured credit facilities or the notes remain outstanding. In connection with the NSS IPO, we amended the terms of the Subordinated Shareholder PIK Loans to provide for the option to make payments of principal and interest in cash or in-kind.

(4)
In November 2004, we issued $160.0 million aggregate principal amount of Senior Floating Rate Notes due 2011. The senior floating rate notes bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5 1/8%. As of March 31, 2005, the senior floating rate notes accrued interest at the rate of approximately 7.4%. See "Description of the Notes."

(5)
In November 2004, we issued $125.0 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012. See "Description of the Notes."

        Our principal offices are located at Rooseveltplantsoen 4, 2517 KR The Hague, The Netherlands, and our telephone number at that address is +31-70-306-4100. We maintain a website at www.newskies.com. Information contained on our website does not constitute a part of this prospectus and is not being incorporated by reference herein.

The Exchange Offers

        On November 2, 2004, we issued $160,000,000 principal amount of Senior Floating Rate Notes due 2011 and $125,000,000 principal amount of 9 1/8% Senior Subordinated Notes due 2012 in a private offering. In this prospectus, the term "outstanding notes" refers to both the outstanding senior floating rate notes and the outstanding senior subordinated notes; the term "exchange notes" refers to both the exchange senior floating rate notes and the exchange senior subordinated notes, each as registered under the Securities Act of 1933, as amended (the "Securities Act"); and the term "notes" refers to both the outstanding notes and the exchange notes.

General
In connection with the private offerings, we entered into registration rights agreements with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offers within 240 days after the date of original issuances of the outstanding notes. You are entitled to exchange in the applicable exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
	•	the exchange notes have been registered under the Securities Act;
	•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreements; and
	•	the liquidated damages provisions of the registration rights agreements are no longer applicable.
The Exchange Offers	We are offering to exchange:
	•	$160,000,000 principal amount of our exchange senior floating rate notes, which have been registered under the Securities Act, for any and all of our outstanding senior floating rate notes; and
	•	$125,000,000 principal amount of our exchange senior subordinated notes, which have been registered under the Securities Act, for any and all of our outstanding senior subordinated notes.
Resale
Based on an interpretation by the Staff of the Securities and Exchange Commission ("SEC") set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;
	•	you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who:
• is an affiliate of ours within the meaning of Rule 405 under the Securities Act;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
Expiration Date	The exchange offers will expire at 12:01 a.m., New York City time, on , 2005, unless extended by us. We do not currently intend to extend the expiration date.
Withdrawal
You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.
Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offers—Material Conditions to the Exchange Offers."
Procedures for Tendering Outstanding Notes	If you wish to participate in either of the exchange offers, you must:
•
complete, sign and date the applicable letter of transmittal, or a facsimile of such letter of transmittal according to the instructions contained in this prospectus and such letter of transmittal; and

•
mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.
By signing, or agreeing to be bound by the applicable letter of transmittal, you will represent to us that, among other things:
	•	you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;
	•	you are acquiring the exchange notes in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.
Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact that registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offers—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offers, we will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the applicable registration rights agreement. To the extent that outstanding notes are tendered and accepted in the applicable exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.
United States Federal Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offers."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See "Use of Proceeds."
Exchange Agent
U.S. Bank National Association is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are provided in the section captioned "The Exchange Offers—Exchange Agent" of this prospectus.

The Exchange Notes

        The summary below describes the principal terms of the exchange notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of each issue of exchange notes.

Issuer	New Skies Satellites B.V.
Notes Offered	$160,000,000 aggregate principal amount of Senior Floating Rate Notes due 2011.
$125,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012.
Maturity Date	Senior floating rate notes: November 1, 2011.
Senior subordinated notes: November 1, 2012.
Interest Rate	The exchange senior floating rate notes bear interest at a rate per annum equal to LIBOR plus 5 1/8%. Interest on the exchange senior floating rate notes is reset semi-annually.
The exchange senior subordinated notes bear interest at a rate of 9 1/8% per year (calculated using a 360 day year).
Interest Payment Dates	Interest will be payable in cash on May 1 and November 1 of each year, beginning on May 1, 2005.
Ranking	The exchange senior floating rate notes will be our unsecured senior obligations and rank equally with all existing and future senior debt.

The exchange senior subordinated notes will be our unsecured senior subordinated obligations and will rank junior to our existing and future senior debt, including the exchange senior floating rate notes.
Guarantees
None of New Skies Satellites B.V.'s subsidiaries will guarantee the exchange notes on the exchange date. As of March 31, 2005, New Skies Satellites B.V.'s subsidiaries constituted approximately 5% of our total assets and had no debt outstanding. For the three months ended March 31, 2005, New Skies Satellites B.V.'s subsidiaries constituted approximately 4% of our revenues.

In the future, these subsidiaries and any future subsidiaries may guarantee the exchange notes. If any such subsidiary guarantees certain obligations, it will guarantee the exchange notes unless we designate such subsidiary as an "unrestricted subsidiary" under the indentures governing the exchange notes or the subsidiary does not have significant assets. Any such guarantee would be an unsecured senior guarantee with respect to the exchange senior floating rate notes and an unsecured senior subordinated guarantee with respect to the exchange senior subordinated notes.

Optional Redemption
We may redeem some or all of the exchange senior floating rate notes prior to November 1, 2006 and the senior subordinated notes prior to November 1, 2007 at a price equal to 100% of their principal amount plus a "make-whole" premium as set forth under "Description of the Notes—Optional Redemption." Thereafter, in each case, we may redeem some or all of the exchange notes at the redemption prices listed in the "Description of the Notes" section under the heading "Optional Redemption," plus accrued interest to the date of redemption.
Optional Redemption After Certain Equity Offerings	We may redeem:
•
up to 35% of the exchange senior floating rate notes on or prior to November 1, 2006 from the proceeds of certain equity offerings at a redemption price of 100% of the principal amount of the exchange senior floating rate notes, plus a premium equal to the rate per year on the exchange senior floating rate notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest, if any, to the date of redemption; and
•
up to 35% of the exchange senior subordinated notes on or prior to November 1, 2007 from the proceeds of certain equity offerings at a redemption price of 109.125% of the principal amount of the exchange senior subordinated notes, plus accrued and unpaid interest, if any, to the date of redemption.

We may make these redemptions only if, after the redemption, at least 65% of the aggregate principal amount of the applicable series of exchange notes originally issued remains outstanding and the redemption occurs within 90 days of the date of the closing of such equity offering. See "Description of the Notes—Optional Redemption."
Change of Control Offer	If a change of control occurs, we must give holders of the exchange notes the opportunity to sell us some or all of their exchange notes at 101% of their face amount, plus accrued interest.
We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:
• we might not have enough funds at that time; or
• the terms of our senior debt may prevent us from paying. See "Description of the Notes—Change of Control."
Asset Sale Proceeds
If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indentures governing the exchange notes will contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to:
	•	incur additional debt or issue preferred stock;
	•	pay dividends or make distributions on our capital stock or repurchase our capital stock;
	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes—Certain Covenants."
No Public Market
The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See "Use of Proceeds."

Risk Factors

        You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL, OPERATING AND OTHER DATA

        Set forth below is summary consolidated historical financial and other data of New Skies Satellites B.V. and summary consolidated pro forma financial and other data at the dates and for the periods indicated. For the purposes of this prospectus, all financial and other information herein relating to periods prior to the completion of the Transactions, including certain of the summary consolidated historical financial and other operating data presented below, is that of New Skies Satellites N.V., as the predecessor accounting entity to New Skies Satellites B.V. The summary consolidated historical statement of operations data and summary consolidated historical statement of cash flow data for the fiscal years ended December 31, 2002 and 2003, the period January 1, 2004 to November 1, 2004 and the period November 2, 2004 to December 31, 2004 and the summary consolidated historical balance sheet data as of December 31, 2003 and 2004 were derived from the audited consolidated historical financial statements of New Skies Satellites B.V. and related notes included elsewhere in this prospectus. The summary consolidated historical statement of operations data and summary consolidated historical statement of cash flow data for the three month periods ended March 31, 2004 and 2005 and the summary consolidated historical balance sheet data as of March 31, 2005 were derived from the unaudited consolidated historical financial statements of New Skies Satellites B.V. and related notes included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are of a normal recurring nature, that we consider necessary for a fair statement of our consolidated financial position and results of operations for the interim periods presented. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

        The summary unaudited pro forma consolidated financial and other data for New Skies Satellites B.V. have been prepared to give effect to the Transactions, the amended agreement for NSS-8, the NSS IPO and the application of the net proceeds therefrom as if they had occurred on January 1, 2004, in the case of the unaudited pro forma consolidated statement of operations data, and to the NSS IPO and the application of the net proceeds therefrom as if they had occurred on March 31, 2005, in the case of unaudited pro forma consolidated balance sheet data. Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this prospectus, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Please see the notes to our unaudited pro forma condensed consolidated financial statements for a more detailed discussion of how pro forma adjustments are presented in our unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The summary unaudited pro forma consolidated financial data do not purport to represent what our results of operations or financial position actually would have been if the Transactions, the amended agreement for NSS-8, the NSS IPO and the application of the net proceeds therefrom had occurred at any date, nor do such data purport to project the results of operations for any future period.

        The summary consolidated historical and pro forma financial, operating and other data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of New Skies Satellites B.V. and related notes included elsewhere in this prospectus.

	Predecessor				Predecessor	Successor
				Successor
	Year Ended December 31,				Three Months Ended March 31,				Pro Forma Three Months Ended March 31, 2005
			Period from January 1, 2004 to November 1, 2004	Period from November 2, 2004 to December 31, 2004			Pro Forma Year Ended December 31, 2004
	2002	2003			2004	2005
	(In millions, except ratios, operating data and percentages)
Statement of Operations Data:
Revenues from telecommunication services	$200.5	$214.9	$175.4	$35.3	$51.9	$58.2		$210.7	$58.2
Operating expenses:
Cost of operations	50.7	53.2	45.4	10.9	13.8	11.0		56.3	11.0
Selling, general and administrative	39.5	42.1	35.8	18.0	11.7	14.3		53.6	13.9
Transaction related expenses	—	—	26.4	—	—	—		26.4	—
Depreciation	80.6	99.9	86.4	16.0	25.9	23.5		96.9	23.5

Total operating expenses	170.8	195.2	194.0	44.9	51.4	48.8		233.2	48.4

Gain arising on frequency coordination(1)	—	—	32.0	—	—	10.0		32.0	10.0

Operating income (loss)	29.7	19.7	13.4	(9.6)	0.5	19.4		9.5	19.8
Interest expense, net	0.5	1.2	1.4	9.8	0.3	19.1		61.9	19.2

Income (loss) before income tax expense (benefit)	29.2	18.5	12.0	(19.4)	0.2	0.3		(52.4)	0.6
Income tax expense (benefit)	10.5	6.7	4.3	(5.8)	0.1	0.1		(17.7)	0.2

Income (loss) before cumulative effect of change in accounting principle	18.7	11.8	7.7	(13.6)	0.1	0.2		(34.7)	0.4
Cumulative effect of change in accounting principle, relating to goodwill, net of taxes(2)	(23.4)	—	—	—	—	—		—	—

Net income (loss)	$(4.7)	$11.8	$7.7	$(13.6)	$0.1	$0.2		$(34.7)	$0.4

Balance Sheet Data (end of period):
Cash and cash equivalents	$8.3	$23.3	n/a	$38.0	n/a	$32.0	$	n/a	$20.6
Total current assets	58.5	79.9	n/a	84.9	n/a	82.3		n/a	70.9
Communications, plant and other property	1,058.1	1,026.6	n/a	895.9	n/a	706.8		n/a	706.8
Total assets	1,128.0	1,115.8	n/a	1,030.7	n/a	863.5		n/a	848.5
Total debt(3)	10.0	—	n/a	900.9	n/a	727.9		n/a	722.6
Total shareholders' equity (deficiency)	1,019.0	1,001.8	n/a	(2.9)	n/a	0.7		n/a	(6.9)
Statement of Cash Flow Data:
Net cash provided by operating activities	$113.0	$109.8	$111.2	$30.0	$29.6	$37.6		n/a	n/a
Net cash provided by (used in) investing activities	(231.4)	(43.5)	(7.7)	(866.1)	(2.2)	135.5		n/a	n/a
Net cash provided by (used in) financing activities	(11.7)	(51.9)	(6.4)	873.7	(1.2)	(179.0)		n/a	n/a

	Predecessor				Predecessor	Successor
				Successor
	Year Ended December 31,				Three Months Ended March 31,
			Period from January 1, 2004 to November 1, 2004	Period from November 2, 2004 to December 31, 2004
	2002	2003			2004	2005
	(In millions, except ratios, operating data and percentages)
Other Data:
Capital expenditures:
New satellites	210.2	38.1	3.3	3.4	0.7	1.8
Reimbursement of NSS-8 construction costs	—	—	—	—	—	(168.0)
Non-satellite	21.2	5.4	4.4	1.0	1.5	0.8
Contractual backlog (at period end)(4)	706.1	672.1	n/a	517.0	645.5	557.6
Ratio of earnings to fixed charges(5)	11.9x	5.7x	4.8x	—	—	—
Operating Data (at end of period):
Number of satellites in commercial operation (station-kept)	4	5	5	5	5	5
Number of transponders(6):
C-band	123	178	178	178	178	178
Ku-band	74	146	146	146	146	146
Satellite fleet fill rate(7)	67%	48%	n/a	55%	48%	60%

(1)
Reflects a one-time payment from Intelsat LLC of $32.0 million in 2004 and a one-time payment from SES Global affiliates of $10.0 million in 2005 following the successful resolution of certain longstanding frequency coordination matters.

(2)
As of January 1, 2002, we adopted Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). This standard eliminates goodwill amortization from the Consolidated Statement of Operations and requires an evaluation of goodwill for impairment upon adoption of this standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. Upon adoption of SFAS No. 142, we performed a transitional impairment test on the goodwill resulting from the purchase of New Skies Networks Pty Ltd. in March 2000. As a result of this impairment test, we recorded an impairment charge of approximately $23.4 million, which is classified as a cumulative effect of a change in accounting principle.

(3)
Historical total debt is calculated as the sum of short-term and long-term third-party debt (including borrowings under the senior secured credit facilities and fixed and floating rate notes) and the Subordinated Shareholder PIK Loans. We pay a portion of the purchase price for each of our satellites (100% in the case of NSS-8) as in-orbit performance incentives. Our obligation to pay in-orbit performance incentives depends upon the satisfactory performance of each satellite during its contractual design life. Total debt does not include short-term and long-term satellite performance incentives, which liabilities are contingent and were $36.9 million and $35.3 million as of December 31, 2004 and March 31, 2005, respectively. Pro forma total debt reflects the use of $137.3 million of the net proceeds from the NSS IPO provided to us by Holdings by way of an indirect loan, along with $11.4 million of cash-on-hand, to repay $142.6 million of the term loan facility and to pay a $6.1 million termination fee in connection with the termination of the transaction and monitoring fee agreement.

(4)
Contractual backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual satellite service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. Contractual backlog is attributable to both satellites currently in orbit and those planned for future launch.

(5)
For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before income tax expense (benefit) and cumulative effect of a change in accounting principle plus fixed charges less capitalized interest. Fixed charges consist of interest costs on all indebtedness (including amortization of financing costs) plus one-third of rent expense which management believes is representative of the interest component of rent expense. Our earnings were insufficient to cover our fixed charges by approximately $21.4 million, $0.2 million and $1.5 million for the period from November 2, 2004 to December 31, 2004 and the three months ended March 31, 2004 and 2005, respectively.

(6)
Number of transponders reflects transponder capacity available for service and is calculated based upon the total number of transponders, stated in 36 MHz equivalents. See "Business—Our Satellites—Overview of satellite fleet" for additional information.

(7)
Satellite fleet fill rate is defined as the number of our revenue-generating transponders (expressed in 36 MHz units) divided by our transponder capacity available for service. In April 2002, NSS-7 was launched, and following the transition of traffic from NSS-K and NSS-5, entered commercial service in August 2002. NSS-5 was then drifted to the Pacific Ocean region and entered commercial service in January 2003 at its new orbital location. Following the launch of NSS-6 in December 2002, it entered commercial service in February 2003. Our 2002 and 2003 satellite fleet fill rates do not include our NSS-513 satellite, which we operated in an inclined orbit and removed from service in 2003. See also "Business—Our Satellites—Overview of satellite fleet."

RISK FACTORS

        You should carefully consider the risks described below, together with the other information in this prospectus, before you make a decision to tender your outstanding notes in the exchange offers. If any of the events described in the risk factors below actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest or principal on the exchange notes. In such case, you may lose all or part of your original investment.

Risks Related To The Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

        If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange Offers" and "The Exchange Offers" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offers will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Relating to Our Indebtedness and the Exchange Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, comply with our debt covenants and repay our indebtedness, including the notes.

        As of March 31, 2005 (on a pro forma basis after giving effect to the NSS IPO, the application of the net proceeds therefrom and the subsequent increase in the available revolving credit facility), we would have had outstanding senior indebtedness of $513.6 million and availability of $125.0 million (before standby letters of credit of $2.3 million) under the revolving credit facility.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness, which could lead to, among other things, cross default and acceleration of our indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially and adversely affect our business and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of debt under the outstanding and exchange senior floating rate notes and the senior secured credit facilities bears interest at floating rates. Based on the outstanding floating rate indebtedness as of March 31, 2005 and giving pro forma effect to the NSS IPO use of proceeds, a 1% increase in the average interest rate would increase future interest expense by approximately $4.0 million per year. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, which we may not be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the notes and the credit agreement governing the senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our anticipated debt levels, the related risks that we now face, including those described above, could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations principally will depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. For the year ended December 31, 2004 and the twelve months ended March 31, 2005, we had approximately $35.5 million and $38.2 million of cash interest payments, respectively.

        If we do not generate sufficient cash flow provided by operating activities to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance such debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the senior secured credit facilities and the indentures governing the notes, may restrict us from adopting some of these alternatives. Furthermore, the investment funds do not have any obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy the debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on our ability to satisfy our obligations in respect of the notes and the senior secured credit facilities.

The terms of the senior secured credit facilities and the indentures governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        The senior secured credit facilities and the indentures governing the notes contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests. The senior secured credit facilities include financial covenants, including requirements that we:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

        In addition, the senior secured credit facilities will limit our ability to make capital expenditures and will require that we use proceeds of certain asset sales that are not invested in our business to repay indebtedness under the senior secured credit facilities.

        The senior secured credit facilities also include covenants restricting, among other things, our ability to:

  •
  incur liens;

  •
  incur additional debt (including guaranties);

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, of subordinated debt;

  •
  make loans and investments;

  •
  reduce our insurance coverage;

  •
  engage in mergers, consolidations, acquisitions, disposition of assets and sale/leaseback transactions;

  •
  change the business conducted by us; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the notes contain numerous covenants including, among other things, restrictions on our ability to:

  •
  incur additional debt or issue preferred stock;

  •
  pay dividends or make distributions on capital stock or repurchase capital stock;

  •
  make certain investments;

  •
  create liens on assets to secure debt;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate with another company; and

  •
  transfer and sell assets.

        The operating and financial restrictions and covenants in any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the senior secured credit facilities could result in a default under the senior secured credit facilities. If any such default occurs, the lenders under the senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the senior secured credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full or to repay the notes and our other debt. See "Description of Other Indebtedness."

None of our subsidiaries will guarantee the exchange notes, and the assets of our subsidiaries will not be available to make payments on the exchange notes.

        None of our subsidiaries will be required to guarantee the exchange notes. As of March 31, 2005, New Skies Satellites B.V.'s subsidiaries constituted approximately 5% of our total assets and had no debt outstanding. However, the indentures governing the notes permit them to incur indebtedness in the future, a substantial amount of which may be secured by our and such subsidiaries' assets. In the event that a subsidiary becomes insolvent, bankrupt, in suspension of payments, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will be effectively subordinated to all of the liabilities of our subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our subsidiaries.

Your right to receive payments on the exchange senior subordinated notes will be junior to the rights of the lenders under the senior secured credit facilities, the exchange senior floating rate notes and all of our other existing and future outstanding senior debt.

        The exchange senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all of our existing and future outstanding senior indebtedness. As of March 31, 2005, on a pro forma basis after giving effect to the NSS IPO, the application of the net proceeds therefrom and the subsequent increase in our available revolving credit facility, we would have had $513.6 million of senior indebtedness, which would have consisted of $228.6 million of borrowings under the term loan credit facility, $160.0 million of outstanding senior floating rate notes and $125.0 million of outstanding senior subordinated notes, along with availability of $125.0 million (before standby letters of credit of $2.3 million) under the revolving credit facility. The amounts drawn under the senior secured credit facilities are senior indebtedness.

        We may not pay principal, premium, if any, interest or other amounts on account of the exchange senior subordinated notes in the event of a payment default or certain other defaults in respect of our senior indebtedness, including debt under the senior secured credit facilities and the exchange senior floating rate notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the exchange senior subordinated notes for a designated period of time.

        Because of the subordination of the exchange senior subordinated notes, in the event of our liquidation or dissolution, our assets will not be available to pay obligations under the exchange senior subordinated notes until we have made all payments in cash on our senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the exchange senior subordinated notes, including payments of principal or interest when due.

        Dutch bankruptcy law does not provide for specific provisions with respect to subordinated creditors. Consequently, it cannot be precisely predicted how subordinated claims are treated in a bankruptcy, especially in case of a plan of composition offered to the creditors.

Because the exchange notes are not secured, our assets may be insufficient to pay amounts due on your exchange notes.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the exchange senior subordinated notes are unsecured obligations of ours. In addition, our obligations under the exchange senior floating rate notes are unsecured. In contrast, our obligations outstanding under the senior secured credit facilities are secured, to the extent such action does not conflict with Dutch financial assistance rules, by substantially all of the assets of New Skies Holding B.V., our direct parent, and may be secured by substantially all of the assets of certain of our current and future subsidiaries, including but not limited to all of our capital stock and, with certain exceptions, the capital stock and certain promissory notes of each of our existing and future direct and indirect subsidiaries, and substantially all of New Skies Holding B.V.'s, our and certain of our existing and future subsidiaries' tangible and intangible assets. In addition, we have granted a security interest in NSS-8 and the NSS-8 accounts receivable to Boeing and we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured.

        Because the exchange notes are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

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  we enter into bankruptcy, liquidation, reorganization, suspension of payments or other winding-up proceedings;

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  there is a default in payment under the senior secured credit facilities, other secured indebtedness, or any other agreement granting security in our material assets; or

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  there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness, or of our payment obligations under any other agreement granting security in our material assets.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indentures at such time. As a result, upon the occurrence of any of these events, we cannot assure you that there will be sufficient funds to pay amounts due on the exchange notes.

Although we will be required to offer to repurchase the exchange notes upon a change of control, we may not have sufficient financial resources to purchase all notes that are tendered.

        Upon the occurrence of specific kinds of change of control events, including the sale, lease or transfer of "all or substantially all" of our assets, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest, unless such exchange notes have been previously called for redemption. However, we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer. Any such failure to repurchase the exchange notes could constitute a default under the indentures governing the notes.

        As mentioned above, under the indentures governing the notes, the sale, lease or transfer of "all or substantially all" of our assets constitutes a change of control that will require us to offer to repurchase the exchange notes. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of our assets to another person or group may be uncertain. See "Description of the Notes—Change of Control."

        In addition, it is possible that we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control under the indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings or otherwise adversely affect holders of the exchange notes. Furthermore, because of the potential restrictions on a change of control, we could be prevented from completing a transaction that might otherwise benefit the noteholders.

        The occurrence of a change of control could also constitute an event of default under our senior secured credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we may seek to obtain waivers from the required lenders under the senior secured credit facilities, but may not be able to do so.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

        The exchange notes are new issues of securities for which there is no established public market. The initial purchasers have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuances, the exchange notes may trade at discounts from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors.

Dutch or other local insolvency laws to which we may be subject may not be as favorable to you as U.S. or other local insolvency laws.

        We are organized under the laws of The Netherlands and many of our subsidiaries are incorporated in jurisdictions other than the United States. Consequently, we and many of our subsidiaries are likely to be subject to the insolvency laws of jurisdictions other than the United States. The insolvency laws of these jurisdictions may not be in all respects as favorable to your interests as creditors as the laws of the United States or other jurisdictions.

        There are two primary insolvency regimes under Dutch law: (1) moratorium of payment (surseance van betaling) which is intended to facilitate the reorganization of a debtor's debt and enable the debtor to continue as a going concern, and (2) bankruptcy (faillissement), which is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

        Upon commencement of moratorium of payment proceedings, a Dutch court will grant a provisional moratorium and set a date for a creditor's meeting. If such creditor's meeting is held, a definitive moratorium will generally be granted unless there is an objection by ordinary creditors with claims in excess of one-fourth of the total amount of unsecured ordinary claims or by one-third of the creditors of such claims. However, very often the court appointed receiver will ask the court to convert the provisional moratorium into a bankruptcy before the creditor's meeting is held. Both in a provisional moratorium and in a definitive moratorium, ordinary creditors will be precluded from attempting to recover their claims from the assets of the debtor. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, the rights of secured creditors to foreclose on the assets that secure their claims in order to satisfy their claims remains unimpaired, except for a freezing (afkoelingsperiode) with a maximum of four months that can be ordered by the supervisory judge. The same applies to preferential unsecured creditors. In view of the rights of secured creditors to foreclose, a recovery under Dutch law could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Dutch law could preclude or inhibit the ability of the holders of the exchange notes to effect a restructuring and could reduce any recovery that they might obtain in an insolvency proceeding.

        In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor's creditors on the basis of the relative claims of those creditors. Secured creditors have rights similar to those described in the preceding paragraph. Preferential unsecured creditors do not. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Generally, claims of holders of notes that were not due and payable by their terms on the date of a bankruptcy would be accelerated and become due and payable as of that date. Each of these claims will have to be submitted to the receiver for verification. "Verification" means determination of the value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. Three methods of verification may be applied:

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  the value of a claim of a holder of notes that becomes due and payable at an undetermined point in time will be calculated at its net present value on the date of bankruptcy;

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  the value of a claim of a holder of notes that becomes payable within one year of the date of the bankruptcy will be calculated as if such claim were payable as of the date of the bankruptcy; and

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  the value of a claim of a holder of notes that becomes payable after one year of the date of the bankruptcy will be calculated at its net present value, as if such claim were payable on the date which is one year after the date of the bankruptcy.

        Although no interest is payable in respect of unsecured claims as of the date of bankruptcy, if the net present value of a claim of a holder of notes needs to be determined, such determination will be made by taking into account the agreed payment date and interest date.

        Dutch bankruptcy law does not provide for specific provisions with respect to subordinated creditors. Consequently, it cannot be precisely predicted how subordinated claims are treated in a bankruptcy, especially in case of a plan of composition offered to the creditors.

You may have difficulty enforcing civil liabilities under U.S. securities laws against us.

        We are organized under the laws of The Netherlands. All of our directors and executive officers are non-residents of the United States and a substantial portion of our assets and the assets of our directors and executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors and executive officers, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in The Netherlands. See "Service of Process and Civil Liabilities."

Risks Relating to Our Business

We may experience satellite equipment failures that impair the commercial performance of our satellites, which could lead to lost revenues.

        During and after their launch, satellites are subject to in-orbit equipment failures, malfunctions, and other kinds of problems, which we refer to collectively as "anomalies." Satellite anomalies include, for example, circuit failures, transponder failures, solar array failures, battery cell and other power system failures, satellite control system failures and propulsion system failures. Generally speaking, satellites include certain back-up (or redundant) components that can be placed into service if the primary component suffers an anomaly. In certain cases, however, a redundant component may not be available, in which case the anomaly could degrade commercial performance, reduce transmission capacity, shorten the commercial lives of satellites, or otherwise limit a satellite's revenue generating ability.

        We anticipate that NSS-5, NSS-6, NSS-7, NSS-703, NSS-806 and, assuming a successful launch, NSS-8, will have commercial lives in excess of 12 years from their respective launch dates. It is possible, however, that their commercial lives will be shorter than anticipated. A number of factors will affect the commercial lives of our satellites, including:

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  the amount of propellant used in maintaining the satellite's orbital position or relocating the satellite to a new orbital position (and, for newly-launched satellites, the amount of propellant used during orbit raising following launch);

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  the durability and quality of their construction;

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  the performance of their components; and

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  operational considerations, including operational failures.

        Various anomalies have affected the performance of individual units or systems on our satellites or have reduced or eliminated the number of spare or redundant components or systems. In some cases, this has reduced the satellite's power or available capacity. In others, the anomaly has affected our operations or created a condition that may affect our operations in the future. For example, failures of certain components on NSS-6 and NSS-7 will prevent us from receiving certain battery telemetry, which will make it more operationally difficult to recondition these satellites' batteries should this procedure become necessary. In one case, the anomaly has affected a potentially critical component, one of two duplicate power subsystem units (called a low voltage bus converter) on NSS-5. In addition to anomalies suffered by our satellites, some satellites that are similar to our satellites have suffered serious anomalies. Most recently, in April 2005, Lockheed Martin informed us that an A2100 satellite suffered a solar array anomaly that resulted in the loss of approximately 50% of the spacecraft's available power. We own two Lockheed Martin A2100 satellites, NSS-6 and NSS-7. In addition, in January 2005, Intelsat, Ltd. announced that its IS-804 satellite, a Lockheed Martin Series 7000 satellite, experienced an electrical power system anomaly that caused the total loss of the spacecraft. We own two Lockheed Martin Series 7000 satellites, NSS-5 and NSS-806. Lockheed Martin is currently investigating the root cause of both the A2100 and Series 7000 anomalies. Until the causes of these anomalies are identified, we cannot determine whether our satellites might suffer similar failures. In December 2004, a Space Systems/LORAL FS 1300 satellite suffered an in-orbit power subsystem anomaly which, it appears, will significantly reduce the satellite's available capacity. We own one Space Systems/LORAL FS 1300 satellite, NSS-703. Based upon currently available information, we believe NSS-703 differs from the satellite that suffered the anomaly with regard to the affected subsystem. It is possible, however, that NSS-703 could suffer a similar anomaly in the future. The NSS-5 low voltage bus converter anomaly has led, and other anomalies in the future may lead, our insurers to place material limitations or exclusions in the applicable insurance policy or policies.

        Like many other satellites, it is likely that our satellites will suffer additional anomalies in the future. Some of these anomalies may affect transponders or other key components, or units that are critical to the satellite's continued operation. In these cases, we may not be able to reconfigure the affected component or unit to allow for its continued operation, or to restore normal operations by using redundant components or units on the satellite. Where service cannot be restored, the failure could cause the satellite to have less capacity available for sale, to suffer a performance degradation, or to cease operating prematurely, either in whole or in part. We do not currently operate any of our satellites as back-up or spare capacity for our other satellites.

        Our satellites may suffer from other problems, such as a loss of propellant, greater than anticipated use of propellant during launch, or malfunctions that could reduce their commercial lives. Acts of war, magnetic, electrostatic or solar storms, space debris or micrometeoroids could also damage our satellites.

        Any full or partial failure of one of our satellites could cause our revenues and backlog to decline and adversely affect our ability to market our capacity and generate future revenues. In addition, an anomaly that has a serious adverse effect on a satellite's overall performance or anticipated future commercial life could require us to reduce the satellite's book value and could cause us to have to expedite our planned replacement program. This, in turn, likely would adversely affect our profitability, our financing needs, and our ability to use available funds for other purposes, including our ability to repay the notes. Anomalies may also cause insurers to include additional exclusions in our insurance policies when they come up for renewal. See "—Insurance expenses may increase, or insurance may become unavailable, or we may decide to employ other strategies for mitigating the risk of a satellite failure."

A significant launch delay or launch failure could affect our ability to satisfy demand for our services and to generate and grow future revenues.

        The launch of any future satellite may not take place as scheduled. Delays in launching satellites are common and can result from construction delays, the unavailability of the launch vehicle when construction has been completed and other factors. We also may experience delays in achieving operational service after launch.

        We currently have one satellite, NSS-8, under construction. NSS-8 is being built by Boeing Satellite Systems International, Inc., or Boeing. NSS-8 was originally supposed to be available to enter commercial service in the first quarter of 2005. Due to delays in its construction and pursuant to a recently negotiated contract amendment, NSS-8 is currently projected to be available to enter commercial service in mid-2006.

        We intend to use NSS-8 to replace our NSS-703 satellite. NSS-703, which we anticipate will continue in commercial operation until approximately 2009, will then be relocated to a different orbital location. NSS-8 and NSS-703 are not technically identical and we anticipate that the process of transitioning traffic from NSS-703 to NSS-8 will take several months. During the transition and during the relocation of NSS-703 following the transition, we will begin to incur depreciation charges on NSS-8 but will not yet be able to exploit fully the capacity on the two satellites, which may affect our revenues and profitability. In addition, NSS-703 is an older satellite than others serving the region, and it therefore has less power available than several of our competitors' satellites. NSS-8 will have greater capacity than NSS-703, as well as other technical characteristics that, we believe, will make it more attractive to customers than NSS-703. As a result, existing and future delays in NSS-8's launch or any event that causes NSS-8 not to be placed into service (whether due to a significant further construction or launch delay, a launch failure or any other reason), may make it more difficult for us to compete in the geographic region that NSS-703 currently serves. Similarly, such events would delay or prevent us from expanding our operations by placing NSS-703 into service in another orbital location. As a result, such events could adversely affect our anticipated revenues, cause us to lose market share and make it more difficult to maintain our backlog.

        Satellites are subject to launch failure. The overall historical loss rate for all launches of commercial satellites in fixed orbits is estimated to be approximately 10%. Launch failure rates vary according to the launch vehicle used. The historical loss rate for some launch vehicles may be higher than 10%, but is lower for the type of launch vehicles we have used and plan to use for NSS-8. We expect to use a 6,000-kilogram payload variant of the Sea Launch Zenit-3SL vehicle to launch NSS-8.

        In the event of a launch failure, we likely would have to begin making significant capital expenditures to procure a replacement satellite. In addition, we likely would face a significant delay if we were to construct and launch a replacement satellite. Typically, the construction and launch of a satellite takes at least two, and sometimes more than three, years to complete.

        An NSS-8 launch failure likely would have the consequences described above for a launch delay, until such time as we either procure and launch a new satellite or re-deploy one of our existing satellites to replace NSS-703. In the event of an NSS-8 launch failure, or if for any other reason NSS-8 is not placed into commercial service, we likely will have a limited amount of time in which to procure and place into service a replacement for NSS-703 before that satellite reaches the end of its life. It is possible that we will be unable to procure a replacement satellite with technical characteristics comparable to NSS-8 (including the amount of available capacity, power and remaining anticipated life). In addition, the need to make capital expenditures to procure a replacement satellite could affect our ability to repay debt.

We may experience a failure of ground operations infrastructure that impairs the commercial performance of our satellites or the services delivered over our satellites, which could lead to lost revenues.

        We operate a primary satellite operations center at our headquarters in The Hague. In addition, we maintain a back-up satellite operations center in Redu, Belgium. Signals from our satellite operations center are transmitted to our satellites through our own teleport facilities and through teleports owned by third parties. We may experience a failure in necessary equipment in our satellite operations center, in our back-up facility, or in the communication links between these facilities and remote teleport facilities. We may also experience operational errors. A failure or error affecting our tracking, telemetry and control operations might cause us to be unable to communicate with one or more satellites or cause us to transmit an incorrect instruction to the affected satellite(s). This could lead to a temporary or permanent degradation in satellite performance or to the loss of one or more of our satellites. Depending on the nature and extent of the problem, it could cause our revenues and backlog to decline and could adversely affect our ability to market our capacity and generate future revenues, our profitability, our financing needs, and our ability to use available funds for other purposes.

        We also provide communications services through our own teleport facilities and through teleports owned by third parties. We may experience a failure in necessary equipment in one of our teleports or in a third-party teleport. A failure of necessary ground-based communications equipment could lead to a loss of revenues from customers who were not provided with the proper transmission services, which could adversely affect our revenues.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

        Although we are based in The Netherlands, most of our customers are located in other countries, including the United States and India. We believe that we have complied in all material respects with our obligations to pay tax in these other countries. However, our position is subject to review and possible challenge by the taxing authorities of these jurisdictions. In this regard, the government of India has characterized payments made by Indian-based customers and certain payments made by non-resident customers in India as "royalty payments" and has assessed taxes on these payments. We are disputing this assessment. We believe it is probable that a loss has been incurred and have recorded an accrual totaling $3.8 million as of March 31, 2005, representing management's best estimate of the amount of the withholding tax obligations.

Our insurance will not protect us against all satellite-related losses.

        In the event of a total or partial failure of a satellite, our current in-orbit insurance policies will reimburse us for the portion of the net book value of the satellite lost as a result of the failure, unless the cause of the failure is subject to a policy exclusion. The insurance will not protect us, however, against business interruption, lost revenues or delay of revenues. Our insurance policies define what constitutes a partial failure. In addition, we do not insure the net book value of performance incentives as these are payable only to the extent that the satellite operates in accordance with contracted technical specifications.

        Typically, we do not insure against all possible partial failures but, rather, only against partial failures that we anticipate would meaningfully affect the revenue-producing capability of the satellite in question.

        Our existing launch and in-orbit insurance policies include, and any future policies that we obtain can be expected to include, specified exclusions, deductibles and material change limitations. Typically, these insurance policies exclude coverage for damage arising from acts of war, lasers, and other similar potential risks for which exclusions are customary in the industry at the time the policy is written. In addition, they typically exclude coverage for heath-related problems affecting our satellites that are known at the time the policy is written. Most of the exclusions in our existing policies affect individual units and systems whose loss in the event of a future anomaly would not meaningfully reduce the total revenue-generating capacity of our satellites. In a few cases, however, our policies contain more significant exclusions, which include the low voltage bus converter on NSS-5 (a potentially critical component whose loss could cause a total satellite failure) and the rate measuring assembly on NSS-806. An uninsured total loss of a satellite would, and an uninsured partial loss of a satellite could, require additional, unplanned capital expenditures, or an acceleration of planned capital expenditures and could significantly and adversely affect our revenues and profitability.

        Currently, insurers are generally writing in-orbit insurance policies for one-year terms. As a result, we must re-insure our satellites each year, and any developments in the insurance market or with our satellite fleet, such as increased rates or more comprehensive exclusions, likely will affect us more rapidly than if longer-term policies were available. All of our in-orbit satellites are insured.

Insurance expenses may increase, or insurance may become unavailable, or we may decide to employ other strategies for mitigating the risk of a satellite failure.

        We currently insure our satellites both during launch and during their in-orbit operational lives. Launch insurance currently costs approximately 15% to 25% of the insured amount, but may vary depending on market conditions, the safety record of the launch vehicle and the performance record of similar satellites built by the same manufacturer. In-orbit insurance generally costs between 2.5% and 3.5% of the net book value of the insured satellite each year. All of our currently in-orbit satellites are insured, and we have no current plans to change our approach to obtaining insurance for these satellites.

        Insurance costs have increased substantially in recent years and could increase further for any number of reasons. In particular, the cost of in-orbit insurance may increase based on the failure or degradation of one of our in-orbit satellites, the failure of another satellite of a similar series owned by another operator, or satellite failures in general.

        If rates were to rise substantially, our operating costs would increase. In addition, developments in the insurance market, including increasing costs, the scope of insurance exclusions and limitations on the nature of the losses for which we can obtain insurance, as well as other business reasons, may cause us to conclude that it does not make business sense to obtain third-party insurance and may cause us to decide to pursue other strategies for mitigating the risk of a satellite failure. It is also possible that insurance could become unavailable, either generally or for a specific launch vehicle, satellite series, or a particular satellite, or that new insurance could be subject to broader exclusions on coverage. Because our NSS-8 payments will depend on such satellite's successful in-orbit performance, we do not intend to procure traditional third-party insurance for NSS-8. In addition, our recent modification of the NSS-8 agreement with Boeing restricts our ability to procure traditional third-party insurance for NSS-8 in certain circumstances.

The loss of customers, particularly our large customers, may reduce our future revenues and backlog. We may lose customers due to competition, consolidation, regulatory developments, business developments affecting our customers or their customers, or for other reasons.

        The top 10 purchasers of our services accounted for, in the aggregate, approximately 39% of our total revenues of $210.7 million for the year ended December 31, 2004 and 43% of our total revenues of $58.2 million for the three months ended March 31, 2005 (excluding the net impact of one-off payments of approximately $1.7 million). For the year ended December 31, 2004, revenues from our largest customer, COMSAT General Corporation, were $26.6 million, or 13% of our revenues. For the three months ended March 31, 2005, revenues from our largest customers, Intelsat and its affiliates (including the COMSAT group which it recently acquired), were $10.6 million, or 18% of our revenues. If we fail to maintain our relationships with our major customers, if we lose them and fail to replace them with other similar customers, or if we experience reduced demand from our major customers, it could result in a significant reduction in our profitability through the loss of revenues, the requirement to record additional costs to the extent that amounts due from these customers are considered uncollectable and, potentially, a reduction in backlog. More generally, our customers may fail to renew or may cancel their contracts with us, which could negatively affect future revenues, profitability and backlog. At times some of our customers may not honor their contractual commitments. During the fourth quarter of 2004, we terminated the contract of Data Access, one of our largest customers in terms of revenue and our largest customer in terms of backlog, for non-performance. As a result of this termination, in the fourth quarter of 2004 we fully provided for this customer receivable of approximately $7.8 million and removed this customer's future service obligations from our backlog, which has negatively impacted our revenues and backlog. Revenues generated from Data Access totaled $6.7 million in 2004.

        Generally, we provide services to governmental users through third parties. We estimate that we derived approximately 27% and 31% of our revenues for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, from customers where the ultimate end user of the service was a governmental entity. During 2004 and the first quarter of 2005, we saw increased competition in the government services market. Changes in governments' demand for commercial satellite services, changes in the procurement processes used by governments or the prices they are willing to pay for these services, and changes in the ownership or business strategy of our customers who provide satellite services to governmental entities, could all adversely affect our future revenues, profitability or backlog. In addition, the U.S. Department of Defense has announced an effort to revise its approach for procuring commercial satellite capacity that could result in downward pricing pressure for government services.

        In many cases, we sell our services through third party resellers and service providers. Due to consolidation in the satellite industry, some of these resellers and service providers may be acquired by other companies, including by our competitors. In October 2004, for example, our largest customer, COMSAT General Corporation, a reseller of satellite services to the U.S. government, was purchased by one of our competitors, Intelsat, Ltd. Other resellers who are customers of ours have been or may also be sold in the future. This could adversely affect our ability to continue to sell services to these customers and to the end users whom they serve.

        We have expanded our customer base over the past several years to include certain smaller entities, including newer entrants in the telecommunications marketplace and customers in emerging markets. Many of our existing and potential customers in these markets pose a heightened credit risk. Going forward, this change in the mix of our customer base could result in larger write-offs of receivables or an increase in contractual defaults than we have experienced historically. Regulatory restrictions and the launch of new satellites, including government owned or sponsored satellites, may also affect our ability to retain our current customers and attract new customers. See "—Risks Relating to Regulation."

We face business risks arising from the content of some transmissions over our satellites.

        We provide satellite capacity to third parties, who use the capacity to transmit communications signals or provide the capacity to other entities who use it to transmit communications signals. We do not decide what content is transmitted over our satellites, although we have contractual rights to prohibit certain types of content.

        To date, on a limited number of occasions, a governmental body or other entity has objected to some of the content carried over our satellites, such as "adult services" video channels or highly politicized content. In addition, we understand that governmental bodies recently have contacted certain other satellite operators objecting to content that they believe contains messages which advocate or glorify terrorism, certain of which content is also transmitted over our satellite system. We do not know whether this practice will continue and, if so, whether it will expand. It is possible that, in the future, some governments may include content-based restrictions in our market access authorizations, may require us to terminate a service based on its content or may seek to impose civil or criminal penalties on us based on the content of transmissions carried over our satellites.

        Issues arising from the content of transmissions over our satellites could affect our future revenues, backlog, costs, or our relationship with certain governments or customers.

The investment funds control us and may have conflicts of interest with us or you in the future.

        The investment funds currently indirectly beneficially own approximately 59% of our common stock. As a result, the investment funds have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of equityholders regardless of whether or not noteholders believe that any such transactions are in their own best interests. Additionally, the investment funds are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The investment funds may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the investment funds continue to hold a significant amount of our equity, the investment funds will have the ability to effectively control our decisions.

We may not have access to sufficient capital to maintain our satellite fleet or to pursue future growth opportunities.

        If we choose to launch new or replacement satellites, it is possible that we may not have, or be able to obtain, the financing required to fund such procurements, including, among other factors, as a result of our substantial indebtedness.

        In addition, if we were to choose to engage in any major business combination or similar strategic transaction, we may require significant external financing in connection with such a transaction. Depending on market conditions, investor perceptions of us, our substantial indebtedness and other factors, we may not be able to obtain capital on acceptable terms, in acceptable amounts, or at appropriate times to implement any such transaction.

The loss of key employees could impede our ability to implement our business plan.

        We rely on a number of key employees. Many of these key employees have been recruited away from their home countries to work in The Netherlands or in our other international offices and may intend to return to their home countries in the future. Our key employees have highly specialized skills and extensive experience in their respective fields, and their individual contributions to our operations may be difficult to replace due to the scarcity of candidates of comparable caliber and experience. Accordingly, the loss of some or all of these employees could adversely affect our ability to manage our operations and to execute our long-term business strategy.

Risks Relating to Our Industry

Overcapacity and competition in the satellite industry and among terrestrial competitors may adversely affect our ability to sell our services, exert downward pressure on prices, or both.

        While we believe that capacity on different satellites or satellite systems can be distinguished from other satellite capacity in some respects, the provision of satellite-based capacity and services is subject to downward price pressure when the supply of this capacity exceeds demand.

        The supply of satellite capacity has increased and may continue to increase for a number of reasons, including:

  •
  the launch of new satellites with higher power levels, enhanced connectivity, on-board switching or greater frequency re-use, each of which can lead to increased capacity and lower per-transponder costs; and

  •
  the implementation of new transmission technologies, such as improved signal compression, which can reduce the transponder capacity required to transmit a given amount of information.

        In addition, while satellite communications services and ground-based communications services are not perfect substitutes, we compete in certain markets and for certain services with providers of ground-based services.

        Where fiber optic networks or other ground-based high-capacity systems are available and capable of supporting a particular type of transmission with comparable service parameters (for example ease of installation, coverage, speed and quality of signal), that capacity is less expensive than satellite capacity. Further expansions in the reach of terrestrial-based networks may induce our customers to shift their transmissions to non-satellite capacity or make it more difficult for us to obtain new customers, thereby adversely affecting our current and future revenues.

        Similarly, over-capacity and competition in the satellite industry may make it more difficult for us to sell our services and to maintain our prices for the capacity that we do sell. This, in turn, could adversely affect our revenues and profitability and our ability to increase our revenues and profitability over time. During 2004, due to a combination of overcapacity and competition, we saw overall average prices for new contracts fall. Prices for certain services and in certain geographic markets decreased meaningfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management Overview—Revenue Drivers."

Demand for satellite services, including bundled services, may not develop in the manner we anticipate.

        Demand for satellite-based transmission services may not grow, or may even shrink, either generally or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services and to develop and successfully market new services, could exert downward pressure on prices, or both. This, in turn, could adversely affect our revenues and profitability and our ability to increase our revenues and profitability over time.

        In addition, demand patterns typically shift over time. For example, in recent years there has been a trend toward shorter-duration contracts, particularly for certain types of services (such as Internet-related services and government services). Shorter-duration contracts make it more difficult to maintain and increase our contractual backlog of future service commitments and may make it more difficult to maintain and increase our revenues over time.

Some of our competitors have greater resources than we do, which may make them better able to compete in terms of pricing, service offerings, marketing, name recognition, product development or otherwise.

        The satellite services industry is highly competitive. We compete with a number of established service providers, including global and regional satellite service providers, resellers of satellite capacity, and other service providers. Some of our competitors have long-standing customer relationships; enjoy close ties with regulatory authorities or more favorable regulatory treatment; and/or have the ability to subsidize competitive services with revenues from services they provide as a dominant or monopoly carrier. Many of them are substantially larger than we are and have financial resources, marketing and product development capabilities and name recognition that are substantially greater than ours. As a result, they may have a competitive advantage over us.

Changes in technology could make our business obsolete.

        Continuing technological changes in the telecommunications industry could undermine our competitive position or make our satellite system obsolete, either generally or for particular types of services. Particular technological developments that could adversely affect us include the deployment by our competitors of new satellites with greater power, greater flexibility, greater efficiency or greater capabilities, as well as continuing improvements in ground-based wired and wireless technologies.

We face risks in operating our business globally.

        We face certain risks as a result of the global nature of our business. Certain countries may impose withholding taxes on us or on our customers or deem us to have a permanent establishment in their country. These taxes may make our services more expensive for customers or impose an unanticipated tax burden upon us. In addition, such tax burdens may not be imposed equally on our competitors and may not be alleviated or subject to appeal under existing tax treaties. In particular, the government of India has characterized payments made by Indian-based customers and certain payments made by non-resident customers in India as "royalty payments" and has assessed taxes on these royalties. In accordance with applicable procedures for handling disputed tax assessments, we have informed the Indian authorities that we disagree with the assessment and applied to defer payment pending our administrative appeal of the assessment. While our initial appeal has been recently rejected, we intend to further appeal this matter and request a payment extension. We anticipate that this appeals process will be lengthy.

        In addition to tax risks, we may also face difficulties in enforcing our contracts in certain countries. Finally, while our contracts generally are denominated in U.S. dollars, and therefore are not sensitive to our customer's local currency exchange fluctuations, in some countries economic conditions and currency transfer restrictions may make it difficult for some of our customers to meet their payment obligations or to make payments in U.S. dollars.

We may not be able to take advantage of, or may be made less competitive as a result of, industry consolidation.

        We may pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis. Our principal focus is likely to be on the acquisition of, or strategic combination with, another satellite operator as and when suitable opportunities arise. Under appropriate circumstances, we also would consider acquiring rights to use additional orbital locations or frequencies, additional individual in-orbit satellites, transponders on existing in-orbit satellites, or other established facilities and components necessary for the provision of bundled services. However, we may not find or be able to take advantage of any suitable opportunities. If we do pursue acquisitions, joint ventures or other strategic transactions, we may face costs and risks arising from any transaction, including in integrating a new business into our business or in managing a joint venture. These may include legal, organizational, financial and other costs and risks.

        In addition, industry consolidation could adversely affect us by increasing the scale or scope of our competitors and thereby making it more difficult for us to compete.

Risks Relating to Regulation

Our rights to use the orbital locations from which our satellites operate are subject to regulation at the national and international levels.

        There are a limited number of orbital locations in space from which one can operate the type of satellites that we operate. Rights to make use of these orbital locations, and the frequencies over which commercial satellites transmit, are regulated by the International Telecommunication Union ("ITU"). Under the treaty and regulations currently in effect, the government of The Netherlands has obtained the rights to use the orbital locations and frequencies used by our satellites, as well as rights to use certain additional orbital locations and frequencies. For the frequencies that we use, most of the remaining orbital locations are either already in use or other countries have obtained the rights to use those locations.

        The ITU periodically reviews its rules and we cannot guarantee that the ITU will not change its rules in the future in a way that could limit or preclude our use of some or all of our existing or future orbital locations or frequencies.

        The government of The Netherlands has authorized us to make use of the orbital locations and frequencies that we use for our existing satellites, as well as at a number of additional orbital locations. However, it may modify or revoke this authorization, or subject us to new regulatory requirements. A modification or revocation could limit or preclude our use of some or all of our in-use or presently unoccupied orbital locations or some or all of the frequencies we currently use at these orbital locations, or affect our ability to launch replacement satellites as and when needed. Any loss of our rights to use one or more of our existing orbital locations, or any limitation that made it commercially infeasible to continue operations at the orbital location(s) in question, would adversely affect our revenues and profitability and the value of our business. The imposition of new regulatory requirements could increase our costs and, as a result, adversely affect our profitability.

        With respect to the primary frequencies used by commercial geostationary satellites, the ITU rules grant rights to member states (which are the national governments party to the ITU treaty) on a "first-in-time, first-in-right" basis and set forth a process for protecting earlier-registered satellite systems from interference from later-registered satellite systems. In order to comply with these rules, we must coordinate the operation of our satellites, including any replacement satellite that has performance characteristics that are different from or exceed those of the satellite it replaces, with other satellites. The coordination process may require us to modify our proposed coverage areas, or satellite design or transmission plans, in order to eliminate or minimize interference with other satellites or ground-based facilities. Those modifications may mean that our use of a particular orbital position is restricted, possibly to the extent that it may not be commercially desirable to place a new satellite in that location. In certain countries, a failure to resolve coordination issues is used by regulators as a justification to limit or condition market access by foreign satellite operators. In addition, while the ITU's rules oblige later-in-time systems to coordinate their operations with us, we cannot guarantee that other operators will conduct their operations so as to avoid transmitting any signals that would cause harmful interference to the signals that we, or our customers, transmit.

        Under the ITU's rules and our authorization from the Dutch government, we must begin using our authorized orbital locations and frequencies within a fixed period of time. If we do not begin or reinstate use of a particular orbital location within the applicable deadline, we will lose our priority rights to use that orbital location and the location likely would become available for use by another satellite operator. For most of the orbital locations at which we have first-priority rights, the deadline for placing the orbital locations into use is December 2005.

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

        The satellite business is heavily regulated. In particular, we are subject to and need to comply with the laws and regulations of the European Union, The Netherlands, the United States and the national and local governments of other countries to, from, or within which we provide services. In addition, while many countries permit competition, some countries continue to have laws and regulations that may impede or prohibit foreign service providers from entering their markets. These laws and regulations may affect our ability to use frequencies and to provide satellite capacity and some or all satellite-based services in specific regions, or to particular types of customers in a given jurisdiction. In addition, the laws, regulations, and practices of some countries, including in some high-growth markets such as India, may make it harder for us to compete against a domestic or regional satellite system from that country.

        Obtaining and maintaining the required regulatory approvals involves significant time and expense. Our inability to obtain and maintain particular approvals may delay or prevent our ability to offer some or all of our services and adversely affect our revenues.

        Generally, once we have received a regulatory authorization, we need an additional authorization only if we introduce new services or place a new or replacement satellite into operation. However, countries may adopt new laws, policies or regulations, or change their interpretation of existing laws, policies or regulations, and these changes could occur at any time. Such changes may make it more difficult for us to obtain, maintain, or renew authorizations, cause our existing authorizations to be cancelled, require us to incur additional costs, or otherwise adversely affect our operations, revenues and profitability. Under our authorization to provide services in one of the countries from which we derive a material portion of our revenues, the government has reserved for itself the right to cancel our market access in the future. If our market access to this country were cancelled, it would adversely affect our revenues, backlog and profitability. In addition, our ability to provide services in India is subject, in certain cases, to governmental approvals and to a preference for India's national satellite operator, ISRO. ISRO plans to launch a new satellite later this year, which would compete with our satellites. If this satellite is placed into service, we anticipate it will be more difficult for us to sell certain services, especially Ku-band services, in India and to renew services we currently are providing.

Export control and embargo laws may preclude us from obtaining necessary satellites, parts or data or providing certain services in the future.

        U.S. companies and companies located in the United States must comply with U.S. export control laws in connection with any information, products, or materials that they provide to us relating to satellites, associated equipment and data and with the provision of related services. If these entities cannot or do not obtain the necessary export or re-export authorizations from the United States government, we must obtain such authorizations ourselves. It is possible that, in the future, they and we may not be able to obtain and maintain the necessary authorizations, or existing authorizations could be revoked.

        If our manufacturers and we cannot obtain and maintain the necessary authorizations, this failure could adversely affect our ability to:

  •
  procure new U.S.-manufactured satellites;

  •
  control our existing satellites;

  •
  acquire launch services;

  •
  obtain insurance and pursue our rights under insurance policies; or

  •
  conduct our satellite-related operations.

        We must comply with Dutch and E.U. embargo laws. In addition, some of our subsidiaries, employees and services are subject to the embargo laws of other jurisdictions, including the United States. This may adversely affect our ability to provide satellite-based services to entities in countries subject to an embargo.

        In addition, if we do not properly manage our internal compliance processes and were to violate U.S. export laws, the terms of an export authorization, or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil or criminal penalties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus are not historical facts and are "forward-looking statements" within the meaning of the U.S. federal securities laws. We intend that those statements be covered by the safe harbors created under those laws. Words such as "believes," "expects," "estimates," "may," "intends," "will," "should" or "anticipates" and similar expressions or their negatives identify forward-looking statements.

        Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated capital spending (including for future satellite procurements), our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions. Statements of that sort involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by any statements of that sort. These risks and uncertainties include, among other things:

  •
  the level and type of demand for our services and for the products and services provided by our customers to third parties, including the extent to which changes in demand and our competitive position as well as the creditworthiness of our customers may result in changes to our contractual backlog for future services and in pricing pressure and overcapacity in the markets in which we compete;

  •
  problems with respect to the construction, launch or in-orbit performance of our existing and future satellites, including possible future losses on satellites that are not fully covered by insurance, or with the performance of our ground-based facilities, including with the performance of our Satellite Operations Center;

  •
  our ability to attract sufficient funding to meet our future capital requirements;

  •
  competition and our competitiveness vis-à-vis other providers of satellite and ground-based services;

  •
  the pace and effects of industry consolidation;

  •
  the continued availability of insurance on commercially reasonable terms, and the effects of any insurance exclusions;

  •
  changing technology;

  •
  changes in our business strategy or development plans;

  •
  our ability to attract and retain qualified personnel;

  •
  worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;

  •
  control by the investment funds;

  •
  legal, regulatory, and tax developments, including changes in domestic and international government regulation; and

  •
  the other factors set forth under "Risk Factors."

        We caution you that the foregoing list of important factors is not exclusive. These risks and uncertainties could cause actual results to vary materially from future results indicated, expressed or implied in any forward-looking statements. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to update or revise publicly any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes are registered under the Securities Act, are not entitled to any registration rights that are applicable to the outstanding notes and are not subject to the liquidated damages provisions of the registration rights agreements applicable to the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2005 on an actual basis and on a pro forma basis after giving effect to the NSS IPO and the application of the net proceeds therefrom. The information in this table should be read in conjunction with "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2005
	Historical	Pro Forma
	(In millions)
Cash and cash equivalents	$32.0	$20.6

Debt:
Senior secured credit facilities(1)	$371.2	$228.6
Senior floating rate notes	160.0	160.0
Senior subordinated notes	125.0	125.0
Subordinated shareholder loans(2)	71.7	209.0

Total debt	727.9	722.6

Shareholders' equity (deficiency)
Common stock	0.0	0.0
Additional paid-in capital	13.5	13.5
Accumulated deficit	(13.4)	(21.0)
Accumulated other comprehensive income	0.6	0.6

Total shareholders' equity (deficiency)	0.7	(6.9)

Total capitalization	$728.6	$715.7

(1)
Consists of a $460.0 million term loan facility that matures in May 2011 and a $125.0 million revolving credit facility that matures in November 2010. In February 2005, we repaid $88.8 million of the term loan facility with proceeds from the refund of the NSS-8 milestone payments. Additionally, in May 2005, we repaid $142.6 million of the term loan facility with a portion of the net proceeds from the NSS IPO (provided to us by Holdings by way of an indirect loan) along with available cash-on-hand.

(2)
Reflects the outstanding balance of the Subordinated Shareholder PIK Loans and related accrued but unpaid interest at 11.5% per annum. In May 2005, we received $137.3 million of the net proceeds of the NSS IPO by way of an indirect loan. We used $131.2 million of the net proceeds, along with cash-on-hand, to repay a portion of our term facility as disclosed above and used the remaining $6.1 million to pay a termination fee to Blackstone Management Partners IV L.L.C. under the transaction and monitoring fee agreement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information for New Skies Satellites B.V. gives effect to the Transactions, the amended agreement for NSS-8, the NSS IPO and the application of the net proceeds therefrom.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of New Skies Satellites B.V., related notes thereto and other financial information appearing elsewhere in this prospectus, including "Selected Consolidated Historical Financial Data," "The Transactions," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The unaudited pro forma condensed consolidated balance sheet gives effect to the NSS IPO and the application of the net proceeds therefrom as if they had occurred on March 31, 2005. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and the three months ended March 31, 2005 give effect to the Transactions, the amended agreement for NSS-8, the NSS IPO and the application of the net proceeds therefrom as if they had occurred on January 1, 2004.

        The unaudited pro forma adjustments are based upon available information and certain assumptions described in the accompanying notes that we believe are reasonable. The actual financial position and results of operations of the Company may differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors, including the changes in operating results between the dates of the pro forma financial information and thereafter, as well as the factors discussed under "Risk Factors." We believe that the preliminary allocation of the purchase price resulting from the Transactions is reasonable. However, the amounts ultimately recorded based on the actual outcome of an independent valuation, expected to be finalized in the second quarter of 2005, may differ from those based on the preliminary purchase price allocation, which may have a material impact on our financial position and results of operations.

        The unaudited pro forma condensed consolidated statements of operations do not reflect certain one-time charges that we recorded in connection with the consummation of the NSS IPO. These one-time charges include (1) an approximately $5.8 million write-off of deferred financing fees associated with the repayment of a portion of our term loan facility with a portion of the NSS IPO proceeds and (2) a $6.1 million charge associated with the fee paid to Blackstone Management Partners IV L.L.C. in connection with the termination of the transaction and monitoring fee agreement.

        The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions, the amended agreement for NSS-8, the NSS IPO and the application of the net proceeds therefrom been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

New Skies Satellites B.V.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of March 31, 2005
	New Skies Satellites B.V. Historical	Offering Adjustments			New Skies Satellites B.V. Pro Forma
	(In millions)
Assets
Current assets
Cash and cash equivalents	$32.0		$(11.4)	(a)	$20.6
Trade receivables	37.8		—		37.8
Prepaid expenses and other assets	12.5		—		12.5

Total Current Assets	82.3		(11.4)	(a)	70.9

Communications, plant and other property	706.8		—		706.8
Deferred tax assets	16.8		2.2	(b)	19.0
Debt issuance costs and other assets	27.6		(5.8	)(a)	21.8
Restricted cash	30.0		—		30.0

TOTAL ASSETS	$863.5		$(15.0)		$848.5

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities
Accounts payable and accrued liabilities	$27.3	$			$27.3
Accrued interest	13.0		—		13.0
Income taxes payable	19.1		—		19.1
Deferred tax liabilities	10.0		(2.1	)(a)	7.9
Deferred revenues and other liabilities	21.8		—		21.8
Satellite performance incentives	5.8		—		5.8

Total current liabilities	97.0		(2.1)		94.9

Deferred revenues and other liabilities	8.5		—		8.5
Satellite performance incentives	29.4		—		29.4
Term loan facility	371.2		(142.6	)(a)	228.6
Fixed and floating rate notes	285.0		—		285.0
Subordinated shareholder loans	71.7		137.3	(a)(b)	209.0

Total liabilities	862.8		(7.4)		855.4

Shareholders' equity (deficiency)
Ordinary shares	0.0		—		0.0
Additional paid in capital	13.5		—		13.5
Accumulated deficit	(13.4)		(7.6	)(a)(b)	(21.0)
Accumulated other comprehensive income	0.6		—		0.6

Total shareholders' equity (deficiency)	0.7		(7.6)		(6.9)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)	$863.5		$(15.0)		$848.5

(a)
Reflects the repayment of $142.6 million of the term loan facility using $131.2 million of the NSS IPO net proceeds (provided by Holdings by way of an indirect loan) along with the available cash-on-hand of $11.4 million, and the related write-off of deferred financing fees of $5.8 million.

(b)
Reflects the $6.1 million charge associated with the fee paid to Blackstone Management Partners IV L.L.C. in connection with the termination of the transaction and monitoring fee agreement. The funds used to pay the termination fee were provided by Holdings by way of an indirect loan from the net proceeds of the NSS IPO.

New Skies Satellites B.V.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004

	Predecessor	Successor
	Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004	Transactions Adjustments		Other Adjustments		Offering Adjustments		New Skies Satellites B.V. Pro Forma
	(In millions)
Revenues from telecommunication services	$175.4	$35.3	$—		$—		$—		$210.7
Operating expenses:
Cost of operations	45.4	10.9	—		—		—		56.3
Selling, general and administrative	35.8	18.0	2.3	(a)	—		(2.5	)(f)	53.6
Transaction related expenses	26.4	—	—		—		—		26.4
Depreciation	86.4	16.0	(5.5	)(b)	—		—		96.9

Total Operating Expenses	194.0	44.9	(3.2)		—		(2.5)		233.2

Gain arising on frequency coordination	32.0	—	—		—		—		32.0

Operating Income	13.4	(9.6)	3.2		—		2.5		9.5

Interest expense, net	1.4	9.8	47.1	(c)	(5.4	)(e)	9.0	(g)	61.9

Income (Loss) Before Income Tax Expense (benefit)	12.0	(19.4)	(43.9)		5.4		(6.5)		(52.4)
Income tax expense (benefit)	4.3	(5.8)	(15.8	)(d)	1.9	(d)	(2.3	)(d)	(17.7)

Net Income (Loss)	$7.7	$(13.6)	$(28.1)		$3.5		$(4.2)		$(34.7)

See notes to unaudited pro forma condensed statement of operations

New Skies Satellites B.V.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2005

	New Skies Satellites B.V. Historical	Other Adjustments		Offering Adjustments		New Skies Satellites B.V. Pro Forma
	(In millions)
Revenues from telecommunication services	$58.2	$—		$—		$58.2
Operating expenses:
Cost of operations	11.0	—		—		11.0
Selling, general and administrative	14.3	—		(0.4	)(f)	13.9
Depreciation	23.5	—		—		23.5

Total Operating Expenses	48.8	—		(0.4)		48.4

Gain arising on frequency coordination	10.0	—		—		10.0

Operating Income	19.4	—		0.4		19.8
Interest expense, net	19.1	(1.8)	(e)	(1.9	)(g)	19.2

Income Before Income Tax Expense	0.3	1.8		(1.5)		0.6
Income tax expense	0.1	0.6	(d)	(0.5)	(d)	0.2

Net Income	$0.2	$1.2		$(1.0)		$0.4

See notes to unaudited pro forma condensed statement of operations

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(a)
Reflects the adjustment relating to the annual monitoring fee paid to Blackstone Management Partners IV L.L.C. pursuant to the transaction and monitoring fee agreement.

(b)
Reflects the adjustment to depreciation for purchase accounting adjustments to long-term assets, as the preliminary estimated fair value of the assets acquired is less than the predecessor's historical carrying value.

(c)
The pro forma adjustment to interest expense, net, reflects interest expense and amortization of deferred financing fees related to: (i) the $460.0 million term loan facility, (ii) the outstanding $160.0 million senior floating rate notes, (iii) the outstanding $125.0 million senior subordinated notes, (iv) borrowings under the $125.0 million revolving credit facility and (v) the commitment fee on the undrawn portion of the $125.0 million revolving credit facility.

        The components of this adjustment to interest expense, net, are as follows:

Year ended December 31, 2004
(In millions)
Revolving credit facility	$3.6
Term loan facility	19.3
Senior floating rate notes	10.5
Senior subordinated notes	11.4
Subordinated shareholder PIK loan	17.6

Interest cost—new debt issuances	62.4

Capitalized interest (construction-in-progress)	(9.1)
Amortization of deferred financing fees—new debt issuances	5.0

Total pro forma interest expense	58.3
Less historical interest expense	(11.2)

Net adjustment to interest expense	$47.1

For borrowings with variable rates, we utilized the actual historic interest rates prevailing during the periods presented. For the year ended December 31, 2004, a 0.125% change in the interest rates on the debt issuances would change annual pro forma interest expense by approximately $0.3 million, $0.2 million and $0.1 million, on the $460.0 million term loan facility, $160.0 million outstanding senior floating rate notes and $125.0 million revolving credit facility, respectively. The estimated weighted average interest rate of the borrowings was approximately 6.9% and 7.1% for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

(d)
Represents the tax effect of the pro forma adjustments, calculated using a 36% effective rate.

(e)
Represents the reduction of interest expense related to the repayment of $88.8 million of the term loan facility and the $88.5 million distribution to the investment funds and management (thereby reducing the outstanding balance of our subordinated shareholder loans) with proceeds from the refund of milestone construction payments under the amended agreement for NSS-8, along with cash-on-hand, partially offset by the elimination of capitalized interest applicable to the refunded milestone payments.

(f)
Reflects the adjustment for the elimination of the charge related to the monitoring fee paid to Blackstone Management Partners IV L.L.C. for management advisory services, which fee commenced in connection with the Transactions, since the transaction and monitoring agreement was terminated in connection with the NSS IPO. Subsequent to the termination of this agreement, it is assumed that these services will be performed by company management at no incremental cost.

(g)
Represents the reduction of interest expense as a result of the repayment of $142.6 million of the term loan facility with a portion of the NSS IPO net proceeds (provided by way of an indirect loan from Holdings), along with cash-on-hand, offset by an increase in interest expense attributable to the $137.2 million increase in subordinated shareholder loans.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The selected consolidated historical financial data as of December 31, 2003 and 2004, for the years ended December 31, 2002 and 2003, for the period January 1, 2004 to November 1, 2004 and for the period November 2, 2004 to December 31, 2004 have been derived from our audited consolidated historical financial statements included elsewhere in this prospectus. Prior to the Transactions, the financial position and results of operations are those of the predecessor (New Skies Satellites N.V.). Following the Transactions, the financial position and results of operations are those of the successor (New Skies Satellites B.V.). New Skies Satellites B.V. is a recently formed company which did not have any assets, liabilities or results of operations prior to the Transactions. The selected consolidated historical financial data as of December 31, 2000, 2001 and 2002 and for the years ended December 31, 2000 and 2001 have been derived from the audited consolidated historical financial statements of New Skies Satellites N.V. which are not included elsewhere in this prospectus.

        The selected consolidated historical financial data as of March 31, 2005 and for each of the three month periods ended March 31, 2004 and 2005 were derived from our unaudited consolidated historical financial statements and related notes included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are of a normal recurring nature, that we consider necessary for a fair statement of our consolidated financial position and results of operations for the interim periods presented. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

        The selected consolidated historical financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

							Predecessor	Successor
	Predecessor					Successor
							Three Months Ended March 31,
	Year Ended December 31,				January 1, 2004 through November 1, 2004	November 2, 2004 through December 31, 2004
	2000(1)	2001	2002	2003			2004	2005
	(In millions, except ratios)
Statement of Operations Data:
Revenues from telecommunication services	$198.3 (2)	$209.0	$200.5	$214.9	$175.4	$35.3	$51.9	$58.2
Operating expenses:
Cost of operations	47.0	51.5	50.7	53.2	45.4	10.9	13.8	11.0
Selling, general and administrative	34.8	38.7	39.5	42.1	35.8	18.0	11.7	14.3
Transaction related expenses	—	—	—	—	26.4	—	—	—
Depreciation	69.9	75.4	80.6	99.9	86.4	16.0	25.9	23.5

Total operating expenses	151.7	165.6	170.8	195.2	194.0	44.9	51.4	48.8

Gain arising on frequency coordination(3)	—	—	—	—	32.0	—	—	10.0

Operating income (loss)	46.6	43.4	29.7	19.7	13.4	(9.6)	0.5	19.4
Interest expense (income) and other, net	(2.6)	(9.0)	0.5	1.2	1.4	9.8	0.3	19.1

Income (loss) before income tax expense (benefit)	49.2	52.4	29.2	18.5	12.0	(19.4)	0.2	0.3
Income tax expense (benefit)	17.5	19.3	10.5	6.7	4.3	(5.8)	0.1	0.1

Income (loss) before cumulative effect of change in accounting principle	31.7	33.1	18.7	11.8	7.7	(13.6)	0.1	0.2
Cumulative effect of change in accounting principle, relating to goodwill, net of taxes(4)	—	—	(23.4)	—	—	—	—	—

Net income (loss)	$31.7	$33.1	$(4.7)	$11.8	$7.7	$(13.6)	$0.1	$0.2

Statement of Cash Flow Data:
Net cash provided by operating activities	$117.9	$130.7	$113.0	$109.8	$111.2	$30.0	$29.6	$37.6
Net cash provided by (used in) investing activities	(148.9)	(222.7)	(231.4)	(43.5)	(7.7)	(866.1)	(2.2)	135.5
Net cash provided by (used in) financing activities	230.5	(2.5)	(11.7)	(51.9)	(6.4)	873.7	(1.2)	(179.0)
Balance Sheet Data (end of year):
Cash and cash equivalents	$232.9	$138.3	$8.3	$23.3	n/a	$38.0	n/a	$32.0
Total current assets	287.3	189.4	58.5	79.9	n/a	84.9	n/a	82.3
Communications, plant and other property	685.4	886.2	1,058.1	1,026.6	n/a	895.9	n/a	706.8
Total assets	1,064.6	1,109.8	1,128.0	1,115.8	n/a	1,030.7	n/a	863.5
Total debt(5)	—	—	10.0	—	n/a	900.9	n/a	727.9
Total liabilities	59.0	72.6	109.0	114.0	n/a	1,033.6	n/a	862.8
Total shareholders' equity (deficiency)	1,005.6	1,037.2	1,019.0	1,001.8	n/a	(2.9)	n/a	0.7
Other Data:
Ratio of earnings to fixed charges(6)	12.2x	23.5x	11.9x	5.7x	4.8x	—	—	—

(1)
Includes results of operations for New Skies Networks Pty Ltd. for the nine-month period from March 31, 2000 (the date of acquisition) to December 31, 2000.

(2)
Includes a one-time contract termination payment received in 2000 that resulted in a net positive impact to revenues of $19.7 million.

(3)
Relates to a one-time payment from Intelsat LLC of $32.0 million in 2004 and a one-time payment from SES Global affiliates of $10.0 million in 2005 following the successful resolution of certain longstanding frequency coordination matters.

(4)
As of January 1, 2002, we adopted SFAS No. 142. This standard eliminates goodwill amortization from the consolidated statement of operations and requires an evaluation of goodwill for impairment upon adoption of this standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. Upon adoption of SFAS No. 142, we performed a transitional impairment test on the goodwill resulting from the purchase of New Skies Networks Pty Ltd. in March 2000. As a result of this impairment test, we recorded an impairment charge of $23.4 million, which is classified as a cumulative effect of a change in accounting principle.

(5)
Total debt is calculated as the sum of long-term and short-term third-party debt (including borrowings under the senior secured credit facilities and fixed and floating rate notes) and the Subordinated Shareholder PIK Loans. Total debt does not include short-term and long-term satellite performance incentives, which liabilities are contingent and were $36.9 million and $35.3 million at December 31, 2004 and March 31, 2005, respectively.

(6)
For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before income tax expense (benefit) and cumulative effect of a change in accounting principle plus fixed charges less capitalized interest. Fixed charges consist of interest costs on all indebtedness (including amortization of financing costs) plus one-third of rent expense which management believes is representative of the interest component of rent expense. Our earnings were insufficient to cover our fixed charges by approximately $21.4 million, $0.2 million and $1.5 million for the period from November 2, 2004 to December 31, 2004, the three months ended March 31, 2004 and the three months ended March 31, 2005, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes included elsewhere in this prospectus. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements," and "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

The Transactions, the NSS IPO and the Reorganization

        On June 5, 2004, we and Neptune One Holdings Ltd., which were owned by the investment funds, entered into a definitive transaction agreement with Seller, providing for our acquisition of substantially all of Seller's assets (including the shares of all of Seller's subsidiaries), and the assumption of substantially all of Seller's liabilities, for an aggregate purchase price of $982.8 million, including direct acquisition costs. In connection with the Acquisition, the investment funds contributed $153.0 million in the form of preferred equity certificates, $8.5 million in the form of convertible preferred equity certificates and $1.5 million of equity to New Skies Investments S.a.r.l. New Skies Investments S.a.r.l. subsequently loaned $153.0 million and contributed $10.0 million of equity to New Skies Holding B.V., our direct parent. New Skies Holding B.V. then loaned $153.0 million and contributed $10.0 million of equity to us. In addition, we entered into senior secured credit facilities, consisting of a $460.0 million term loan facility and a $75.0 million revolving credit facility, issued our outstanding $160.0 million aggregate principal amount of senior floating rate notes and issued our outstanding $125.0 million aggregate principal amount of senior subordinated notes. On November 2, 2004, pursuant to the terms of the transaction agreement, the investment funds completed the Acquisition and became owners of 100% of New Skies Investments S.a.r.l., New Skies Holding B.V. and us. We also assumed all of the rights and obligations of Neptune One Holdings Ltd. in connection with the Acquisition. We now own and operate the business of Seller, including its direct and indirect subsidiaries. Seller is in liquidation as of November 3, 2004.

        On May 13, 2005, Holdings, which is our ultimate parent company, completed an initial public offering of approximately 39% of its shares of its common stock. The principal asset of Holdings, which is a holding company and has no direct operations, is its equity interest in us.

        Holdings provided us with $137.3 million of the NSS IPO net proceeds by way of an indirect loan. We used $131.2 million of these funds, together with $11.4 million of cash-on-hand, to repay $142.6 million of our term loan facility and the remaining $6.1 million of these funds to pay a fee to Blackstone Management Partners IV L.L.C. in connection with the termination of the transaction and monitoring fee agreement. Holdings also used approximately $70.8 million of the NSS IPO net proceeds to pay a dividend to the investment funds and our employees. The board of directors of Holdings has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to its shareholders. In connection with the NSS IPO, we have amended our senior secured credit facilities to, among other things, permit greater flexibility to pay dividends to Holdings' shareholders. See "Description of Other Indebtedness—Senior Secured Credit Facilities."

        Prior to the consummation of the NSS IPO, we completed an internal restructuring pursuant to which the investment funds and management contributed 100% of the equity and preferred equity certificates of New Skies Investments S.a.r.l. to Holdings. Due to this Reorganization, the investment funds and management became owners of 100% of the equity of Holdings. As a result, New Skies

Investments S.a.r.l., New Skies Holding B.V. and we became indirect wholly-owned subsidiaries of Holdings.

Management Overview

        We are a global satellite communications company that owns and operates five in-orbit satellites and has one additional satellite under construction. We provide satellite-based transponder capacity for the transmission of data services, video services, Internet-related services and voice services. We also offer ground-based services in conjunction with our satellite capacity in order to provide our customers with end-to-end communications services for certain applications.

        The business climate over the course of the year ended December 31, 2004 was difficult. This, combined with the fact that we concluded a number of multi-transponder agreements during this period (which typically are priced at a lower rate per-unit than non-multi-transponder agreements), caused average new business prices per 36 MHz-equivalent transponder per year to decline to $1.2 million in the year ended December 31, 2004 from $1.4 million in the same period in 2003. Our level of contractual backlog was $557.6 million at March 31, 2005, compared to $645.5 million at March 31, 2004, due in large part to our termination of two long-term service agreements with Data Access and Comision Nacional de Comunicaciones for non-performance in the fourth quarter of 2004.

Revenues

        We earn revenues by providing transponder capacity, or a combination of transponder capacity and terrestrial facilities and services, to customers around the globe to allow them to transmit and receive signals using our satellites. We currently provide transponder capacity on both a fixed term and occasional use basis. For the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005, we derived our telecommunication services revenues (based on the billing addresses of our customers) from the following geographic regions:

	Year Ended December 31,
Region				Three Months Ended March 31, 2005(2)
	2002(1)	2003	2004
North America	37%	36%	35%	40%
Europe	24	22	21	20
India, Middle East and Africa	18	21	22	19
Latin America	13	13	13	12
Asia Pacific	8	8	9	9

Total	100%	100%	100%	100%

    (1)
    Certain amounts reported in 2002 have been reclassified between geographical regions to conform with our current year presentation.

    (2)
    Reflects revenues from Intelsat restoration services (shown within North America) and excludes the net impact of one-off payments received in the first quarter of approximately $1.7 million.

        Generally, the region within which a customer purchases services provides a reasonable indication for the location where the services are used. However, some of our customers may purchase capacity to provide services outside of their home country and, as a result, this distribution may not reflect actual traffic flow on our satellites. Based on our analysis of market trends, we believe that we will continue to experience geographic diversity of our revenues going forward.

        The table below presents our estimate, based on our analysis of information provided by our customers, of the percentage of our revenues from telecommunication services for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005 that were attributable to each of the three broad categories of content for which our customers used our services: data and voice transmissions for government and corporate communications networks and international carriers; video transmissions for broadcasting, cable, and other entertainment media; and the transmission of Internet content for Internet service providers and others.

	Year Ended December 31,
Services				Three Months Ended March 31, 2005
	2002	2003	2004
Data and voice services	32%	43%	47%	55%
Video services	41	37	35	34
IP	27	20	18	11

Total	100%	100%	100%	100%

        As the table above shows, our revenues continued to be balanced across these three categories of demand. Data and voice transmissions represented our largest source of revenues in 2004, followed by video services. Internet access services and other Internet-related services accounted for the remainder of our revenues.

        Over the past several years, data and voice services have contributed a significant and growing portion of our revenues, increasing from 32% of total revenues in 2002 to 47% in 2004 and 55% for the three months ended March 31, 2005. Based upon input provided by our customers and market information, we believe this increase reflects, in large part, growing demand for commercial data and voice services by governmental entities. Information from customers' traffic patterns and market data indicate that this continued to be true during 2004 and the first quarter of 2005, and was in part—but not exclusively—a result of the conflict in the Middle East. Based on an analysis of information provided by our customers, we estimate that during 2004 and the first three months of 2005 we derived approximately 27% and 31%, respectively, of our revenues from services to customers where the ultimate end user was a governmental entity.

        Demand from government users and from new providers of data and voice services has helped to counter-balance the general trend toward the use of fiber optic networks for certain services, such as point-to-point data and voice services. In 2004, we saw continued growth in demand for our data and voice services overall.

        Our video business has continued to expand based on the overall number of 36MHz equivalent transponders used to carry video traffic and television channels carried on our satellites. On March 31, 2005, we estimate there were 456 video channels transmitted on our satellites. This reflects an increase of 193 video channels over the 263 channels we estimate were carried as of March 31, 2004. NSS-6 accounted for the majority of this growth. We estimate that we grew the number of channels on NSS-6 from 31 on March 31, 2004 to 157 on March 31, 2005. Moreover, we believe that all of the video channels carried on our satellites on March 31, 2005 were digital, which means that we do not face the risk of declining transponder demand from our current customers due to the industry-wide transition from analog signals (which take more satellite capacity to transmit television channels) to digital signals (which take less satellite capacity to transmit television channels).

Revenue Drivers

        The primary drivers of our revenues are (1) the supply of capacity capable of providing customers' desired communications links, (2) the overall level of demand for that capacity and (3) the prices that we are able to charge for our capacity which is a function of supply and demand.

Supply

        The supply of suitable capacity is driven by a number of factors including the availability of (1) the orbital locations and radio frequencies used by commercial satellites, (2) unused satellite capacity in orbit, (3) the launch of new satellites, (4) the retirement of existing satellites, either after a failure or at the end of their lives, and (5) the suitability of fiber optic networks and other ground-based services to provide a substitute for satellite capacity.

        Generally, both we and our competitors build and launch new satellites to replace existing satellites and to provide new geographic or frequency coverage. Over the last five years, the industry has deployed more satellite capacity than required by its customers, and, as a consequence, the average utilization of satellites has been reduced. When we launch satellites, we try to mitigate the risk of under-utilization by selling the capacity of a new satellite to customers before it is launched and by procuring new satellites only when we have a sound business case to do so. We also try to design our new satellites with better performance characteristics and greater flexibility than our competitors' satellites, including the technical ability to allocate available capacity to different markets in a dynamic manner as demand patterns shift over time. In addition, to the extent possible, we endeavor to focus our new capacity on regions and communications routes with high demand.

        We also try to enhance the attractiveness of our satellites in other ways, such as through the creation of a "neighborhood." For several types of services transmitted via satellite, including for example video distribution, occasional use video services, and business news services, if a satellite carries content that is in high demand, then an increasing number of ground-based receiving antennas will be dedicated to that particular satellite to receive the popular signals. If many installed antennas are capable of receiving signals from the satellite, then the satellite has created a "neighborhood" that is desirable to other entities transmitting similar content, because a large number of their potential customers already have antennas dedicated to that satellite. Accordingly, the remaining available capacity on the satellite that can serve the neighborhood becomes more desirable to the satellite operator's customers and prospective customers.

        Over the past few years, commercial satellite operators have tended to slow or halt their expansion plans in the face of lower utilization in many regional and transregional markets. However, because satellites take roughly three years to procure, build and launch, new satellites are still being launched, including into regions with sufficient or excess supply. In addition, regional and national satellite operators may continue to launch new satellites, which could compete with our satellites, and may not change their plans in response to economic conditions. Analysts predict that worldwide asset utilization will trough in 2005 and increase thereafter due to three factors: (1) a reduction in the launch of new capacity, (2) operators' decisions not to replace satellites as they reach the end of their lives and (3) steadily increasing unit demand. The introduction of new capacity, particularly in light of current relatively low industry asset utilization, could continue to place downward pressure on pricing and/or result in a slower uptake on the capacity we are offering.

        In certain regional and trans-regional markets, ground-based networks, particularly fiber optic networks, provide a more cost-effective alternative for certain types of applications, such as "point-to-point" transmissions, than satellite capacity. Capacity on these ground-based networks and capacity on a satellite system, however, are not perfect substitutes. For example, a wired ground-based network can only transmit a signal along the route that it physically travels, which we call "point-to-point" connectivity. A satellite network has the advantage of being able to connect multiple points with a single transmission because satellites, in essence, "blanket" an entire coverage area with their signal, which we call "point-to-multipoint" or "broadcast" coverage.

        We try to avoid competing with ground-based services by focusing on services (particularly "point-to-multipoint" or broadcast services) where satellites have a competitive advantage and in regions where such ground-based services are often not available. In addition, we seek to provide services to customers who desire a combination of ground-based and satellite services, for back-up or other reasons.

Demand

        Demand is primarily driven by economic and regulatory conditions, both generally and within a particular geographic area or product/service market. Economic growth leads to increases in television audience sizes, higher disposable incomes and greater advertising expenditures. These, in turn, lead to greater demand for video programming and a corresponding increase in demand for satellite capacity to transmit that programming. Similarly, increased personal computer use may increase demand for Internet access and other Internet-related services provided by local Internet service providers, which then need to purchase more capacity to transmit their data. Demand for other applications, such as private communications networks used by businesses, is also driven by general economic conditions.

        Another key driver of demand for capacity is regulatory access to new and existing markets. Over time, many (although not all) regulators are easing the restrictions that historically had denied or limited the ability of non-domestic satellite operators to provide services in a market. In addition, many regulators are also liberalizing their non-satellite communications markets, for example by allowing new fixed or mobile telephone companies or Internet service providers to compete, by deregulating price controls that affect these services or by allowing companies to provide new types of services, such as DTH television. As communications markets are liberalized, competition generally increases, with two consequences. First, the new competitors desire capacity upon which to establish their new networks and provide their services. Second, competition tends to place downward pressure on end-user prices; as prices decline, a larger number of customers in the newly liberalized markets are able to afford communications services. Declining retail prices and increased competition, moreover, may encourage consumers to demand improved access to, and a broader selection of, telecommunications and video services. Governments may also affect demand in other ways, for example by requiring service providers to incorporate new technologies (such as high-definition television, which requires more satellite capacity to transmit than traditional television) into their service offerings. In addition, both governments and industry can promote the development of technological standards, which allow for the mass production of content and equipment and, thereby, promote the broader availability of such content and equipment at lower prices.

        Demand also can be driven by events of a shorter-term nature, such as major sporting events (for example, the Olympics or World Cup) or events of a newsworthy nature such as the conflict in the Middle East.

        Overall demand for video services is continuing to grow, particularly in parts of Asia, Africa, and on the Indian subcontinent. These areas generally are underserved with video content relative to developed video markets, such as those in Europe, North America and Latin America. Our ability to capture this demand will depend on the customers' technical requirements, whether one of our satellites covers the geographic service region, the relative attractiveness of our pricing, and other competitive considerations. In some markets, including India, regulatory restrictions on market access by foreign satellite operators may also affect our ability to maintain or capture video demand. Moreover, there are a limited number of opportunities to secure business from providers of DTH services, since generally any market can sustain only one or two such services and each service tends to be carried in its entirety over a single satellite system. Demand for satellite capacity to transmit video signals will also increase as new high-definition television services are introduced, since it takes a greater amount of satellite capacity to transmit a high-definition television service than a traditional television service.

        According to industry analysts, government users are believed to have spent over $750 million on satellite services in 2004, up from approximately $650 million in 2003. The U.S. government is estimated to account for approximately three-fourths of this spending. Studies also project that the government services market will continue to expand in the coming years, with the U.S. government and non-U.S. government market segments growing at a compounded annual growth rate of 7% and 18%, respectively over the 2003-2008 period. Governmental customers and the resellers that serve them, moreover, generally are attractive customers for other reasons, including their creditworthiness and the recurring nature of their business. During 2004 and the first quarter of 2005, we saw increased competition in the government services market, changes in the ownership or business strategy of our customers who provide satellite services to government users, and developments that may lead to changes in the procurement processes used by governments or the prices they are willing to pay for these services. In particular, in 2004, our largest customer, COMSAT General Corporation, a reseller of satellite services to the U.S. government, was purchased by one of our competitors. Notwithstanding Intelsat, Ltd.'s purchase of COMSAT General Corporation, we believe that we remain an attractive service provider to the U.S. government and will continue to be able to compete successfully in the government services market. In addition, in connection with Intelsat, Ltd.'s purchase of COMSAT General Corporation and in order to preserve the diversity of suppliers to the U.S. government, we entered into an agreement with Intelsat, Ltd. under which we agreed to continue to provide, and Intelsat, Ltd. agreed to continue to procure from us, satellite capacity for services to COMSAT General Corporation for certain U.S. government-related contracts using our satellites. The agreement is for a two-year term, beginning on the date of the closing of the Intelsat, Ltd. purchase in October 2004, and covers all renewals of contracts pursuant to which we supplied COMSAT General Corporation with capacity as of the date of the closing. Also, the U.S. Department of Defense announced an effort to revise its approach for procuring commercial satellite capacity that could result in downward pricing pressure over time for U.S. government services.

Pricing

        Various market forces, which can differ by region, affect pricing of transponder capacity. We sell our available capacity at prevailing market prices, which vary with the connectivity and neighborhood, the amount of capacity required, the type of service, the technical characteristics of the capacity we are offering, the duration of the service under contract and the supply of comparable capacity. In general, we price contracts of shorter duration and for less capacity on a higher cost-per-unit basis than contracts of longer duration and for more capacity. Pricing determines the extent to which increasing unit demand translates into revenue growth.

Effects of Revenue Drivers on New Skies

        Our results during 2004 and the first quarter of 2005 reflected our continued additional sales of our available capacity. We believe that our new satellites are commercially attractive, given their relatively high power levels (higher power levels can improve the quality of a customer's service and can make it possible to transmit larger amounts of information and/or use smaller sized ground antennas), attractive geographic coverage, and flexibility that allow us to allocate and reallocate capacity over time to areas in which demand exists.

        For new contracts entered into in 2004, our average rate per transponder per year (expressed in 36 MHz units) was $1.2 million, as compared to $1.4 million in 2003, which reflected the challenging market for satellite services during 2004. This continued a trend that began in 2003 where, for the year ended December 31, 2003, our average rate per transponder per year declined to $1.4 million per 36 MHz transponder equivalent from $1.5 million for the year ended December 31, 2002. Due to the decline in our average rates for new business during 2004, our 2004 revenues were slightly lower than our 2003 revenues. For new contracts entered into in the first quarter of 2005, our average rate per transponder increased to $1.3 million, as compared to $1.2 million in the fourth quarter of 2004, and was in line with the $1.3 million recorded in the first quarter of 2004.

        At present we have plans to launch one additional satellite, NSS-8, which we currently project will enter commercial service in mid-2006. Once NSS-8 enters commercial service, it will grow our total transponder capacity for sale by 28%, which we believe will allow us to increase our revenues.

        The average duration of the new agreements we signed in 2004 and the first quarter of 2005 was two years, in line with the average duration of all of our customer agreements. Average contract durations typically vary by service type. Among the market segments that we serve, video and some data and voice customers tend to enter into multi-year contracts, while many data and voice customers, and most Internet-related services customers, tend to prefer shorter-term contracts. Prior to 1999, the majority of our contracts were for video transmission and generally had an average duration of five years. Since 1999, we have increased the number of contracts for the transmission of data and voice services, including government services, and Internet-related content. Government users in particular typically sign only one-year agreements. We therefore have seen a decline in average contract duration as our data and voice services, including government services, revenues have grown as a percentage of our total revenues.

        We currently provide transponder capacity on both fixed-term and occasional use bases. We typically recognize telecommunications revenue on a straight-line basis over the period during which satellite services are provided.

        We continue to market and sell multi-year contracts in order to provide greater stability and certainty regarding our revenues going forward. In particular, such sales allow us to maintain a level of future contractual service commitments, or backlog, that enables us to enter each year with a significant portion of that year's revenues already secured. For example, at December 31, 2004, we had a contractual backlog for future services of $517.0 million, of which $166.9 million is contracted for receipt in the twelve-month period ending December 31, 2005. See "—Backlog."

        In 2004, we terminated certain agreements with a significant customer, Data Access, for nonperformance. Revenues generated from this customer totaled $6.7 million in 2004. We believe that due to our ability to re-market the capacities returned or through the sale of our remaining capacity available for sale, the loss of this customer will not have a material impact on our operating results on a going-forward basis. For example, in 2005 we entered into new customer agreements that, together, we expect will generate revenues in excess of that which we would otherwise have generated, in the near term, from Data Access.

Expenses

        Our ongoing operating expenses include our cost of operations, selling, general and administrative expenses and depreciation. Our cost of operations includes costs associated with:

  •
  tracking, telemetry, control and payload management operations for our satellites (which involve monitoring spacecraft signals; sending routine commands to control spacecraft operations; performing regular ranging measurements on each satellite and resolving spacecraft orbits; performing periodic maneuvers and other spacecraft operations; responding to anomalies as and when they arise; and monitoring the signals transmitted over our satellites for quality, troubleshooting and other purposes);

  •
  fiber optic and teleport services associated with the provision of bundled services;

  •
  in-orbit insurance for our satellites; and

  •
  the costs associated with our own operations and engineering infrastructure.

        Selling, general and administrative expenses include costs associated with:

  •
  our sales and marketing and administrative staff;

  •
  travel, office and occupancy costs; and

  •
  other related expenses.

        Depreciation includes the costs associated with the depreciation of communication, plant and other property, principally our satellites. Depreciation is our single largest expense. Because we depreciate our satellites on a straight-line basis over their anticipated useful lives, depreciation expense is generally constant from year to year unless we launch a satellite or a satellite reaches the end of its depreciable life. Depreciation of a satellite starts when it enters commercial service, which begins upon successful completion of in-orbit testing. NSS-6 entered commercial service in February 2003. Consequently, depreciation expense increased $2.5 million in 2004 primarily as a result of the full-year effect of NSS-6 depreciation.

        In-orbit insurance represents the cost to insure the unamortized cost of our satellites. While we continue to periodically review our insurance coverage arrangements, including the possibility of self-

insuring certain of our risks, to date we have elected to insure the entire net book value of our satellites, with the exception of performance incentives, as these are payable only to the extent that the satellite continues to operate successfully. While in recent years the trend has been for insurance premiums to rise, the annual reduction in insurable values as a consequence of the lower net book values of our satellites has caused overall premiums charged to remain constant, or even decrease, year-on-year. Our in-orbit insurance costs do rise, however, when a new satellite is launched and enters the in-orbit insurance program (other than NSS-8, whose net book value will be insured through a third-party contractual arrangement rather than through traditional insurance, although we may still choose to purchase supplemental insurance if we deem this coverage to be less comprehensive than our existing policies).

        We fully monitor and operate all of our satellites using our own tracking, telemetry and control facilities.

        We believe that we have achieved a critical mass with respect to our operations and staff, with the result that we do not anticipate significant increases in our operating expenses in the near term, except for the impact of any adverse change in the insurance markets on premiums paid for in-orbit insurance for our existing fleet, and additional third-party costs we incur to provide incremental bundled services to our customers. We consider the balance of our operations and sales infrastructure cost to represent a largely fixed cost.

        We are constructing one additional satellite, NSS-8, which we currently project will enter commercial service in mid-2006. This new satellite will further increase depreciation charges assuming it is successfully launched and placed into commercial service. If and when we add new satellites to our fleet, we will also incur additional costs for depreciation and any launch insurance and in-orbit insurance that we procure.

        While the ongoing business remains substantially unchanged, the Transactions, as previously discussed, have resulted in (1) additional debt being incurred, which will cause our interest expense to become correspondingly higher, (2) depreciation decreasing as a consequence of purchase accounting adjustments reducing the net book value of our long-lived assets to fair value and (3) an annual monitoring fee being incurred, the total amount of which was accelerated in connection with the NSS IPO. These items will have a consequential impact on the level of expenditures we incur on an ongoing basis.

Backlog

        We provide customers with satellite transponder capacity for contract periods varying from less than one year to 15 years. At March 31, 2005, we had a contractual backlog for future services of $557.6 million, with data/voice and video services representing 43% and 47% of this total, respectively, and the balance relating to Internet-related services. Of our $557.6 million of backlog as of March 31, 2005, approximately $148.2 million related to services to be delivered in the remainder of 2005, $116.8 million in 2006, $83.6 million in 2007, $57.2 million in 2008, $42.3 million in 2009 and $109.5 million in 2010 and thereafter. During the fourth quarter of 2004, we terminated two customers' long-term agreements for non-performance. As a result of these terminations, we reduced our backlog by $103.1 million. Outside of these two exceptional terminations, our historical termination rate for non-performance has been approximately 2% of the value of the then-current backlog. In addition, during 2004, we continued to experience a general downward trend in backlog due to shorter contract durations and lower average new business pricing. This is consistent with recent trends in the industry, in particular when the backlog impact of acquisitions is excluded.

        Of our $557.6 million backlog, which we do not recognize as revenue until we actually perform the services, approximately $512.2 million, or 92%, related to obligations provided under non-cancelable agreements. The remaining backlog relates to preemptible capacity contracts which we inherited from INTELSAT that have cancellation options, subject to the payment of a cancellation fee equal to 25% of the remaining amounts due under the contract by the customers. We cannot rule out the possibility we could face contract terminations arising in the normal course of business or as a result of other market forces.

        As of March 31, 2005, the average remaining duration of our backlog, based on a weighted average basis, was approximately five years. The average remaining duration of our contracts was approximately two years.

Critical Accounting Policies

        Our significant accounting policies are described fully in Note 3 to our audited consolidated financial statements included elsewhere in this prospectus. We consider a number of accounting policies to be critical to the understanding of our results of operations. These accounting policies relate to revenue recognition, our communications, plant and other property, impairment of long-lived assets, income taxes, goodwill and satellite performance incentives. Our preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Telecommunications revenue results from utilization charges that are recognized as revenue on a straight-line basis over the period during which the satellite services are provided. This revenue is recognized provided that collection of the related receivable is reasonably assured. We make estimates regarding the probability of collection based upon an evaluation of the customer's creditworthiness, the customer's payment history and other conditions or circumstances that may affect the likelihood of payment. When we have determined that the collection of payments for satellite utilization is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time that collection is believed to be reasonably assured or the payment is received. We also maintain an allowance for doubtful accounts for customers' receivables where the collection of these receivables is uncertain. If our estimate of the probability of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense. As we expand our customer base to include certain smaller entities, including newer entrants in the telecommunications marketplace and customers in emerging markets, the change in the mix of our customer base could result in larger write-offs of receivables or an increase in contractual defaults than we have experienced historically.

        We receive payments for satellite utilization charges from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the period during which the satellite services are provided.

Communications, Plant and Other Property

        Communications, plant and other property are carried at cost and consist primarily of the costs of spacecraft construction and launch, including capitalized performance incentive payments, launch insurance premiums, capitalized interest and costs directly associated with monitoring and support of spacecraft construction. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches are capitalized and amortized over the lives of the related satellites. Insurance policies procured for in-orbit operations are expensed as incurred. Satellite performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

        Communications, plant and other property are depreciated on a straight-line basis over their estimated useful lives. The depreciable lives of our satellites range from 12.5 years to 14 years. We make estimates of the useful lives of our satellites for depreciation purposes based upon an analysis of each satellite's performance, including its orbital design life and its estimated orbital maneuver life. The orbital design life of a satellite is the length of time that the satellite's hardware is required under the contract with the manufacturer to remain operational under normal operating conditions. In contrast, a satellite's orbital maneuver life is the length of time we project we will be able to continue to operate a satellite based on its remaining fuel level and fuel consumption rate.

Impairment of Long-Lived Assets

        Our long-lived assets, which are comprised primarily of our in-service satellite fleet, are tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Impairment can arise from complete failure or partial failure of the satellites as well as a change in expected cash flows. Such impairment tests are based on a comparison of estimated undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset value will be written down to fair value.

Income Taxes

        We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities and net operating loss carry-forwards using enacted rates. Valuation allowances are provided against assets that are not likely to be realized.

Goodwill

        The excess of the purchase price over the fair market value of net assets acquired is recorded as goodwill and is tested for impairment at least on an annual basis. As of January 1, 2002, we adopted SFAS No. 142. This statement eliminates goodwill amortization from the consolidated statements of operations and requires an evaluation of goodwill for impairment upon adoption of this statement, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. Upon adoption of SFAS No. 142, we performed a transitional impairment test on the goodwill resulting from the purchase of New Skies Networks Pty Ltd. As a result of this impairment test, we recorded an impairment charge of $23.4 million, which is classified as a cumulative effect of a change in accounting principle.

Satellite Performance Incentives

        Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as "satellite performance incentives." We are contractually obligated to make these payments, historically representing up to 8% of the cost of our existing satellites and 100% with respect to the NSS-8 satellite currently under construction, over the minimum, contractually obligated, orbital design lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of constructing these satellites and record a corresponding liability to the satellite manufacturers. This obligation is then reduced as the satellite performance incentive payments are made.

Results of Operations

        The table below shows, for the periods indicated, certain items in the consolidated statements of operations, as a percentage of revenues.

Statement of Operations Data as a Percentage of Revenues

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,				Three Months Ended March 31,
			Period from January 1, 2004 to November 1, 2004	Period from November 2, 2004 to December 31, 2004
	2002	2003			2004	2005
Revenues from telecommunications services	100%	100%	100%	100%	100%	100%

Operating expenses:
Cost of operations	25	25	26	31	27	19
Selling, general and administrative	20	20	21	51	22	25
Transaction related expenses	—	—	15	—	—	—
Depreciation	40	46	49	45	50	40

Total operating expenses	85	91	111	127	99	84
Gain arising on frequency coordination	—	—	(18)	—	—	(17)

Operating income (loss)	15	9	7	(27)	1	33

Interest expense, net	—	1	1	28	1	33
Income tax expense (benefit)	6	2	2	(16)	—	—
Income (loss) before cumulative effect of change in accounting principle	9	6	4	(39)	—	—
Cumulative effect of change in accounting principle	(11)	—	—	—	—	—
Net income (loss)	(2)	6	4	(39)	—	—

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

        Revenues.    Our revenues for the three month period ended March 31, 2005 were $58.2 million, an increase of $6.3 million, or 12%, as compared to $51.9 million for the same period in 2004. Our revenue growth was primarily due to an increase in our overall satellite fleet fill rate. As of March 31, 2005, our fleet fill rate was approximately 60% as compared to 48% as of March 31, 2004. Our increase in revenues was also partly due to the net impact of certain one-off events, including payments arising from early contract terminations. In total these events generated approximately $1.7 million of revenue in the quarter ended March 31, 2005, an increase of approximately $1.0 million relative to comparable payments received in the same quarter last year.

        Our average rate for new agreements entered into during the first quarter of 2005 was $1.3 million per annum per 36MHz equivalent transponder, in line with the same quarter last year, although our overall average rate (as opposed to our new business rate) did experience an approximate 5% decline for the twelve month period ended March 31, 2005 to $1.2 million per transponder per annum. This decline was partly a consequence of multi-transponder deals signed during this period, as they were priced at a lower rate (on a per-unit basis) than standard, non-multi-transponder agreements.

        Cost of operations.    Our cost of operations for the three month period ended March 31, 2005 decreased by $2.8 million, or 20%, to $11.0 million from $13.8 million for the same period in 2004. The decrease in our cost of operations resulted from a reduction of $1.5 million in the costs of providing bundled services, primarily achieved through reductions in the level of third-party satellite capacity procured, from a $0.7 million reduction in the cost of our in-orbit insurance and from $0.6 million of savings in engineering staff costs.

        Selling, general and administrative.    For the quarter ended March 31, 2005, our selling, general and administrative expenses increased $2.6 million, or 22%, to $14.3 million from $11.7 million in the same period in 2004. Our selling, general and administrative expenses for the first quarter of 2005 included a $3.5 million charge relating to stock-based compensation. This compares to $0.7 million in the same period last year. Other costs decreased by $0.2 million over the same period last year, despite year-on-year increases arising from staff merit increases of $0.4 million and management fees of $0.4 million. These increases were offset by savings arising from a reduction in headcount and from our continued focus on carefully managing our discretionary expenditures.

        Depreciation.    Depreciation expense decreased by $2.4 million, or 9%, to $23.5 million for the three month period ended March 31, 2005 from $25.9 million for the same period last year. The net decrease was primarily due to the $40.8 million revaluation of long-term assets that ocurred in connection with the Acquisition.

        Gain arising on frequency coordination.    In the first quarter of 2005, we received a one-time payment of $10.0 million from SES Global affiliates following the successful resolution of certain frequency coordination matters.

        Interest expense, net.    Interest expense for the quarter ended March 31, 2005 increased by $18.8 million to $19.1 million, compared to $0.3 million for the same period in 2004. This increase was due to the incurrence of new indebtedness used in the financing of the Acquisition.

        Income tax expense.    Our income tax expense for the quarter ended March 31, 2005 was $0.1 million, in-line with the same period in 2004.

        Our effective income tax rate for the quarter ended March 31, 2005 decreased to 33% as compared to 36% in the same period in 2004. The decrease in the effective tax rate was due to the reduction in the statutory rate of taxation in The Netherlands, our tax jurisdiction, from 34.5% to 31.5%.

Year Ended December 31, 2004 (Combined) Compared to Year Ended December 31, 2003

        Our results of operations for the period from January 1, 2004 to November 1, 2004 and the period from November 2, 2004 to December 31, 2004 are presented on a combined basis. Prior to the Transactions, the results of operations are those of the predecessor (New Skies Satellites N.V.). Following the Transactions, we continued the business operations of New Skies Satellites N.V., and accordingly, our results of operations are those of the successor (New Skies Satellites B.V.). We are a recently formed company which did not have results of operations prior to the Transactions. As such, we believe our combined results of operations for the year ended December 31, 2004 are comparable to the results of operations of the predecessor for the year ended December 31, 2003. Year-to-year changes in statement of operations line items that are directly attributable to the Acquisition are discussed in the relevant line items in the following discussion.

        Revenues.    Our total combined revenues for the year ended December 31, 2004 were $210.7 million, a decrease of $4.2 million or 2%, as compared to $214.9 million for 2003. The slight fall in revenues over 2003 reflected price compression resulting from difficult market conditions as well as competitive market pricing given to customers to enter into multi-transponder agreements. The average rate per transponder for contracts entered into in 2004 declined to $1.2 million from $1.4 million in the previous year.

        The decline in the average price per transponder was partially offset by an increase in the overall satellite fleet fill rate, defined as the number of our revenue-generating transponders (expressed in 36 MHz units) divided by our fleet-wide station-kept transponder capacity available for service (expressed in 36 MHz units). The fleet fill rate was 55% at December 31, 2004 as compared to 48% at December 31, 2003.

        Cost of operations.    Our cost of operations for 2004 increased by $3.1 million, or 6%, to $56.3 million from $53.2 million for 2003. The increase in our cost of operations primarily resulted from an increase in in-orbit insurance premiums of $2.9 million, which was attributable to the addition of NSS-6 and NSS-7 to the insurable asset base.

        Selling, general and administrative.    For 2004, our selling, general and administrative expenses increased $11.7 million, or 28%, to $53.8 million from $42.1 million for 2003. Selling, general and administrative expenses for 2004 included a $7.8 million charge relating to the termination of a customer contract and subsequent write-off of the associated accounts receivable balance for non-performance and $2.8 million relating to staff reductions.

        Transaction related expenses.    Transaction expenses directly incurred by New Skies Satellites N.V. in connection with the Acquisition were $26.4 million and were comprised primarily of $9.7 million related to financial advisory fees and expenses, $8.9 million related to legal and accounting fees and other third party services and $7.8 million related to the settlement of outstanding stock options and other bonuses.

        Depreciation.    Combined depreciation expense increased by $2.5 million, or 3%, to $102.4 million for 2004 from $99.9 million for 2003. The net increase was due to the commencement of service of NSS-6 in February 2003 and other equipment placed into service, offset in part by the decrease of $1.2 million resulting from the $40.8 million revaluation of long-term assets in connection with the Acquisition.

        Gain arising on frequency coordination.    In 2004, we received a one-time payment of $32.0 million from Intelsat LLC following the successful resolution of certain longstanding frequency coordination matters.

        Interest expense, net.    Interest expense for 2004 increased by $10.0 million to $11.2 million compared to $1.2 million for 2003. This increase was primarily due to the incurrence of new indebtedness used in the financing of the Acquisition.

        Income tax expense.    Our combined income tax benefit for 2004 was $1.4 million, a decrease of $8.1 million, as compared to income tax expense of $6.7 million for the prior year. The fluctuation in 2004 was due to the variance in our pre-tax income.

        Our annual effective income tax rate was reduced in 2004 as compared to 2003. The decrease in the effective tax rate was primarily due to the pre-tax loss incurred in the period from November 2, 2004 to December 31, 2004 for which we recorded a deferred tax asset for the net operating loss carryforward that arose during this period. Further, the decrease in the effective tax rate is also partly due to a future corporate income tax rate reduction in The Netherlands that was enacted in the fourth quarter of 2004. Future changes in the effective tax rate will be subject to several factors, including enacted tax laws, tax planning strategies and business profitability.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Revenues.    Our revenues for 2003 were $214.9 million, an increase of $14.4 million, or 7%, from $200.5 million for 2002. The increase for the year was principally the result of sales of additional capacity on the NSS-7 satellite, following the successful transition of service from the NSS-5 and NSS-K satellites in August 2002, and on the NSS-6 satellite, which became operational in February 2003. Our 2003 revenues also increased in part as a result of the rise in demand for satellite services driven by the Middle East conflict.

        Our satellite fleet fill rate was 48% at December 31, 2003 as compared to 67% at December 31, 2002. As the revenue growth in 2003 was primarily related to the sale of incremental capacity on our new satellites, the decrease in fill rates merely reflected the addition of the new capacity on NSS-7 and NSS-6. The average rate per transponder for contracts entered into in 2003 declined from $1.5 million in 2002 to $1.4 million in 2003 reflecting difficult market conditions as well as incentives given to customers to commence services on NSS-7 and NSS-6.

        Cost of operations.    Our cost of operations increased $2.5 million, or 5%, to $53.2 million for 2003 compared to $50.7 million for 2002, and as a percentage of revenues remained unchanged at 25%. In absolute terms, the net increase in our cost of operations reflected the increase in in-orbit insurance premiums of $3.1 million, of which $2.5 million was due to the addition of NSS-6 and NSS-7 to the insurable asset base and $0.6 million from higher insurance rates. This increase was offset in part by our success in managing our discretionary costs and by the reductions in our tracking, telemetry, control and payload management operations costs following the decommissioning of NSS-K in 2002 and NSS-513 in 2003.

        Selling, general and administrative.    Our selling, general and administrative expenses increased by $2.6 million, or 7%, to $42.1 million in 2003 from $39.5 million for 2002, and as a percentage of revenues remained unchanged at 20%. This net increase resulted from incremental costs arising from 2003 stock-based compensation awards and other staff costs, including staff merit increases. In 2003, stock-based compensation increased from $1.0 million in 2002 to $2.2 million in 2003. We adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), in 2003, which requires the recording of the fair value for all stock-based awards applying the prospective method as prescribed under SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Other non-personnel expenses, primarily those of a discretionary nature, were held at or below 2002 levels.

        Depreciation.    Our depreciation expense increased $19.3 million, or 24%, to $99.9 million for 2003 from $80.6 million for 2002. This increase was due to the commencement of service of NSS-6 in February 2003 along with the full year effect of NSS-7, which entered commercial service in August 2002.

        Interest expense, net.    Net interest expense for 2003 was $1.2 million, an increase of $0.7 million, compared to $0.5 million for 2002. The increase primarily arose from lower interest income in 2003, stemming both from lower cash balances and lower interest rates.

        Income tax expense.    Our income tax expense decreased $3.8 million, or 37%, to $6.7 million for 2003, from $10.5 million in 2002. The decrease was due primarily to the decrease in our pre-tax income.

        Cumulative effect of change in accounting principle relating to goodwill, net of taxes.    As of January 1, 2002, we adopted SFAS No. 142. This standard eliminates goodwill amortization from the consolidated statement of operations and requires an evaluation of goodwill for impairment upon adoption of this standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment.

        Upon adoption of SFAS No. 142, we performed a transitional impairment test on the goodwill resulting from the purchase of New Skies Networks Pty Ltd. in March 2000. As a result of this impairment test, which now requires the primary evaluation to be performed on a discounted cash flow basis, we recorded an impairment charge of $23.4 million, which is classified as a cumulative effect of a change in accounting principle.

Liquidity and Capital Resources

        Prior to the closing of the Transactions, our principal sources of funds were cash flow provided by operating activities and amounts available under an unsecured revolving credit facility. In connection with the Transactions, Seller terminated its previous credit facility and we entered into new senior secured credit facilities, consisting of a $460.0 million term loan facility and a $75.0 million revolving credit facility, issued our outstanding $160.0 million aggregate principal amount of senior floating rate notes and issued our outstanding $125.0 million aggregate principal amount of senior subordinated notes. As of March 31, 2005, on a pro forma basis after giving effect to the increase in the available revolving credit facility of $50.0 million, the NSS IPO and the application of net proceeds therefrom, we would have had outstanding $513.6 million in aggregate senior indebtedness, with an additional $125.0 million of available borrowings under our revolving credit facility (excluding outstanding letters of credit, which reduce the amount available under the revolving credit facility). Our liquidity requirements will be significant, primarily due to our debt service requirements and our expected dividend payments to our shareholder. We expect to make dividend payments of approximately $56.7 million per year.

        During the past several years, we made significant capital expenditures in order to renew and augment our satellite fleet. Having now launched NSS-7 and NSS-6 and placed these satellites into service, and in light of our amended agreement for NSS-8, we anticipate that we will not need to make significant additional capital investments until approximately 2010, when we will need to begin procuring replacement satellites. As discussed elsewhere in this prospectus, a satellite failure or an NSS-8 launch failure could require us to begin making these capital expenditures earlier. We anticipate that our 2005 capital expenditures will equal approximately $8.0 million to $10.0 million and will decline to approximately $4.0 million to $5.0 million annually thereafter until approximately 2010. The higher level of projected 2005 capital costs reflects the procurement of certain ground-based assets to be used in connection with NSS-8.

        We expect to fund our future liquidity needs with cash from operations, our cash and cash equivalents and amounts available under the revolving credit facility, subject to certain conditions. We expect that our liquidity requirements will arise principally from our need to:

  •
  pay dividends to our shareholder;

  •
  fund capital expenditures for the construction and launch of new satellites;

  •
  fund our debt service requirements;

  •
  fund working capital requirements;

  •
  expand our business organically; and

  •
  finance any acquisitions we may make.

	Predecessor				Predecessor	Successor
				Successor
	Years Ended December 31,				Three Months Ended March 31,
			Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004
	2002	2003			2004	2005
	(In millions)
Net cash provided by operating activities	$113.0	$109.8	$111.2	$30.0	$29.6	$37.6
Net cash (used in) provided by investing activities	(231.4)	(43.5)	(7.7)	(866.1)	(2.2)	135.5
Net cash (used in) provided by financing activities	(11.7)	(51.9)	(6.4)	873.7	(1.2)	(179.0)

        Net cash provided by operating activities totaled $113.0 million in 2002, $109.8 million in 2003, $111.2 million in the period January 1, 2004 to November 1, 2004, $30.0 million in the period November 2, 2004 to December 31, 2004, $29.6 million in the three months ended March 31, 2004 and $37.6 million in the three months ended March 31, 2005. We had cash and cash equivalents of approximately $32.0 million as of March 31, 2005 and net trade receivables of $37.8 million, of which $28.2 million, or approximately 75%, were current or less than 30 days overdue.

        Cash used in investing activities, primarily representing capital expenditures for satellite construction, launch contracts, launch insurance and other property, was mainly funded using cash flow provided by operating activities and, to the extent necessary, borrowings under the $300.0 million unsecured credit facility in the period to November 1, 2004 and the senior secured credit facilities for periods thereafter. Net cash provided by (used in) investing activities totaled ($231.4) million in 2002, ($43.5) million in 2003, ($7.7) million in the period from January 1, 2004 to November 1, 2004, ($866.1) million in the period November 2, 2004 to December 31, 2004, ($2.2) million in the three months ended March 31, 2004 and $135.5 million in the three months ended March 31, 2005. Cash used in investing activities for the period November 2, 2004 to December 31, 2004 included the acquisition of substantially all assets and liabilities of New Skies Satellites N.V. for $836.9 million net of cash acquired plus direct acquisition costs of approximately $24.8 million.

        We signed contracts with Lockheed Martin for the NSS-7 satellite in 1999 and the NSS-6 satellite in 2000, which were launched in April and December of 2002, respectively. We also signed a contract for a third satellite, NSS-8, with Boeing in March 2001. In January 2003, we amended this contract, reconfiguring the satellite for deployment in an established orbital location in the Indian Ocean region. In January 2005, we entered into an amended agreement for NSS-8, which (among other things) amended the satellite's contractual delivery deadline and the payment terms. Under the terms of the amended agreement, we received a refund of milestone construction payments made to date, including $30.0 million which will be held in escrow and applied to the purchase price of the satellite. The entire purchase price will be paid as satellite performance incentives, subject to satisfactory performance of the satellite during its contractual design life, and we have provided commercially reasonable security to Boeing with respect to unpaid incentives. We currently project that NSS-8 will be available to enter commercial service in mid-2006. With the near completion of our currently committed capital investment program, we anticipate a significant period of time without further large capital expenditures.

        On November 2, 2004, pursuant to the terms of the transaction agreement, the investment funds completed the Acquisition. In connection with the Acquisition, the investment funds contributed $153.0 million in the form of preferred equity certificates, $8.5 million in the form of convertible preferred equity certificates and $1.5 million of equity to New Skies Investments S.a.r.l. New Skies Investments S.a.r.l. subsequently loaned $153.0 million and contributed $10.0 million of equity to New Skies Holding B.V., our direct parent. New Skies Holding B.V. then loaned $153.0 million and contributed $10.0 million of equity to us. In addition, we entered into senior secured credit facilities, consisting of a $460.0 million term loan facility and a $75.0 million revolving credit facility, issued our outstanding $160.0 million aggregate principal amount of senior floating rate notes and issued our outstanding $125.0 million aggregate principal amount of senior subordinated notes to fund the purchase.

        In November 2002, New Skies Satellites N.V. launched a share buyback initiative as a way to provide additional liquidity to its shareholders. By the end of the third quarter of 2003, a total of 13,057,024 shares had been repurchased under the program at a total cost of $54.0 million. All acquired shares held at November 2003 were cancelled in the same period.

        As our business is generally not seasonal, we have had little need for short-term borrowings to finance normal operations.

        The senior secured credit facilities consist of a revolving credit facility and a term loan facility. The revolving credit facility provides for loans in a total principal amount of up to $75.0 million, which is available for working capital and general corporate purposes (including capital expenditures), subject to certain conditions, and will mature in November 2010. Pursuant to the amendment to the senior secured credit facilities, we elected to increase the revolving credit facility from $75.0 million to $125.0 million. The term loan facility, which will mature in May 2011, provides for loans in a total principal amount of up to $460.0 million, the full amount of which was made available on the closing date of the Transactions to finance the Acquisition and to pay fees and expenses relating thereto. In February 2005 we used the net proceeds of the milestone construction payment refund of $168.0 million, along with cash-on-hand, to pay down $88.8 million under the term loan facility and to make a distribution of $88.5 million to the investment funds and management, thereby reducing our Subordinated Shareholder PIK Loans outstanding.

        Borrowings under the senior secured credit facilities (as amended concurrently with the NSS IPO) bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas and (2) the federal funds rate plus one-half of 1% or (b) a Eurodollar Rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the revolving credit facility and the term loan facility is 1.50% with respect to base rate borrowings and 2.75% with respect to Eurodollar borrowings. Such applicable margins are subject to quarterly reductions if we attain certain leverage ratios. Principal amounts outstanding under the term loan facility and revolving credit facility are due and payable in full at maturity in May 2011 and November 2010, respectively. In addition, the outstanding and exchange senior floating rate notes bear interest at a rate equal to LIBOR plus 5 1/8%. In February 2005, we repaid $88.8 million under the term loan facility and reduced the applicable margins on our borrowings from 2.75% to 2.50% and from 1.5% to 1.25% for Eurodollar and alternate base rate borrowings, respectively.

        In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum, subject to quarterly reductions if we attain certain leverage ratios. We are also required to pay customary letter of credit fees.

        The senior secured credit facilities (as amended concurrently with the NSS IPO) contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

  •
  incur liens;

  •
  incur additional debt (including guarantees);

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, of subordinated debt;

  •
  make loans and investments;

  •
  reduce our insurance coverage;

  •
  engage in mergers, consolidations, acquisitions, dispositions of assets and sale/leaseback transactions;

  •
  change the business conducted by us; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities (as amended concurrently with the NSS IPO) require us to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

        The amendment to the senior secured credit facilities (which was effective upon the consummation of the NSS IPO), among other things:

  •
  increased the amount of permitted dividends;

  •
  eliminated the requirement that we repay the term loans under the senior secured credit facilities with excess cash flow;

  •
  tightened the maximum required total leverage ratio covenant;

  •
  lowered the applicable margins for the term loan facility;

  •
  permitted the payment of the management fee to Blackstone Management Partners IV L.L.C. in connection with the termination of the transaction and monitoring fee agreement; and

  •
  conformed the change of control definition to the change of control definition in the indentures governing the notes.

        The indentures governing the notes limit our ability and the ability of our restricted subsidiaries to:

  •
  incur additional debt or issue preferred stock;

  •
  pay dividends or make distributions on our capital stock or repurchase our capital stock;

  •
  make certain investments;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate with another company; and

  •
  transfer and sell assets.

        Subject to certain exceptions, the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        The indentures governing the notes and the senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities. Non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions.

Covenant Compliance

        We believe that the covenants contained in the senior secured credit facilities and the indentures governing the notes are material terms of these agreements and that information about the covenants is material to an investor's understanding of our financial condition and liquidity. Any breach of covenants in the senior secured credit facilities that are tied to ratios based on Adjusted EBITDA, as defined below, could result in a default under the senior secured credit facilities and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indentures. Additionally, under the senior secured credit facilities and the indentures, our ability to engage in activities such as incurring certain additional indebtedness, making certain investments (in the case of the indentures) and paying certain dividends is also tied to ratios based on Adjusted EBITDA.

        Our covenant levels and pro forma ratios for the four quarters ended March 31, 2005 are as follows:

	Covenant Level		Pro Forma March 31, 2005 Ratios
Senior secured credit facilities(1)
Minimum Adjusted EBITDA to cash interest ratio	2.5	x	3.0	x
Maximum net debt to Adjusted EBITDA ratio	5.0	x	4.7	x
Indentures(2)
Total debt to Adjusted EBITDA ratio required to incur additional debt pursuant to ratio provisions	6.75	x	5.2	x

(1)
Due to the consummation of the NSS IPO and the repayment of the term loan facility to the extent necessary to reduce consolidated debt (defined as the sum of all indebtedness consisting of capitalized lease obligations, indebtedness for borrowed money, indebtedness in respect of the deferred purchase price of property or services and any receivables net investments (as defined in the credit agreement)) to $515.0 million or less, the senior secured credit facilities (as amended concurrently with the NSS IPO) now require us to maintain an Adjusted EBITDA to cash interest expense ratio of at least 2.5x and a net debt to Adjusted EBITDA ratio of less than or equal to 5.0x, in each case for the most recent four quarter period. Failure to satisfy these ratio requirements would constitute a default under the senior secured credit facilities. If lenders under the senior secured credit facilities failed to waive any such default, repayment obligations under the senior secured credit facilities could be accelerated, which would also constitute a default under the indentures governing the notes.

(2)
Our ability to incur additional debt and make certain restricted payments under the indentures governing the notes, subject to specified exceptions, is tied to a total debt to Adjusted EBITDA ratio less than or equal to 6.75 to 1 and amounts of "cumulative credit" and "cumulative interest expense."

        Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. We believe that the inclusion of Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indentures governing the notes and the senior secured credit facilities. Because not all companies use identical calculations, these presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of net income to Adjusted EBITDA for the periods indicated.

Reconciliation of net income to EBITDA

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,				Three Months Ended March 31,
			Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004
	2002	2003			2004	2005
	(In millions)
Net income (loss)	$(4.7)	$11.8	$7.7	$(13.6)	$0.1	$0.2
Income tax expense (benefit)	10.5	6.7	4.3	(5.8)	0.1	0.1
Interest expense, net	0.5	1.2	1.4	9.8	0.3	19.1
Depreciation	80.6	99.9	86.4	16.0	25.9	23.5

EBITDA	$86.9	$119.6	$99.8	$6.4	$26.4	$42.9

Reconciliation of EBITDA to Adjusted EBITDA

	Predecessor			Successor	Predecessor	Successor
	Year Ended December 31,				Three Months Ended March 31,
			Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004
	2002	2003			2004	2005
	(In millions)
EBITDA	$86.9	$119.6	$99.8	$6.4	$26.4	$42.9
Cumulative effect of change in accounting principle	23.4	—	—	—	—	—
Gain arising on frequency coordination(a)	—	—	(32.0)	—	—	(10.0)
Costs related to the Transactions(b)	—	—	26.4		—	—
Unused satellite capacity leased from third party(c)	3.9	5.2	4.6	0.2	1.4	—
One-time customer settlements	—	—	—	10.3	—	—
Expense incurred with respect to employee severance	—	—	—	2.8	—	—
Costs related to non-cash stock compensation	1.0	2.2	1.8	—	0.7	3.5
Monitoring fee paid to Blackstone Management Partners IV L.L.C.	—	—	—	0.2	—	0.4

Adjusted EBITDA	$115.2	$127.0	$100.6	$19.9	$28.5	$36.8

(a)
Reflects a one-time payment from Intelsat LLC of $32.0 million in 2004 and a one-time payment from SES Global affiliates of $10.0 million in 2005 following the successful resolution of certain longstanding frequency coordination matters.

(b)
Represents non-recurring costs incurred in connection with the Transactions.

(c)
For all periods presented, the respective amount reflects costs related to unused capacity on leased transponders, with the underlying contract terminating in November 2004.

        We currently anticipate that our capital expenditures for 2005 will be approximately $8 to $10 million, to be financed from cash flow provided by operating activities. We expect that these expenditures will consist primarily of:

  •
  payments made to acquire and upgrade ground station facilities; and

  •
  costs associated with the expansion of our operations.

        As part of our operational and strategic plan, we plan to launch replacement satellites when existing satellites near the end of their commercial lives. We will also explore the possibility of adding additional satellites to our fleet and will evaluate strategic opportunities such as joint ventures and acquisitions. We regularly study the demand for satellite services in various regions and for different applications in order to keep abreast of opportunities. While we are committed to a long-term strategy of maximizing cash flow, we intend to invest capital expenditures and replace our existing satellite fleet and may enter into procurement contracts for new satellites if we can establish a sound business case for an expansion of our fleet.

        We believe that our cash flow provided by operating activities, our cash and cash equivalents and funds available under the revolving credit facility will be sufficient to meet our currently anticipated future financial obligations, dividend payments, debt service requirements, working capital needs, planned capital expenditure programs and other needs that we consider necessary to continue our growth. However, we cannot assure you that our operations will generate sufficient cash or that future borrowings under the senior secured credit facilities will be available to enable us to meet these requirements and needs.

        We also intend to continue to pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis as consolidation within the satellite services industry continues to unfold. To finance such transactions, we might have to draw upon amounts available under the revolving credit facility or seek additional funding sources. We continually assess our capital needs and may seek additional financing, including debt or equity, as considered necessary to fund potential acquisitions, fund capital projects or for other corporate purposes. However, should our operating results and borrowing capacities not sufficiently support these capital projects or acquisition opportunities, our growth strategies may not be fully realized. Our future operating performance, ability to service or refinance our debt and ability to draw upon other sources of capital will be subject to future economic conditions and other business factors, many of which are beyond our control.

        The following table summarizes our contractual obligations, including related estimated interest payments based on actual applicable rates for fixed rate obligations and forward interest rates for the relevant period for variable rate obligations, and commercial commitments as of December 31, 2004 on a pro forma basis after giving effect to the amended agreement for NSS-8, the NSS IPO and the application of the proceeds therefrom:

Contractual Obligations on a Pro Forma Basis

	Payments Due by Period
Contractual Obligations	Total	Less than One year	1-3 years	4-5 years	After 5 years
	(In millions)
Long-term debt:
Term loan facility(1)	$333.6	$12.7	$31.0	$35.6	$254.3
Senior floating rate notes(1)	266.4	12.7	29.3	32.5	191.9
Senior subordinated notes(1)	214.3	11.4	22.8	22.8	157.3
Subordinated shareholder loans(1)	209.0	—	—	—	209.0
Operating leases	3.2	0.7	1.1	1.0	0.4
Unconditional purchase obligations(2)	10.3	4.7	4.0	1.3	0.3
Conditional payment obligations(3)	52.2	7.8	12.6	11.2	20.6
Contingent conditional payment obligations(4)	406.4	—	52.7	28.7	325.0

Total	$1,495.4	$50.0	$153.5	$133.1	$1,158.8

(1)
The senior secured credit facilities consist of a $460.0 million senior secured term loan facility that matures in May 2011 and a $75.0 million senior secured revolving credit facility that matures in November 2010. Pursuant to the amendment to the senior secured credit facilities, we elected to increase our revolving credit facility to $125.0 million. Borrowings under the facilities bear interest at an adjustable rate based on LIBOR for the associated period of draw-down plus an applicable margin. At December 31, 2004, a one-month draw-down under the facilities would bear interest at 5.2% per annum. In addition, a commitment fee of 0.5%, stepping down to 0.375% if we attain certain leverage ratios, is paid on the unused revolving credit amount. $131.2 million of the NSS IPO net proceeds (provided to us by Holdings by way of an indirect loan), $88.8 million relating to the refund of NSS-8 milestone payments (see footnote 4 below) and $11.4 million of cash-on-hand were used to repay a portion of the outstanding borrowings under the term loan facility.

  The outstanding senior floating rate notes bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5 1/8%. At December 31, 2004, these notes accrued interest at a rate of 7.4% per annum.

  The outstanding senior subordinated notes bear interest at a rate of 9 1/8%.

  The subordinated shareholder loans reflect the outstanding Subordinated Shareholder PIK Loans and related accrued but unpaid interest at 11.5% per annum. In February 2005, we made a shareholder distribution of $88.5 million following the receipt of a refund of the NSS-8 milestone construction payments, which acted to reduce our Subordinated Shareholder PIK Loans outstanding. In May 2005, we received $137.3 million of the net proceeds of the NSS IPO by way of an indirect loan. We used $131.2 million of the net proceeds, along with cash-on-hand, to repay a portion of our term facility as disclosed above and used the remaining $6.1 million to pay a termination fee to Blackstone Management Partners IV L.L.C. under the transaction and monitoring fee agreement

(2)
Unconditional purchase obligations reflect agreements for the procurement of, fiber and teleport services.

(3)
Conditional payment obligations reflect the in-orbit performance incentives of our in-orbit satellite fleet and are paid over the lifetime of the respective satellite.

(4)
Contingent conditional payment obligations reflect the in-orbit incentives of our satellite under construction, NSS-8, which will be paid over a fifteen year period following delivery in-orbit, subject to the satellite's satisfactory performance during its contractual design life.

Historical contractual obligations and commercial commitments

        The following table summarizes our contractual obligations, including related estimated interest payments based on actual applicable rates for fixed rate obligations and forward interest rates for the relevant period for variable rate obligations, and commercial commitments as of December 31, 2004 on a historical basis:

Contractual Obligations on a Historical Basis

	Payments Due by Period
Contractual Obligations	Total	Less than One year	1-3 years	4-5 years	After 5 years
	(In millions)
Long-term debt:
Term loan facility(1)	$671.4	$25.5	$62.5	$71.6	$511.8
Senior floating rate notes(1)	266.4	12.7	29.3	32.5	191.9
Senior subordinated notes(1)	214.3	11.4	22.8	22.8	157.3
Subordinated shareholder PIK loan	155.9	—	—	—	155.9
Operating leases	3.2	0.7	1.1	1.0	0.4
Unconditional purchase obligations(2)	10.3	4.7	4.0	1.3	0.3
Conditional purchase obligations(3)	47.3	10.9	36.4	—	—
Conditional payment obligations(4)	52.2	7.8	12.6	11.2	20.6
Contingent conditional payment obligations(5)	25.3	1.0	4.6	4.9	14.8

Total	$1,446.3	$74.7	$173.3	$145.3	$1,053.0

(1)
The senior secured credit facilities consist of a $460.0 million senior secured term loan facility that matures in May 2011 and a $75.0 million senior secured revolving credit facility that matures in November 2010. Pursuant to the amendment to the senior secured credit facilities, we elected to increase our revolving credit facility to $125.0 million. Borrowings under the facilities bear interest at an adjustable rate based on LIBOR for the associated period of draw-down plus an applicable margin. At December 31, 2004, a one-month draw-down under the facilities would bear interest at 5.2% per annum. In addition, a commitment fee of 0.5%, stepping down to 0.375% if we attain certain leverage ratios, is paid on the unused revolving credit amount.

  In February 2005, $88.8 million of the term loan facility was repaid and a distribution of $88.5 million was made to New Skies Holding B.V. in connection with the refund of the NSS-8 milestone payments, thereby reducing our outstanding Subordinated Shareholder PIK Loans.

  The outstanding senior floating rate notes bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5 1/8%. At December 31, 2004, these notes accrued interest at a rate of 7.4% per annum.

        The outstanding senior subordinated notes bear interest at a rate of 9 1/8%.

(2)
Unconditional purchase obligations reflect agreements for the procurement of in-orbit insurance, fiber and teleport services.

(3)
Conditional purchase obligations represent remaining milestone payments for the procurement and launch of the NSS-8 satellite, excluding in-orbit incentives, which are contingent on the satisfactory performance of the spacecraft and are paid over the lifetime of the satellite. In January 2005, we entered into an amended agreement for NSS-8, which (among other things) amended the satellite's contractual delivery deadline and the payment terms. Under the terms of the amended agreement, in February 2005 we received a refund of $168.0 million of milestone construction payments made to date. We will pay the entire purchase price of the satellite during the anticipated operational lifetime of NSS-8, subject to satisfactory performance of the satellite during its contractual design life, and we will provide commercially reasonable security to Boeing with respect to the unpaid portion of the purchase price.

(4)
Conditional payment obligations reflect the in-orbit performance incentives of our in-orbit satellite fleet and are paid over the lifetime of the respective satellite.

(5)
Contingent conditional payment obligations reflect the in-orbit incentives of our NSS-8 satellite, currently under construction. The payment obligation is contingently payable on the satisfactory performance of the spacecraft and is paid over its lifetime (see footnote 3 above).

Market Risks

        We are exposed to market risks relating to interest rate changes from time to time. We manage our exposure to interest rate risk through internally established policies and procedures. To the extent that we maintain significant borrowings under the senior secured credit facilities, we will evaluate the appropriateness of using various hedging instruments. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading, hedging, or for speculative purposes and are not a party to any derivative contracts.

        We utilize both fixed rate and variable rate debt. For fixed-rate debt, changes in interest rates generally affect the fair market value of the debt instrument, but not our cash flows or net income. Conversely, for variable-rate debt, changes in interest rates generally do not impact the fair market value of the debt instruments but do affect our cash flows and net income.

        For our fixed rate public debt, the current market price, coupon and maturity are used to determine the yield for each public debt instrument as of the end of the period. The yield is then adjusted by a factor of 10% and this revised yield is then compared to the original yield to determine the potential negative fair value change as a result of the hypothetical change in interest rates.

        For our variable rate debt, the effect on cash flows and net income is calculated as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates from the rates in effect as of December 31, 2004 and March 31, 2005. The current LIBOR plus applicable margin as of the end of the period is applied to the applicable principal outstanding at the end of the period to determine interest expense based on period-end rates and principal balances. This calculation is then performed after increasing the LIBOR plus applicable margin by a factor of 10%. The difference between the two period interest expenses calculated represents the reduction in cash flows as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. This amount is then tax effected based on our effective tax rate to yield the reduction in net income as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates.

        The only potential limitations of the respective models are in the assumptions utilized in the models such as the hypothetical adverse fluctuation rate and the discount rate. We believe that these models and the assumptions utilized are reasonable and sufficient to yield proper market risk disclosure.

        As of December 31, 2004, long-term debt consisted of fixed-rate borrowings of $125.0 million, $160.0 million of floating rate debt and a $460.0 million floating rate term loan facility. As of March 31, 2005, long-term debt consisted of fixed-rate borrowings of $125.0 million, $160.0 million of floating rate debt and a $371.2 million floating rate term loan facility. The potential effect of a hypothetical 10% adverse fluctuation in interest rates for one year on our fixed rate borrowings outstanding at both December 31, 2004 and March 31, 2005 would be a reduction in fair value of approximately $3.9 million and $5.0 million, respectively. The potential effect of a hypothetical 10% adverse fluctuation in interest rates for one year on $160.0 million of floating rate debt and $460.0 million of floating rate term loan facility at December 31, 2004 would be a reduction in cash flows of approximately $1.2 million and $2.6 million, respectively, and a reduction in net income of approximately $0.8 million and $1.6 million, respectively. The potential effect of a hypothetical 10% adverse fluctuation in interest rates for one year on $160.0 million of floating rate debt and $371.2 million of floating rate term loan facility at March 31, 2005 would be a reduction in cash flows of approximately $1.3 million and $2.0 million, respectively, and a reduction in net income of approximately $0.9 million and $1.4 million, respectively.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements as defined under SEC rules.

Stock Compensation

        In connection with the NSS IPO, Holdings will grant options to our employees to acquire the equivalent of 853,635 shares of its common stock (net of any exercise cost) pursuant to the Stock Incentive Plan of Holdings in the second quarter of 2005. We expect to record aggregate stock-based compensation associated with these awards of approximately $21.9 million, reflecting the estimated fair value of the options at the date of grant. The non-cash stock-based compensation will initially be recorded as deferred stock-based compensation and recognized in operating expenses over the vesting period of the options. Certain options will vest based solely on continued employment over the next four years and certain other options vest upon the achievement of performance goals over the next four to seven years or imputed returns realized on sales of our shares by the investment funds.

        Additionally in the second quarter of 2005, pursuant to Holdings' Stock Incentive Plan, Holdings will issue 69,688 shares of its common stock to our employees in conjunction with the NSS IPO and we expect to record approximately $1.9 million of non-cash compensation expense at that time, equivalent to the estimated fair value of these awards at the date of issue.

        As a result of the non-cash stock-based compensation costs noted above, we expect that our operating expenses for the quarter ending June 30, 2005 and for this fiscal year will be higher than in prior periods. Additionally, the recognition of the deferred stock-based compensation over the applicable vesting periods will result in non-cash expense in the respective periods, thereby reducing our earnings in those periods.

        Since the underwriters exercised their over-allotment option to purchase additional shares in the NSS IPO, Holdings expects to grant options to our employees in the second quarter of 2005 to acquire up to the equivalent of 74,766 shares of Holdings' common stock (net of any exercise cost) pursuant to the Stock Incentive Plan (including 54,729 shares to our named executive officers). Some of these options will vest upon issuance and be immediately exercisable, allowing our employees to acquire up to the equivalent of 38,541 shares of Holdings' common stock (net of any exercise cost) (including 28,212 shares to our named executive officers). Such awards will result in approximately $1.4 million of additional non-cash compensation expense at the grant date and $0.9 million that will be deferred and recognized in operating expenses over the vesting period of the options.

        The preliminary calculations of stock-based compensation have been prepared on the basis of estimates and assumptions that we believe are reasonable and represent a preliminary estimate of fair value. The amount of stock-based compensation expense and deferred stock-based compensation that we record may materially differ from these preliminary estimates.

        In February 2005, we also recorded $3.5 million of non-cash stock-based compensation expense relating to management's indirect purchase of 1,245 shares of common stock, 125,608 of preferred equity certificates and 6,972 convertible preferred equity certificates in New Skies Investments S.a.r.l. at a price below the fair value of New Skies Investments S.a.r.l. common stock, preferred equity certificates and convertible preferred equity certificates. The fair value of the common stock, preferred equity certificates and convertible preferred equity certificates was determined by using commonly applied valuation methodologies, including discounted cash-flow techniques and analyzing comparable quoted companies and recent transactions in the FSS sector.

Taxation

        While we have recently concluded our negotiations regarding the opening tax balance sheet, we have yet to conclude our discussions with the Dutch tax authorities regarding the final tax obligation of our predecessor, New Skies Satellites N.V. Such obligation was a liability assumed by us in connection with the Acquisition, and accordingly, we recorded a provision for income tax liabilities of $20.0 million at the date of Acquisition. We believe that this adequately covers the liability assumed with respect to the predecessor's tax liability. However, as these discussions are expected to be finalized on or before November 2005, any subsequent adjustment to the corporate tax liability would be made in the preliminary purchase price allocation and would not be expected to impact earnings.

        Certain countries within which we operate have sought to impose withholding taxes or income taxes on payments from customers in those countries, notwithstanding the existence of tax treaties that we believe do not permit the imposition of such taxes. We use available legal means to contest such taxation and, in addition, in many but not all such cases, we also have the right under contracts to pass such taxes on to our customers or to other third parties. In particular, the government of India has characterized payments made by Indian-based customers and certain payments made by non-resident customers in India as "royalty payments" and has assessed taxes on those payments. In accordance with applicable procedures for handling disputed tax assessments, we have informed the Indian authorities that we disagree with the assessment and applied to defer payment pending our administrative appeal of the assessment. Although our initial appeal was recently rejected, we intend to further appeal this matter and request further payment extensions. However, we believe it is probable that a loss has been incurred and have recorded an accrual totaling $3.8 million as of March 31, 2005, representing management's best estimate of the amount of the withholding tax obligations. We anticipate that this appeals process will be lengthy.

Currency and Exchange Rates

        All of our major capital expenditures and substantially all of our revenues and operating expenses are denominated in U.S. dollars. Accordingly, we have adopted the U.S. dollar as our functional currency. Transactions in other currencies are translated into U.S. dollars using the rates that were in effect at the transaction date. Since all of our major inflows and outflows are denominated in U.S. dollars, we are not exposed to significant foreign currency exchange risk.

Recently Issued But Not Yet Adopted Accounting Standards

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payments ("SFAS No. 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased or cancelled after that date. SFAS No. 123R will be effective for us on January 1, 2006. We have not yet quantified the effect of the future adoption of SFAS No. 123R on a going forward basis.

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29 ("SFAS No. 153"), which amends APB No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

INDUSTRY

        From the creation of the FSS industry in the 1960s until the late 1980s, INTELSAT—an intergovernmental treaty-based organization—held a near monopoly over international satellite communications. Since the late 1980s, however, the FSS industry has evolved into a highly competitive, global industry. Due in large part to pressure from governments seeking to promote competition in the international satellite services market, INTELSAT began a privatization process in the late 1990s. In 1998, as the first step in its privatization, INTELSAT transferred to us certain assets and liabilities, including satellites, rights to use additional orbital positions and related contracts, and we began independent operations as a fully privatized, commercial entity.

        New Skies is one of four global satellite operators. New Skies competes against other global, regional and national satellite operators and, to a lesser extent, with suppliers of ground-based communications services. According to Euroconsult 2004, the FSS industry generated revenues of approximately $6.6 billion in 2003, with the industry average rate per transponder per year (expressed in 36 MHz units) at approximately $1.4 million for new contracts entered into in 2003.

        FSS satellites circle the earth from orbital slots approximately 22,300 miles (35,700 kilometers) above the equator. FSS satellites appear to remain fixed in space because the speed at which they orbit the earth corresponds to the speed of the earth's rotation. As a result, each FSS satellite in essence "blankets" a fixed geographic area with its signals, and an earth station antenna on the ground can communicate continuously with a particular satellite if it is pointed, on a "line of sight" basis, to the correct orbital slot. Generally speaking, from any orbital location an FSS satellite could potentially communicate with approximately one-third of the world's surface. Within this potential service area, an individual satellite can be designed to communicate with major landmasses via large, geographically dispersed beams, to focus its coverage more specifically on particular markets or regions through regional or spot beams, or to use a portion of its total capacity for each type of coverage.

        FSS satellite technologies and network designs are well-proven and FSS satellites have a long track record of delivering highly reliable services to end users. They do not compete with, or face the technological or market uncertainties confronted by, new and proposed satellite systems, including mobile satellite systems and next-generation "broadband in the sky" systems.

        Today, most FSS satellites operate in one or both of two frequency bands: C-band and Ku-band. C-band frequencies (4-8 GHz) have relatively longer wavelengths. As a result, they typically require larger antennas but are very reliable and, in particular, are not susceptible to a loss of signal strength due to rain, commonly referred to as "rain fade." C-band frequencies are typically used for TV broadcasting, telephony and certain other voice and data applications. Ku-band frequencies (10-12 GHz) have relatively shorter wavelengths. As a result, they can operate with smaller antennas, making them particularly well suited for broadband Internet applications, VSAT networks, DTH broadcasting and other applications where minimizing the size and cost of earth station terminals is a priority. Recently, some satellite operators have begun to employ Ka-band frequencies (20-30 GHz), which can be used to provide broadband communications using very small antennas. Ka-band systems, however, are not yet widely deployed.

        The FSS industry is characterized by significant barriers to entry. For technical reasons, operators must maintain certain minimal separations between any two satellites that use the same frequency band(s) to serve the same or similar geographic regions. As a result, there is a limit on the number of satellites that can be placed into service over any geographic area, as well as a limit on the number of satellites that can be placed into service worldwide. In addition, the capital costs of procuring a satellite, the financial and technical resources required to operate a satellite system and market its capacity, and regulatory requirements further restrict entry into the market. Regulatory issues arise both in securing the governmental approvals that are necessary to use scarce orbital locations and radio spectrum, as well as in securing the governmental approvals required to provide services to, from, or within a country.

        FSS operators such as New Skies typically lease or sell capacity on their satellites to third parties, who use the capacity for their own communications requirements or to provide satellite-based services to customers further down the distribution chain. For operators such as New Skies, total revenues reflect the supply of suitable capacity (i.e., capacity—whether satellite or ground-based—that is capable of providing the desired communications links between two or more different points) and the level of demand for that capacity. The interaction between supply and demand drives the prices that we are able to charge for our capacity. Pricing and our success in capturing demand, in turn, drives our revenues.

        According to Euroconsult 2004, worldwide transponder demand has grown in 24 of the past 25 years and grew in excess of a 5% compounded annual growth rate from 1998 to 2003. Growth in the markets served by New Skies' satellites was significantly higher from 1998 to 2003, growing at a compounded annual growth rate of approximately 7%. Looking forward, Euroconsult estimates that transponder demand will grow during the period from 2004 to 2009 at a 4% compounded annual growth rate worldwide and at a 6% compounded annual growth rate in the markets served by New Skies' satellites.

        Demand for satellite capacity is primarily driven by economic growth, both generally and within a particular area or product/service market; by the growth in demand for bandwidth-intensive applications, such as broadband Internet services and high-definition television; by technical advancements, in terms of either satellite throughput or terrestrial components such as VSAT networks and satellite dishes, with less expensive and more capable technologies allowing customers' business plans to grow; and by improved regulatory access to new and existing markets. In addition, events of a shorter-term nature, such as major sporting events or events of a newsworthy nature, influence demand. Most, if not all, industry experts expect that over the medium term, total worldwide demand for satellite capacity will continue to grow.

        The supply of satellite capacity is determined by the availability of existing capacity and the launch of new satellites serving the relevant region. According to Euroconsult 2004, over the last ten years, satellite asset utilization has averaged 75%, while in 2003 such utilization was only 70%. Over the past few years, commercial satellite operators have tended to slow or halt their expansion plans due to the existence of excess capacity in many regional and trans-regional markets. Despite this low utilization, due to pre-existing contractual commitments and long procurement cycles (typically two to three years), new satellite launches have continued, including into regions with excess supply. Analysts predict that worldwide asset utilization will trough in 2005 and increase thereafter due to three factors: (1) a reduction in the launch of new capacity, (2) operators' decisions not to replace satellites as they reach the end of their lives and (3) steadily increasing unit demand.

        Increased private equity ownership in the industry is also expected to be a factor in limiting capacity expansion plans, as high debt levels among private equity owned operators may limit the cash flow available for such investment. Such limitation, which has historically been absent from the industry, may have a positive impact on future utilization rates in the industry. Pricing reflects the interaction of supply and demand.

        During 2003 and 2004, due to a low asset utilization relative to the historical average, overall prices for new contracts in the FSS industry declined. While prices in some geographic markets and for some services remained relatively stable, prices for certain services and in certain geographic markets decreased meaningfully. We expect if industry asset utilization improves according to analyst estimates, such pricing declines may be mitigated in the future and may result in price increases in certain markets.

        The FSS industry has experienced substantial consolidation and ownership changes in recent years, including private equity investments over the last 18 months in many of the sector's most significant companies. Private equity firms are expected to control or significantly influence more than half of the global revenue and capacity in the industry. Many industry observers predict further consolidation in the coming years. We believe the following factors may drive improved asset utilization and continued consolidation in the industry:

  •
  high debt levels for operators held by private equity firms, which may direct cash flow towards debt reduction and therefore limit over-investment in capacity;

  •
  pursuit of high-dividend equity strategies, which may limit cash flow available for investment and therefore construction of new satellites;

  •
  economies of scale due to the high fixed cost nature of the business and the significant synergies that exist between satellite operators;

  •
  the growing importance of global reach capabilities, as media companies and other satellite customers expand internationally and as governments increasingly rely on commercial satellite services;

  •
  privatization of intergovernmental organizations and market deregulation; and

  •
  acquisition of scarce orbital slots for satellite operators aiming to grow but who have run out of available slots.

BUSINESS

Our Company

        We are a satellite communications company with global operations and service coverage. We operate a network of five FSS satellites located at different orbital positions above the earth. Our customers can access one or more of our satellites from almost any point around the world using either our global network of ground-based facilities or their own ground-based facilities. At March 31, 2005, we had the youngest of the four global fleets in the FSS industry, based on the average number of years the satellites in each of the global fleets had been in service. We have consistently maintained one of the highest transponder availability rates in the FSS industry. For the three months ended March 31, 2005, our availability rate was 99.9999%, based on the total number of hours the transponders in our fleet were available to provide service as compared to the total number of transponder-hours during the year.

        At the time of our creation in 1998, we inherited five in-orbit satellites as well as related customer contracts and one satellite that was then under construction. Two of the satellites that we inherited were nearing the end of their operational lives. In addition, shortly after our creation we terminated the contract for the satellite that was then under construction due to substantial delays in the satellite's delivery. As a result of these factors, in 1999 we launched a capital investment program to renew and augment our satellite fleet. We procured and launched two new satellites, NSS-6 and NSS-7, retired the two satellites that reached the end of their operational lives, and procured an additional satellite, NSS-8, which is currently under construction. Together, we anticipate that these satellites will provide us with the ability to maintain our operations at each of our existing orbital locations, and to expand our operations to one additional orbital location, without the need for any additional satellite procurements (including for replacement satellites) until approximately 2010. We also acquired certain ground-based facilities and rights to use additional orbital positions. Our investment in our new satellites totaled approximately $600 million in the five year period ended December 31, 2004. Our technically advanced satellite fleet has substantial capacity focused on high growth markets, including India, Africa, the Middle East and Asia. NSS-6 and NSS-7 are among the most powerful and flexible satellites in the FSS industry and enable us to provide highly reliable, high quality services to our customers. In addition, should demand patterns shift over time, these satellites' designs make it possible for us to reallocate capacity within regions to the markets with the greatest demand.

        With the launches of NSS-6 and NSS-7 in 2002, we expanded our total transponder capacity available for sale by approximately 67%. Upon the entry into commercial service of NSS-8, which we project will occur in mid-2006, we will further expand our available capacity by 28%. We believe that this incremental transponder capacity will enable us to generate additional revenues without significantly increasing our fixed costs, thereby improving our operating margins. The launches of the two satellites, NSS-6 and NSS-7, and the anticipated launch of NSS-8, represent the completion of our committed satellite procurement program initiated in 1999 and, consequently, we anticipate that our future revenues will generate significant cash flow to pay dividends to our shareholder and to finance payments on our debt.

        Throughout our six-year history, we have consistently demonstrated our ability to achieve strong financial performance, increasing our revenues through organic growth. For the year ended December 31, 2004 and the three months ended March 31, 2005, we generated revenues of $210.7 million and $58.2 million, respectively. At March 31, 2005, we had a contractual backlog for future services of $557.6 million, which we recognize as revenue when we actually perform the services.

Our Competitive Strengths

        We believe that we combine the technical and financial strength of an experienced operator with the agility and resourcefulness of an entrepreneurial company. Our global network has been built on the principles of engineering excellence, robust reliability, customer responsiveness and financial responsibility. Through our owned and partner teleports, we offer access to our global satellite fleet from virtually every region in the world. Our business is characterized by the following key strengths:

Stable and predictable cash flow

        We have a history of strong cash flow generation. Because we have nearly completed our committed capital investment program, anticipate only limited working capital requirements going forward and have a relatively fixed cost structure, we believe we are well positioned to generate strong cash flow to pay dividends to our shareholder and to finance payments on our debt. In addition, the youth of our fleet means that we do not anticipate entering into a replacement capital expenditure cycle until approximately 2010. For the year ended December 31, 2004 and the three months ended March 31, 2005, we generated net cash provided by operating activities of $141.2 million and $37.6 million, respectively.

Young satellite fleet

        At March 31, 2005, we had the youngest of the four global fleets in the FSS industry, based on the average number of years the satellites in each of the global fleets had been in service. We believe the technical characteristics of the satellites we have built and launched to date make our capacity attractive to our customers. These satellites' high-powered transponders enable customers to improve the reliability of their service and transmit larger amounts of information within a given amount of satellite transponder capacity and make it possible for them to use smaller and less expensive ground station antennas. The flexibility of the satellites' designs makes it possible for us to reallocate capacity within regions covered by the satellite to the markets with the greatest demand. The youth of our fleet, and the technical design of the satellites we have procured, help to protect against in-orbit failures and to ensure that these assets are able to continue generating revenues in the future. In addition, our overall reliability is among the highest in the industry, helping to ensure that our customers receive high quality, uninterrupted service. Due to the youth of our fleet, other than NSS-8 (which is currently under construction), we do not anticipate that we will need to begin procuring any replacement satellites until approximately 2010.

Strong revenue visibility and diversity

        At March 31, 2005, we had a contractual backlog for future services of approximately $557.6 million, compared to a backlog of $517.0 million at December 31, 2004. We recognize backlog as revenue when we actually perform the services. We believe that the size and average duration of our contractual backlog will help ensure that our revenues will remain strong and predictable going forward. At December 31, 2004, $166.9 million of our backlog was contracted for receipt in the 12-month period ending December 31, 2005. This allowed us to enter 2005, like each of the years since our inception, with a substantial portion of our anticipated revenues already secured. Approximately $512.2 million, or 92%, of our backlog at March 31, 2005 related to non-cancelable agreements, and those that are cancelable are subject to significant early termination or cancellation fees payable to us.

        Our revenues are well-balanced and diversified across service applications and geographic markets, and therefore are less affected by volatility in demand within individual markets. For the three months ended March 31, 2005, we estimate that we derived 51% of our telecommunication revenues from data services, 34% from video services, 11% from Internet-related services and 4% from voice trunking services. For the same period, we estimate that we derived approximately 31% of our revenues from government services, including data and video services. For the same period, based on the billing addresses of our customers, we derived approximately 40% of our telecommunication revenues from North America, 19% from India, the Middle East and Africa, 20% from Europe, 12% from Latin

America and 9% from Asia-Pacific. At March 31, 2005, we served 245 full-time and occasional use customers in more than 80 countries through approximately 431 contracts.

High-quality customer base

        With our worldwide reputation for the high reliability of our satellites, our engineering excellence and our customer responsiveness, we continue to improve the attractiveness of our overall customer base. Since our inception, we have continued to provide services to major telecommunications and broadcasting companies, such as British Telecommunications plc, Embratel and France Telecom. Our satellites are used by major broadcasters, as well as by Fortune 100 business users. We have also expanded our customer base to include other established companies, as well as newer entrants to the telecommunications marketplace, particularly in markets undergoing deregulation, and in regions where strong GDP growth is driving demand for new services or where ground-based infrastructure is underdeveloped.

        We have a longstanding and successful track record of serving several important constituencies in the satellite marketplace, such as video service providers, governmental and corporate entities and Internet service providers. We serve our end users directly in some cases, and through third-party resellers and service providers in others. Three of our satellites carry well-established, attractive neighborhoods of video services, which we believe increases our prospects for securing renewals from our existing video services customers and makes the remaining capacity on these satellites desirable to new customers. Similarly, we have a strong presence in the government services market and, for the three months ended March 31, 2005, derived approximately 31% of our revenues from these services. In the Internet-related services market, we are an established leader in developing and commercially deploying a range of services to meet the needs of corporate entities, Internet service providers and other users, particularly in the high growth regions of India, Africa, the Middle East and Asia. The quality of our customers, many of whom have been with us since our inception, has resulted in cumulative receivables write-offs from the inception of New Skies Satellites N.V., our predecessor, through March 31, 2005 of approximately $18.9 million as compared to revenues of close to $1.2 billion over the same time period.

Substantial capacity focused on high growth markets

        Communications satellites can be used to provide services anywhere within the geographic areas they cover with their signals. We have created a satellite system with substantial capacity focused on relatively higher-growth regions of India, Africa, the Middle East and Asia. These regions are characterized by strong economic growth and deregulation, which is stimulating demand from newly-authorized telecommunications carriers, DTH service providers, Internet service providers and others. Industry analysts project that the fastest growth in FSS markets will occur in our core expansion markets, including the Indian subcontinent, the Middle East and Africa, Central and Eastern Europe and Asia-Pacific. For example, according to Euroconsult 2004, worldwide unit demand for satellite transponders is projected to grow at an estimated compounded annual growth rate of 4% from 2004 to 2009, while over the same period unit demand for satellite transponders is projected to grow at a compounded annual growth rate of 10% in the Indian subcontinent, 7% in the Middle East and Africa and 4% in Asia-Pacific.

        Since our inception, we have substantially increased our revenues through the sale of available capacity. We increased our number of revenue-generating transponders from 94 in December 1998 to 194 at March 31, 2005. As of March 31, 2005, approximately 60% of our capacity was subject to customer contracts for current and future service obligations. With the addition of NSS-8 to our fleet, which we currently project will occur in mid-2006, we will further increase our available capacity by 28%. We believe that sales of our available capacity will make it possible for us to generate additional revenues going forward without significantly increasing our fixed costs, thereby improving our cash flow provided by operating activities and operating margins.

Well positioned for industry consolidation

        The FSS industry has been characterized in recent years by significant consolidation and ownership changes, including recent private equity investments in many of the sector's most significant companies. Many analysts predict that further consolidation in the FSS industry will occur in the future, driven by, among other factors, overcapacity, the growing importance of global reach capabilities, economies of scale and synergy potential due to the high fixed cost nature of the business and the rotation of satellite industry ownership from governments and national post, telephone and telegraph carriers to financial sponsors. We believe our entrepreneurial management team, rights to expansion orbital locations, scale and scope place us in a strong position from which to capitalize upon strategic developments in the FSS industry.

Experienced, entrepreneurial management team

        Our senior management team collectively has more than 70 years of experience in the FSS industry. In the years since our creation, they have demonstrated their entrepreneurial orientation, ability to build a global business and deliver strong operational and financial performance, even in the face of difficult market conditions. They have capitalized on the breadth of their experience and on our unique history—which allowed us to begin operations with the strength of five satellites and a debt-free balance sheet, but without the constraints inherent in a legacy workforce or a government culture—to transform us from a new venture with only seven employees at the end of 1998 into the seventh largest commercial FSS operator at December 31, 2004, to increase our revenues by 55% over the same period and to expand our customer base.

Our Business Strategy

        Our goal is to be a commercially agile, technically excellent and profitable provider of global satellite services that meet our customers' requirements for the transmission of their data, video, Internet-related and voice services. We intend to accomplish our goal by taking disciplined steps to maximize our sales of satellite capacity; by providing cost-effective bundled services; by continually enhancing our operational efficiency; by optimizing our satellite deployment plan and orbital slot strategy; and, as and when appropriate, by engaging in value-enhancing strategic combinations. Our strategy includes the following initiatives:

Maximizing cash flow

        We are focused on disciplined capital expenditures, revenue growth and improving our operating margins in order to maximize cash flow available for dividend payments and to finance payments on our debt.

Emphasizing sales of "space-segment only" services

        We focus our sales and marketing efforts principally on selling services that involve solely the provision of satellite transponder capacity. Such "space-segment only" services are our core business, representing approximately 83% of our revenues for the three months ended March 31, 2005. Space segment-only services require no meaningful increase in operating expenses, as they require minimal incremental operational support and facilities. As a result, these services are our most profitable and yield strong operating margins and cash flow. Customers of our space-segment only services are more likely to enter into long-term contracts, often for large amounts of satellite capacity, and generally are well-established.

        Within the space-segment only market, we focus on services—particularly point-to-multipoint or broadcast services—where satellites have a competitive advantage over ground-based networks, as well as on regions where ground-based services that our satellites compete with in other more developed markets are unavailable and on customers who desire satellite services as a complement to ground-based services for back-up or other reasons.

Expanding our presence in core markets

        The target markets for the sale of space-segment only services are video distribution service providers, government users and telecommunications services providers. We target our sales resources, marketing efforts and technical support on each of these markets. We also have created a dedicated team of technical professionals who engage in value added consultative engineering services to assist our customers in designing and optimizing their networks. By educating current and prospective customers on techniques, applications and optimal ways of using space segment capacity to achieve their business objectives, we help create demand for satellite services and help strengthen customer relationships that, we believe, will lead these customers to choose us as their space segment provider. Our strategy for each of our core markets is as follows:

  Video distribution service providers

          We employ our knowledge of the marketplace, technical expertise and high-quality satellites to promote the use of our satellites to maintain and expand our existing video neighborhoods, to develop new video neighborhoods and to carry DTH services in new geographic markets. For example, NSS-6 was recently selected to transmit DTH services for Doordashan, India's national broadcaster, and Zee Television in India. We intend to further develop our position in the video services market by continuing to expand our presence in India and capitalizing on new opportunities in Asian markets. At the same time, we will continue to focus on protecting and expanding our existing video services business, including NSS-7's strong position in the African video distribution market and NSS-806's premier video neighborhood in Latin America.

  Government users

          Industry analysts estimate that government users spent over $750 million on satellite services in 2004, with the U.S. government accounting for approximately three-fourths of this spending. Governmental customers and the resellers that serve them are attractive customers due to their creditworthiness and the recurring nature of their business. We believe our satellites are particularly well-suited to serving the needs of government users for a variety of technical reasons, including their broad geographic coverage and reliability. In order to capitalize on the strengths of our satellites, to date we have employed a strategy for serving government users that capitalizes on the strengths of the resellers and system integrators who serve them. We have chosen to work with these entities, who combine our space segment services with ground-based services, to provide government users with an end-to-end service, rather than attempt to integrate vertically into the end-to-end government services market. This strategy allows us to cooperate rather than compete with long-term, attractive customers; provides us with a broad base of potential customers; promotes our ability to capture higher-margin space-segment only services; and is well-suited to our size and competitive strengths. Where appropriate, we also interact directly with governmental customers, and have established a dedicated government services sales unit.

  Telecommunications service providers and network integrators

          Because a significant amount of our capacity is focused on high growth regions including India, Africa, the Middle East and Asia, we are well-positioned to satisfy continuing demand from telecommunications services resellers, corporate network systems integrators, GSM operators and land/sea/air mobile VSAT service providers in these markets. We have dedicated and knowledgeable sales teams who specialize in each of these regions and work closely with our customer base to identify and secure new business opportunities.

Providing bundled services

        We also provide bundled services in order to derive incremental revenues, optimize fleet utilization and optimize our potential customer base. When we sell our bundled services, we combine our space-segment only services with ground-based services, allowing us to reach customers who lack the scale or technical expertise to operate their own networks. Our strategy for selling bundled services involves the use of sales teams with particular expertise in their geographic markets; periodic updates to our portfolio of service offerings to reflect changes in supply and demand patterns over time, such as the recent introduction of our IPsys Broadband and IPsys Bandwidth on Demand services; and careful product management to maintain the services' technical quality and financial profitability.

Disciplined satellite expansion strategy

        We have deployed a significant amount of our capacity in regions with high growth rates, including India, Africa, the Middle East and Asia. Satellite industry analysts project that together, these regions will achieve above-average growth rates in the future. We have one additional satellite under construction, NSS-8, and we do not plan to procure any other satellites until such time as we have a demonstrated need for the additional capacity and a sound business case for a particular satellite, or require a replacement satellite.

Entering into strategic transactions

        We intend to monitor developments as consolidation within the FSS industry continues to unfold, and may pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis to enhance our competitive profile, our financial performance and the value of our business.

Our Customers and Services

        We primarily earn our revenues by providing capacity for satellite communications and ground-based services to our customers for contracted periods varying from less than one year to 15 years. Our base of over 200 customers includes established telecommunications carriers, leading broadcasting and video companies, governmental entities and fast-growing smaller companies from around the globe.

        At March 31, 2005, we provided service under contract to 245 customers worldwide. Our ten largest customers (excluding the net impact of one-off payments received of approximately $1.7 million) represented approximately 43% of our total revenues of $58.2 million for the quarter ended March 31, 2005. For the quarter ended March 31, 2005, revenues from our largest customer, Intelsat and its affiliates (including the COMSAT group which it recently acquired), were $10.6 million, or 18% of our total revenues.

        For the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005, we derived our telecommunication services revenues in the following geographic regions based on the billing addresses of our customers, shown in percentages:

	Year Ended December 31,			Three Months Ended March 31,
Region
	2002(1)	2003	2004	2005(2)
North America	37%	36%	35%	40%
Europe	24	22	21	20
India, Middle East and Africa	18	21	22	19
Latin America	13	13	13	12
Asia Pacific	8	8	9	9

Total	100%	100%	100%	100%

    (1)
    Certain amounts reported in 2002 have been reclassified between geographical regions to conform with our current year presentation.

    (2)
    Reflects revenues from Intelsat restoration services (shown within North America) and excludes the net impact of one-off payments received in the first quarter of approximately $1.7 million.

        Our customers use the services we provide for a variety of applications, including data services, such as corporate and governmental data networks; video services, including cable and broadcast television distribution and contribution services and DTH services; Internet-related services; and voice services. For the quarter ended March 31, 2005, we estimate that 51% of our telecommunications revenues were generated from data services, 34% from video services, 11% from Internet-related services and 4% from voice trunking services. Of our $557.6 million backlog at March 31, 2005, we estimate that data/voice services represented 43%, video services represented 47% and Internet-related services represented 10%. As of March 31, 2005, the average remaining duration of our backlog, based on a weighted average basis, was approximately five years. The average remaining duration of our contracts was approximately two years.

Data services

        Our satellites are used to create high-bandwidth private data networks for governments and businesses around the world. Many of these networks use relatively small antennas known as VSATs (very small aperture terminals) to connect geographically dispersed sites into a dedicated, interconnected communications network. Using such a network, individual locations can quickly, reliably and securely send and receive information directly to and from a central location. Our powerful satellites are well-suited for serving the growing demands of these networks, as higher power levels can improve the quality of a customer's service and can make it possible to transmit larger amounts of information and/or use smaller and less expensive ground station antennas.

        Over the past several years, data services have contributed a significant and growing portion of our revenues, increasing from 27% of total revenues in 2002 to 42% in 2004 and 51% for the quarter ended March 31, 2005. Based upon input from our customers and market information, we believe this increase reflects, in large part, growing demand by governmental entities for commercial data services. We estimate that we derived approximately 31% of our first quarter 2005 revenues from services to customers where the ultimate end user was a governmental entity. This reflects our best estimate, as we do not typically sell services directly to a number of governmental entities that use large amounts of commercial communications satellite capacity, including the U.S. government, and our customers generally are not required to inform us about the ultimate end user of the capacity we provide to them.

Video services

        We currently broadcast more than 400 channels of entertainment and news programming to cable networks, broadcast affiliates and consumers' homes around the world. From DTH transmissions in India and West Africa to full-time contribution feeds for broadcasters in Europe and the Middle East, we have the technological resources, global reach and commercial experience to enable our customers to deliver their programming to markets anywhere in the world. Our end users range from top media and entertainment companies to leading broadcasters and news agencies. Our video services can be grouped into two types:

  •
  Video distribution—We are a leading provider of satellite capacity for the distribution of international, regional and national television and cable programming to markets around the world, such as Latin America, India and Africa. Our satellites can be used to transmit video signals to ground-based cable and broadcasting systems and direct to the homes of multi-channel video subscribers. Three of our satellites carry attractive programming neighborhoods, making their capacity desirable to other entities transmitting similar content. Our NSS-806 satellite has one of the leading video neighborhoods in Latin America, carrying approximately 110 channels of video programming for distribution to approximately 13.5 million subscribers across the region. Our NSS-7 satellite offers a strong African video neighborhood and hosts four African DTH platforms carrying leading French-language channels, news channels, sports music and entertainment channels and a dedicated Arab language package. Recently, our NSS-6 satellite was selected to support the launch of DTH video services platforms for Doordashan, India's national broadcaster, and Zee Television in India.

  •
  Video contribution—Broadcasters and news programmers who require a reliable transmission link use our satellites to transmit regular television contribution feeds as well as special events, such as the Olympics and fast-breaking news stories, back to their video production facilities. Depending upon their needs, broadcasters and news programmers can obtain our services on a full-time or an occasional use basis. We provide full-time contribution services to large customers around the world, including major broadcasters and carriers.

Internet-related services

        We offer telecommunications companies, service providers, network integrators, Internet service providers and other resellers high-speed connections directly to the Internet backbone. Our Internet-related service offerings, which we have branded IPsys, include one-way and two-way satellite-based links between an Internet service provider's points of presence or a customer's premises and the global Internet backbone, bypassing shared ground networks and the associated congestion points—as well as any terrestrial connectivity gaps—to deliver Internet content to even the most remote locations at high speeds. IPsys served over 100 customers in approximately 40 countries as of March 31, 2005. Our IPsys offering includes several distinct services:

  •
  IPsys Premier—Designed for entities seeking to augment existing network bandwidth to boost overall robustness and/or to extend point of presence networks to remote areas;

  •
  IPsys Direct—Provides Internet backbone access to customers needing reliable, high-speed and easily scalable added bandwidth; and

  •
  IPsys Burst—Best suited for rapidly growing entities who serve a developing subscriber base and wish to scale up their operations in response to changing user-demands.

        We also periodically introduce new services to reflect trends in the Internet-related services market. For example, in 2004, we introduced two new two-way satellite broadband services, IPsys Broadband and IPsys Bandwidth on Demand. These services make it possible for telecommunications companies, service providers, network integrators, Internet service providers and other resellers to establish high-quality, cost-effective broadband networks by allowing providers to use shared two-way "hubs," spreading the costs of these hubs across a larger base of users, and by allocating bandwidth on an "as needed" basis to different users. IPsys Bandwidth on Demand was commercially launched in July 2004 and we expect IPsys Broadband, which is currently in customer trials, to be commercially available by mid-2005.

Voice services

        We also provide satellite capacity for voice applications. Historically, we provided most of our voice services to major post, telephone and telegraph administrations, or PTTs. More recently, we have begun to market voice services to governmental users and to newly-authorized mobile telephone, local and long distance service providers in countries undergoing telephony deregulation or where there is a lack of ground-based infrastructure to support voice services.

Sales and Marketing

        We have significantly broadened and expanded our customer base since our creation in order to increase revenue opportunities while reducing the risks associated with selling to a limited number of customers. In addition to providing services to large telecommunications companies, we now also provide transponder capacity and other services directly to other broadcasters, Internet service providers, some governmental entities and commercial resellers, such as network system integrators, ground stations or capacity brokers, as well as to some of the larger customers further down the distribution chain.

        Our sales and marketing personnel are divided into five regions: (1) North America; (2) Latin America; (3) Europe; (4) Asia Pacific; and (5) India, the Middle East and Africa. As of March 31, 2005, we had approximately 68 employees who sold, marketed and provided direct sales support for our services worldwide.

        We manage our sales, marketing and billing activities from our headquarters in The Hague. We also have established regional sales or liaison offices in North America (Washington, D.C.), South America (Sao Paulo), Asia (Singapore and Hong Kong) and Australia (Sydney).

Contracts

        As of March 31, 2005, we had approximately 431 active contracts with our customers. Our contracts generally are denominated in U.S. dollars; are non-preemptible and non-cancelable during the term (or allow customers to cancel their commitments only under certain limited conditions and are subject to significant early termination or cancellation fees payable to us); and otherwise contain terms that are generally consistent with industry practice. Although the contracts can be terminated in the event of certain capacity malfunctions, we generally have a cure period to remedy the malfunction or provide alternate capacity.

Backlog

        We provide customers with satellite transponder capacity for contract periods varying from less than one year to 15 years. At March 31, 2005, we had a contractual backlog for future services of $557.6 million, with data and voice services representing 43%, video services representing 47% and Internet-related services representing 10%. Of our $557.6 million backlog as of March 31, 2005, approximately $148.2 million related to services to be delivered in the remainder of 2005,

$116.8 million in 2006, $83.6 million in 2007, $57.2 million in 2008, $42.3 million in 2009 and $109.5 million in 2010 and thereafter. Additionally, of our $557.6 million backlog, which we do not recognize as revenue until we actually perform the services, approximately $512.2 million, or 92%, related to obligations provided under non-cancelable agreements. The remaining backlog relates to preemptible capacity contracts that have cancellation options, subject to the payment of early termination fees by the customers. We cannot rule out the possibility we could face contract terminations arising in the normal course of business or as a result of other market forces.

        As of March 31, 2005, the average remaining duration of our backlog, based on a weighted average basis, was approximately five years. The average remaining duration of our contracts was approximately two years.

Our Satellites

        We currently operate and provide commercial service through a network of five communications satellites positioned in fixed (i.e., station-kept) geosynchronous orbits (NSS-5, NSS-6, NSS-7, NSS-703 and NSS-806). We have one additional satellite, NSS-8, currently under construction, and have also received authorizations from the Dutch government to use certain additional orbital locations for future satellites. During 2002 and 2003, we decommissioned two satellites, NSS-K in 2002 and NSS-513 in 2003, when each reached the end of its operational life.

        For 2004 and the three months ended March 31, 2005, we operated one of the most reliable satellite fleets in the industry, with a 99.9999% fleet-wide satellite availability rate. Our fleet-wide availability rate reflects the percent of time the transponders in our fleet that were configured to provide service were actually available to provide service. To determine this rate, we first calculate the percent of total transponder-hours during which we experienced an outage during a period—i.e., the number of hours the transponders in our fleet that were configured to provide service were unavailable due to an outage, divided by the total number of transponders in our fleet multiplied by the number of hours during the period. Our fleet-wide availability rate is 100% minus the percent of transponder-hours during which we experienced an outage.

        Our satellites are located approximately 22,300 miles (35,700 kilometers) above the earth. We operate all of our satellites in station-kept mode, which means that they maintain their geosynchronous position over the equator within tightly controlled limits (plus or minus .05°). Because of this control, most earth antennas within a satellite's beam can communicate continuously with the satellite without having to track it in orbit.

        Our newest satellites, NSS-6 and NSS-7, as well as our NSS-8 satellite, which is currently under construction, are designed to carry additional and more powerful transponders than the satellites that we inherited from our predecessor at the time of our creation, although to a limited extent our ability to use additional power and frequencies may be constrained by technical and regulatory factors including, for example, those agreed to in relevant coordination agreements. They were also designed to provide better connectivity and to allow for more operational flexibility than our inherited satellites.

In-orbit satellites

        NSS-5.    In 2002, following the launch of NSS-7 and the transition of services from NSS-5 to NSS-7, we relocated NSS-5 (formerly known as NSS-803) from 338.5° E.L. to its current orbital location at 183° E.L. to replace one of our inherited satellites, NSS-513, which was in inclined orbit at the time. NSS-5 was brought into commercial use in its new location in January 2003.

        NSS-5 provides service via 55 36-MHz-equivalent C-band transponders and 12 36-MHz-equivalent Ku-band transponders. It is our principal connectivity satellite for the Pacific Ocean region and provides coverage of certain areas in North America, Asia and Australia. NSS-5 is one of the few

satellites that can connect North America with all major destinations in the Pacific Rim. Access to the satellite from the West Coast of the United States, Canada and Mexico can be achieved at C-band frequencies on global, hemispheric or zone beams. The satellite has two steerable Ku-band spot beams, one of which currently is over New Zealand, and the second of which is currently over Australia. The western zone beam of NSS-5 covers major destinations such as China, Hong Kong and Singapore. Hemispheric coverage extends from the north of China to Australia and New Zealand.

        One of two duplicate power subsystem units on NSS-5—a low-voltage bus converter—stopped operating in 1998. The manufacturer of the satellite has informed us that the duplicate unit that is currently not operational has a high probability of automatically restarting if the unit that is currently operating fails. If this did not occur, the satellite might prematurely cease to operate, although we believe that there is only a low risk that the currently operating unit will fail and that the other unit will not restart.

        NSS-5 is a Lockheed Martin Series 7000 satellite. Two other LM Series 7000 satellites have suffered in-orbit power subsystem failures that are similar to one another, which resulted in the immediate total losses of the satellites in question. Lockheed Martin has informed us that it recently completed its investigation of these failures and has identified the failure mechanism and root causes for the failures. NSS-5 differs from the failed satellites with regard to the failed component and we do not believe that the failures indicate a potential risk of failure on NSS-5.

        In addition, in January 2005 another LM Series 7000 satellite experienced an electrical power system anomaly that caused the immediate total loss of the spacecraft. Lockheed Martin is currently investigating the root cause of the anomaly. We will not be able to determine whether NSS-5 is at risk of suffering a similar anomaly until Lockheed Martin completes its investigation.

        NSS-6.    NSS-6 was launched successfully in December 2002 to the 95° E.L. orbital position, over the Asia-Pacific region, and was placed into service in early 2003.

        NSS-6 is equipped with 60 36-MHz-equivalent Ku-band transponders. From its orbital slot at 95° E.L., NSS-6's six high power Ku-band beams provide coverage of the Indian subcontinent, China, the Middle East, Eastern Europe, the Central Asian republics, Southern Africa, Australia, Southeast Asia and Northeast Asia. Additionally, NSS-6 has 12 uplink spot beams in the Ka-band, ten of which can be operated simultaneously, fixed on the strategic markets of Hong Kong, Shanghai, Beijing/Tianjin, Wuhan, Taiwan, Seoul, Tokyo/Osaka, Mumbai, Bangalore/Chennai, Delhi, Sydney and Melbourne. Each of the Ka-band uplinks can be used in lieu of one Ku-band uplink.

        NSS-6 has significantly greater Ku-band capacity and power than any of our current satellites. The design of NSS-6 permits extensive transponder switching among beams, allowing us to reassign capacity among geographic regions in response to market demand. Moreover, NSS-6 has a broad coverage area and a high degree of intra-satellite interconnectivity, which will make it possible, depending on the relevant transmission, for a customer to uplink a signal from one region and downlink that signal to multiple regions using a different transponder for each downlink region.

        NSS-6 is designed to serve a wide range of customers, including broadcasters, telecommunications carriers, DTH service providers, Internet service providers, corporations and other enterprise customers. Its versatile Ku-band and Ka-beams can also be interconnected ("cross-strapped"), offering enhanced connectivity throughout its service area.

        Certain components on NSS-6 have failed, which will prevent us from receiving certain battery telemetry. This will make it more operationally difficult to recondition the satellite's batteries later in its life, should this procedure be necessary. NSS-6's manufacturer has informed us that, in its opinion, we will never need to recondition NSS-6's batteries.

        In addition, NSS-6 has experienced intermittent operation on certain solar array circuits, resulting in a reduction of available power. NSS-6 is expected to maintain sufficient power to support all of its capacity through its end-of-life. There is some risk that additional circuits, which have exhibited intermittent behavior in the past, may become non-operational in the future. If this occurs, there may be a reduction in the amount of capacity on NSS-6 that is effectively available for lease.

        In April 2005, a Lockheed Martin A2100 satellite suffered a solar array anomaly that resulted in the loss of approximately 50% of the spacecraft's available power. Lockheed Martin is currently investigating the root cause of the anomaly. We will not be able to determine whether NSS-6 is at risk of suffering a similar anomaly until Lockheed Martin completes its investigation.

        NSS-7.    NSS-7 was launched in April 2002 and entered commercial service in May 2002. It is the first satellite that we designed, constructed and launched entirely during the course of our operations as an independent company.

        We deployed NSS-7 to 338.5° E.L. over the Atlantic Ocean region to replace the NSS-K and NSS-5 satellites. Following the transition of customer traffic from NSS-K and NSS-5, we relocated NSS-7 by one-half degree to 338° E.L., its current location, in order to comply with a directive of The Netherlands government to meet international frequency coordination requirements. We decommissioned NSS-K after we completed the transition of traffic.

        NSS-7 has greater combined capabilities than the two satellites that it replaced, including higher power, enhanced geographic coverage, and a larger number of transponders. NSS-7 was built by Lockheed Martin and has a 12-year design life. It has 49 36-MHz-equivalent C-band and 48 36-MHz-equivalent Ku-band transponders. It offers the ability to transmit or receive a large number of C-band and Ku-band signals simultaneously, with a high level of interconnectivity between different beam coverages on a transponder-by-transponder basis. NSS-7 is specifically designed, by means of on-board switching, to facilitate asymmetric traffic between coverage areas. Its capabilities, including in particular its higher power, will allow many customers to use smaller antennas.

        NSS-7 supports a variety of services, including video distribution and contribution, Internet-related services, private telecommunications networks used by businesses and fixed services such as telephone and data transmission. In addition, capacity can be flexibly assigned to 11 high-powered coverage beams, blanketing the Americas, Europe, the Middle East and Africa.

        Certain components on NSS-7 have failed, which will prevent us from receiving certain battery telemetry. This will make it more operationally difficult to recondition the satellite's batteries later in its life, should this procedure be necessary. NSS-7's manufacturer has informed us that, in its opinion, we will never need to recondition NSS-7's batteries.

        In April 2005, a Lockheed Martin A2100 satellite suffered a solar array anomaly that resulted in the loss of approximately 50% of the spacecraft's available power. Lockheed Martin is currently investigating the root cause of the anomaly. We will not be able to determine whether NSS-7 is at risk of suffering a similar anomaly until Lockheed Martin completes its investigation.

        NSS-703.    NSS-703, located at 57° E.L., provides a wide range of services, as the television and telecommunications needs of the multiple regions it serves are diverse. Television broadcasters, post, telephone and telegraph authorities and communications service providers are the primary users of this satellite. NSS-703 is used for telephone services in Asia Minor, cable television distribution in India and for television distribution and contribution throughout the Asia Pacific region.

        NSS-703 provides service via 38 36-MHz-equivalent C-band transponders and 20 36-MHz-equivalent Ku-band transponders. Its C-band hemispheric beams cover two major regions. The first is Africa. The second is the triangle from the Middle East to Japan to Australia. Within this region, NSS-703 offers complete India and China coverage. These hemispheric beams are supported by four zone beams, which are optimized to provide service to sub-regions of northeast Asia, Southeast Asia and Australia, southern Africa and from northern and western Africa to the Mediterranean Sea. We have currently deployed the satellite's three fully steerable Ku-band spot beams to service Europe and the Middle East, central Asia and India. We are planning to replace NSS-703 with NSS-8 following NSS-8's becoming available to enter commercial service, which is currently projected to occur in mid-2006. Following replacement of NSS-703 by NSS-8, we are currently planning to re-deploy NSS-703 to another orbital location. See "—Planned Satellites."

        NSS-703 is a Space Systems/LORAL FS 1300 satellite. In December 2004, another FS 1300 series satellite suffered an in-orbit power subsystem anomaly. While the cause and effect of the anomaly are still under investigation, it appears that the anomaly will significantly reduce the affected satellite's total usable capacity. Based upon currently available information, we believe that NSS-703 differs from the satellite that suffered the anomaly with regard to the affected subsystem and, for this reason, we do not believe that the anomaly indicates a risk of an anomaly on NSS-703.

        NSS-806.    NSS-806, located at 319.5° E.L., provides C-band and Ku-band coverage of the Americas and Europe. It transmits a neighborhood of 110 cable television channels to Latin America, including video channels from Argentina, Brazil, Venezuela, Colombia, Peru, Bolivia and the United States, as well as other regional services and international channels. The high quality of NSS-806's video neighborhood makes it attractive to video programmers within Latin America, who seek to distribute Spanish language programming within the region, as well as to video programmers outside of Latin America, who seek to reach viewers in Latin America. According to a recent report by an independent consultant, NSS-806 delivers programming to an estimated 13.5 million homes across Latin America and the Caribbean.

        NSS-806 has 36 36-MHz-equivalent C-band transponders and six 36-MHz-equivalent Ku-band transponders. It contains a single high-powered beam that provides simultaneous coverage of the Spanish- and Portuguese-speaking regions of both the Americas and Europe. In addition to providing coverage of the Latin American markets, it reaches the Iberian Peninsula, the Canary Islands, Western Europe and much of Eastern Europe via a high-power hemispheric beam. This facilitates the distribution of programming from both Latin American content providers and North American and European content providers to Latin American cable networks. The satellite also features a Ku-band spot beam covering Mercosur (i.e., Argentina, Brazil, Paraguay, Uruguay and Chile) with high-powered coverage over urban areas. This capacity is well suited for use by corporate network communications. The high power of NSS-806's signals helps to ensure that its signals can be delivered to small antennas.

        NSS-806 is a Lockheed Martin Series 7000 satellite. Two other LM Series 7000 satellites have suffered in-orbit power subsystem failures that are similar to one another, which resulted in the immediate total losses of the satellites in question. Lockheed Martin has informed us that it recently completed its investigation of these failures and has identified the failure mechanism and root causes for the failures. NSS-806 differs from the failed satellites with regard to the failed component and, for this reason, we do not believe that the failures indicate a risk of failure on NSS-806.

        In addition, in January 2005, another LM Series 7000 satellite experienced an electrical power system anomaly that caused the immediate total loss of the spacecraft. Lockheed Martin is currently investigating the root cause of the anomaly. We will not be able to determine whether NSS-806 is at risk of suffering a similar anomaly until Lockheed Martin completes its investigation.

Planned satellites

        NSS-8.    In March 2001, we entered into a construction and launch contract for our NSS-8 spacecraft with Boeing, formerly Hughes Space and Communications. In early 2003, we decided to re-purpose NSS-8 for deployment to the 57° E.L. orbital slot as a replacement satellite for our NSS-703 satellite, currently located in that slot. By doing so, we will provide expansion capacity at our established orbital location in the Indian Ocean region and satisfy our near-term satellite replacement requirements, which we anticipate will make it possible for us to defer any further procurements of replacement satellites until late in this decade. NSS-8 is currently projected to be available to enter commercial service in mid-2006.

        NSS-8 will carry 56 36-MHz-equivalent C-band and 36 36-MHz-equivalent high-power Ku-band transponders, making it one of the largest and highest power satellites with coverage of Europe, the Middle East, India, Africa and Asia. As part of our contract with Boeing, they are required to deliver the spacecraft to us in orbit. Currently, the contract calls for the manufacturer to use a Sea Launch Zenit vehicle to launch the satellite. Twelve of the last 13 Sea Launch flights were successes—i.e., they delivered the payload to the specified target orbit with very high accuracy and with all performance and interface parameters within specifications.

        We believe NSS-8 will contribute to our long-term growth by placing our newest, largest and most powerful satellite at an established orbital location in the Indian Ocean region. We believe that this, in turn, will place us in a strong position to meet the current and future needs of our many customers throughout India, Africa, the Middle East and Asia as well as capitalize on the region's strong projected growth and will allow us to relocate one of our existing satellites to a new orbital location.

Overview of satellite fleet

        The table below summarizes selected data relating to our five operational satellites and the NSS-8 satellite, which is currently under construction:

Satellite	NSS-806	NSS-7	NSS-703	NSS-6	NSS-5	NSS-8 (under construction)
Number of transponders(1)
—C-band	36	49	42(2)	0	61(2)	56
—Ku-band	6	48	24(2)	60(3)	12	36
—Ka-band	0	0	0	12(3)	0	0
Maximum signal strength at receiving antenna (decibel-watts)(4):
—C-band	36 to 37.2	38 to 40	26 to 36	N/A	29 to 36	38 to 43
—Ku-band	42 to 49	46 to 49	44.5 to 47	44 to 52	44 to 47	48 to 52
Power output (kilowatts)(5)
—At beginning of life	7.1	12.7	4.9	13.6	6.2	16.0 (est.)
—At end of orbital design life	5.4	10.7	4.0	12.0	4.8	13.8 (est.)
Satellite manufacturer	Lockheed Martin	Lockheed Martin	Space Systems/ LORAL	Lockheed Martin	Lockheed Martin	Boeing Satellite Systems
Launch date	February 1998	April 2002	October 1994	December 2002	September 1997	Mid-2006 (est.)
Orbital design life, end(6)	March 2008	April 2014	August 2005	February 2015	September 2007	12 years after delivery in orbit
Anticipated commercially operable end of life(7)	Second quarter 2016	Third quarter 2015	Second quarter 2009	Second quarter 2019	Second quarter 2015	16 years after delivery in orbit (est.)
Orbital position	319.5° East	338° East	57° East	95° East	183° East	57° East (planned)
Geographic coverage
—C-band	Europe, Americas	Europe, Africa, Americas, Middle East	Europe, Asia, Australia, Africa	N/A	Asia, Australia, North America	Africa, Asia, Australia, Europe, Middle East
—Ku-band	Argentina, Brazil	Europe, Africa, Americas, Middle East	Europe, Central Asia, Middle East(8)	Asia, Australia, Middle East	New Zealand, Australia(8)	Europe Asia, Australia, Africa, Middle East

(1)
Satellite transponders receive signals from uplink ground stations, then convert, amplify and transmit the signals to downlink ground stations. This table states the transponder capacity of our satellites in terms of the number of 36 MHz equivalents of capacity they can handle. Actual transponders range in size. For example, there are 36 MHz, 54 MHz, 72 MHz and 112 MHz transponders.

(2)
For technical reasons, we sometimes configure a satellite so that certain transponders are not operational. For example, in order to optimize NSS-5's overall performance we are operating it in a manner that effectively reduces the number of operational C-band transponders to 55 and we are operating NSS-703 in a manner that effectively reduces the number of operational C-band transponders to 38 and Ku-band transponders to 20.

(3)
NSS-6 has 60 transponders, all of which operate in the Ku-band for downlink (i.e., satellite-to-customer) transmissions and can operate in the Ku-band for uplink (i.e., customer-to-satellite) transmissions. The satellite also contains 12 Ka-band uplink transponders, up to 10 of which can be activated at any given time. If activated, a Ka-band uplink operates in lieu of one Ku-band uplink.

(4)
Measures the transmission power of a transponder based on the strength of the signal received by a ground station antenna in decibel-watts. Holding all other things equal, higher power levels improve the quality of a customer's service and can make it possible to transmit larger amounts of information and/or use smaller and less expensive ground station antennas.

(5)
Power available, as required under the terms of the satellite construction contract.

(6)
The manufacturer determines a satellite's in-orbit design life. The manufacturer contractually commits that the satellite will be able to maintain its contractually specified performance throughout this period.

(7)
We estimate anticipated commercially operable life (or maneuver life) based on a number of factors, and we update these estimates periodically based on each satellite's actual in-orbit performance. The most important factor is the length of time during which a satellite's on-board propellant is projected to permit maneuvers to keep the satellite in geosynchronous orbit. Under appropriate circumstances, we would also consider other factors, including remaining on-board redundant systems and expected performance of satellite components.

(8)
The Ku-band capacity on NSS-703 and NSS-5 is provided over steerable zone beams. The table above shows the geographic areas currently covered by these beams. In the future, it is possible that we may re-point these beams to serve different geographic areas within the satellite's general geographic coverage area.

        We do not currently operate any of our satellites as back-up or spare capacity. We have, however, entered into a contractual arrangement under which we may be able to procure back-up capacity from another satellite operator, on agreed terms, if we suffer a satellite failure. In addition, the launch of NSS-8 will give us additional flexibility to re-deploy our satellite fleet to restore service to our customers in the event of a satellite failure.

Additional future satellites

        We anticipate that we may launch additional satellites in the future, both to replace our existing satellites as they near their end of life and, depending upon market conditions, to expand our scale and scope by expanding the size of our in-orbit fleet.

        We regularly study the demand for satellite services in various regions and for different applications in order to keep abreast of opportunities. While we are committed to a strategy of maximizing cash flow, we intend to invest capital expenditures to replace our existing satellite fleet and may enter into procurement contracts for new satellites if we can establish a sound business case for an expansion of our fleet. There are a finite number of orbital slots available to FSS operators, and most of these slots are either already in use or have been filed for under the relevant international processes. Our ability to access new orbital locations and launch new satellites is subject to various governmental approvals, coordination issues and other regulatory risks. See "—Government Regulation."

        We may also choose to enter into arrangements with other satellite providers to use existing orbital and satellite resources at a single orbital location to expand the respective commercial service offerings of both operators. We believe such arrangements may make productive use of our orbital locations without making additional capital expenditures or incurring significant incremental expenses. Such arrangements are subject to applicable law and regulation, which may limit their scope or application.

Satellite Operations and Related Facilities

        We perform tracking, telemetry and control ("TT&C") functions for all of our satellites from our primary Satellite Operations Center located in The Hague.

        TT&C functions involve: (1) tracking and controlling our satellites to maintain their designated geostationary orbital position and to identify and avoid any potential close proximity to other in-orbit objects; (2) receiving information about the operational status of our satellites via the transmission of data; and (3) relaying operating instructions to our satellites, including regular maintenance activities and, in the event of component faults, diagnostic tests and initiation of redundant subsystems.

        Our satellite operations center is supported by additional sites around the globe that we own or lease, and which allow us to communicate with our satellites. Each of our satellites can communicate with at least two of these remote TT&C facilities to ensure that flight command instructions and return performance data can be sent reliably between the satellite operations center and the satellite on a redundant basis.

        In addition, we perform all of our payload management and carrier monitoring services with respect to all of our satellites from our own payload operations center located in The Hague. These functions include: (1) monitoring the appropriate frequencies and power settings for each signal being transmitted by the satellite in order to preclude interference with other customers or third parties; (2) monitoring the quality of signals being transmitted by the satellite; and (3) verifying that the customer traffic on our satellites is being transmitted in accordance with contractual obligations and our operating procedures. Most of the data provided to our payload operations center regarding the traffic carried over our satellites is collected by a network of carrier service monitoring sites that we own or lease worldwide, which measure the usage of the transponders and quality of service on our satellites.

        Our TT&C and payload management and carrier monitoring functions are supported by an auxiliary satellite operations center and auxiliary payload operations center located at a separate facility in Belgium. These centers are fully redundant, routinely tested and operate on a stand-by basis to provide an immediately usable emergency back-up to our primary operations centers at our headquarters.

Network Operations Facilities

        We currently own and operate ground-based facilities in the United States and Australia. Our mediaport in the United States, which is located near Washington, D.C., provides uplink and downlink services to our NSS-7 and NSS-806 satellites. We also have installed equipment at this mediaport and leased fiber optic cable capacity that enables us to transmit signals between our satellites, on the one hand, and the U.S. Internet backbone, the public telephone network, private telecommunications networks and video "drop off" locations used by businesses, on the other hand. We have two teleports in Australia, in Perth and Adelaide. Our Australian teleports can access NSS-5 and NSS-6 and provide a variety of satellite networking, video and Internet-related services over NSS-5 and NSS-6 and over third-party satellites to business and government users.

        We also enter into agreements with third parties to provide the teleport facilities and services that we require in locations around the globe where we do not have our own terrestrial facilities. As with our teleports, these facilities can provide our customers with a range of video, voice, data and IP services. We currently have agreements with teleports in Los Angeles, the State of Washington, London, Hong Kong, Israel, Singapore and Cyprus. We regularly evaluate opportunities to enter into agreements with teleport operators in strategic locations with facilities that can access our satellites and facilitate our customers' use of our services.

        To support IPsys and our other bundled services, we have installed at our Washington Mediaport and at one or more third-party teleports high-bandwidth digital video broadcast platforms, as well as equipment that permits the provision of video-based bundled services such as the compressed multi-carrier-per-channel transmission of video networks. We have developed platform facilities to serve customers in India, Asia, the Middle East, Southeast Asia, Africa, the Pacific Rim and Latin America.

Satellite Operations Risk Management

Launch insurance

        We obtained launch insurance for our NSS-7 and NSS-6 satellites, which were launched in 2002. Launch insurance policies typically cover claims arising from events that take place during launch and subsequent in-orbit testing. Launch insurance policy coverages include:

  •
  loss of a satellite during launch;

  •
  the failure of a satellite to obtain proper orbit; and

  •
  the failure of a satellite to perform in accordance with design specifications during the policy period.

        The terms of launch insurance policies generally provide for payment of the full insured amount if 75% or more of a satellite's communications capacity or life is lost within the period, and, partial payment for losses of less than 75% of the satellite's communications capacity within this period. Launch insurance policies include standard commercial launch insurance provisions and customary exclusions in launch policies. Special exclusions may be added in light of the performance of a particular type of satellite or launch vehicle.

        Going forward, we intend to employ appropriate strategies for mitigating our risk from a total or partial satellite failure for our future satellites, taking into consideration the cost effectiveness and scope of the coverage and other business considerations. These arrangements may include, for example, traditional insurance, in-orbit sparing, re-launch guarantees and other contractual arrangements. Because our NSS-8 payments will depend on such satellite's successful in-orbit performance, we do not intend to procure traditional third-party insurance for NSS-8. In addition, our recent modification of the NSS-8 agreement with Boeing restricts our ability to procure traditional third-party insurance for NSS-8 in certain circumstances.

In-orbit insurance

        Our in-orbit insurance policies cover claims that relate to events that take place after the expiration of the relevant launch insurance policy. This coverage includes the failure of a satellite to continue performing in accordance with design specifications. Our in-orbit policies include customary commercial satellite insurance exclusions and/or deductibles and material change limitations, including exclusions on coverage for damage arising from acts of war, lasers, and other similar potential risks and exclusions for certain health-related problems affecting our satellites that were known at the time the policy was written. Most of the exclusions in our existing policies affect individual units and systems whose loss in the event of a future anomaly would not materially affect our revenues or general financial condition. The low voltage bus converter on NSS-5 is presently subject to an exclusion. See "—Our Satellites—In-orbit satellites—NSS-5."

        We currently seek to obtain in-orbit insurance with respect to our satellites in an amount approximately equal to the unamortized construction, launch and insurance costs for each of them. We have obtained in-orbit insurance for all of our in-orbit satellites.

        The amount of in-orbit insurance in force with respect to each of our satellites will generally decrease over time, typically based on its declining book value. Typically, in-orbit insurance is renewed annually.

        As is common in the industry, we have not insured against business interruption, lost revenues or delay of revenues in the event of a total or partial loss of the communications capacity or life of a satellite. In insuring against partial losses, we have not insured against all possible partial failures but, rather, only against partial failures that we anticipate would meaningfully affect the revenue-producing capability of the satellite in question.

        We will continue to periodically reassess our insurance strategy, and it is possible that in light of rising insurance rates, the scope of insurance exclusions, the limitations of insurance coverages and other factors we may decide to employ other strategies for mitigating our risk from a total or partial satellite failure where we believe those other strategies provide equivalent coverage on a more cost effective basis, provide better coverage (e.g., by helping to protect our future revenues in the event of a satellite failure) or for other business reasons. Because our NSS-8 payments will depend on such satellite's successful in-orbit performance, we do not intend to procure traditional third-party insurance for NSS-8. In addition, our recent modification of the NSS-8 agreement with Boeing restricts our ability to procure traditional third-party insurance for NSS-8 in certain circumstances.

Employees

        At March 31, 2005, we had 219 employees. We believe that our relations with our employees are good. By operation of law, all existing employees of Seller whose employment contracts are governed by the laws of The Netherlands have entered our employment under identical employment and pension terms and conditions. See "The Transactions—Employee Arrangements" and "Management—Employment Matters and Agreements."

        In 2004, we established a "Works Council" in accordance with the Dutch Works Councils Act (Wet op de ondernemingsraden), pursuant to which an employer of at least 50 persons must form a Works Council. See "Management—Structure Regime and Works Council."

Property

        We established our global headquarters in The Hague in 1998. We own our headquarters buildings. Our headquarters facilities house our satellite operations center, payload operations center, operating and engineering staff and our sales, marketing and other administrative personnel.

        We currently own and operate teleports in Bristow, Virginia, United States (the Washington Mediaport), Perth, Western Australia and Adelaide, South Australia.

        We lease office space, either directly or through a local operating subsidiary, for regional sales or liaison offices in North America (Washington, D.C.), South America (Sao Paulo), Asia (Singapore) and Australia (Sydney).

        See also "—Satellite Operations and Related Facilities" and "—Network Operations Facilities."

Legal Proceedings

        We are often engaged in proceedings before national telecommunications regulatory authorities. See "—Government Regulation." In addition, we also may become involved from time to time in other legal proceedings arising in the normal course of our business.

Environmental Matters

        We are subject to various laws and regulations relating to the protection of the environment and human health and safety (including those governing the management, storage and disposal of hazardous materials). Some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up generators. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations.

Competition

        We are one of four global satellite operators. We compete against other global, regional and national satellite operators and, to a lesser extent, with suppliers of ground-based communications capacity. We believe that we combine the technical and financial strength of an experienced operator with the agility and resourcefulness of an entrepreneurial company to provide commercially attractive, high quality services to our customers.

        The other three global satellite operators are Intelsat, Ltd., PanAmSat and SES Global. We also compete with a number of nationally or regionally focused satellite operators in each region of the world, such as Eutelsat, some of which are larger than us. Several of our many competitors whose operations are principally regional may expand their operations through acquisitions and alliances in an effort to become global operators or may be acquired by another regional or global operator.

        All of the other global satellite operators, as well as Eutelsat, are substantially larger than we are in terms of both the number of satellites they have in orbit as well as in terms of their revenues. Due to their larger sizes, these operators are able to take advantage of greater economies of scale, may be more attractive to customers, and can (depending on the specific satellite and orbital location in question) have greater flexibility to restore service to their customers in the event of a partial or total satellite failure. In addition, their larger sizes can enable them to devote more resources, both human and financial, to sales, operations, product development, and strategic alliances and acquisitions.

        Providers of ground-based services, in particular fiber optic cable operators, may provide an alternative to satellite capacity, principally on point-to-point long-distance routes, especially transoceanic routes. The growth in this capacity, particularly across the Atlantic and Pacific Oceans, and the reduction in prices of that capacity have led some services between major city hubs, including most voice and data traffic and some video traffic, to migrate from satellite to fiber optic capacity. However, satellites are expected to remain competitive for signals that need to be transmitted beyond the main termination points of the fiber optic cables. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective. Satellites also remain the medium of choice for broadcast and multicast or point-to-multipoint applications.

Satellite operators

        We compete primarily against the three other global FSS operators—Intelsat, Ltd., PanAmSat and SES Global—and one regional operator, Eutelsat.

        Intelsat, Ltd.    Intelsat, Ltd. is the successor of INTELSAT. Until 2002, INTELSAT was an intergovernmental organization, owned by governments, national post, telephone and telegraph carriers and quasi-governmental entities. For much of its history, INTELSAT had a monopoly on the transmission of all satellite-based telephone traffic over many international routes. As a result of its history, Intelsat, Ltd.'s business today includes a large amount of traditional telephone and other carrier-based services. In 2003, Intelsat, Ltd. agreed to purchase the U.S. domestic satellite assets of Loral Space and Communications. This sale was concluded in March 2004. Intelsat, Ltd. operates 27 satellites, including those purchased from Loral. In August 2004, Intelsat, Ltd. and Zeus Holdings, a company formed by a consortium of private investment funds advised by Apax Partners, Apollo Management, Madison Dearborn and Permira, entered into an agreement to acquire Intelsat, Ltd. This transaction closed in January 2005.

        PanAmSat.    PanAmSat began in the 1980s by focusing on video services in Latin America, and in 1997 merged with a U.S. domestic carrier, Hughes Galaxy. Today, the North and South American video broadcasting markets constitute the core of PanAmSat's business, with approximately half of its satellites focused on this region. The company has also built a strong presence in the Asian and African video broadcasting markets. PanAmSat currently has a fleet of 24 satellites in orbit, including four in-orbit backups. In April and May 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., The Carlyle Group and Providence Equity Partners, Inc. agreed to enter into a series of transactions to acquire PanAmSat. These transactions were concluded in August 2004.

        SES Global.    SES Global was created in 2001 through the merger of two regional operators, GE Americom and SES Astra. The company operates 24 satellites of its own and another 14 through joint ventures and partnerships. We do not compete against SES Global's core DTH consumer video services in Europe or in its cable distribution business in the United States.

        Eutelsat.    Eutelsat S.A. is the privatized entity of a former intergovernmental satellite operator. Eutelsat's core business is the provision of video distribution services to the European market, although in recent years it has been expanding its operations to include new markets. Eutelsat operates 20 satellites of its own and another three through joint ventures and partnerships.

        Regional and domestic providers.    We compete against a number of additional entities, which operate regional satellite systems. These entities include, among others:

  •
  Arabsat in the Middle East;

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  Europe*Star in Europe, Africa, the Middle East and on trans-Atlantic routes;

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  Measat, AsiaSat, APT Satellite and Shin Satellite in Asia; and

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  SatMex, Star One and Nahuelsat in Latin America.

        These entities are active in regions in which we provide facilities and services. A number of other countries have domestic satellite systems that we also compete against to some extent, although most of our business is international in scope.

Proposed satellite systems

        Other companies have announced plans to operate regional or transoceanic satellite systems. The international satellite communications industry, however, imposes significant barriers to entry. The construction and launch of a satellite comparable to our newest satellites usually takes approximately two or more years and costs approximately $250 million to $300 million. In addition, there are a limited number of orbital positions and frequencies that can be coordinated for use through the International Telecommunication Union. The operation of an international satellite communications system also requires approvals from particular national telecommunications authorities. While the trend around the world has been to liberalize these regulatory requirements, at present obtaining the necessary authorizations involves significant time, expense and expertise.

Resellers

        We also compete against service providers that offer business communications and other satellite-based services reselling satellite capacity provided by other operators. Certain service providers also use leased satellite capacity to provide limited services to broadcasters, primarily for ad hoc applications. We also compete in some ways with local post, telephone and telegraph agencies that provide local connection services over the "last mile" between transmissions from major service providers to end user customers.

Fiber optic cables

        The primary use of high-capacity ground-based networks, including in particular fiber optic cables, is carrying high-volume communications traffic from point to point. Satellite companies generally are able to address this market only in regions where fiber optic cables or other high-bandwidth ground-based networks have not been deployed. Based on current trends, we expect transcontinental fiber optic cables will carry audio and video signals, IP and other data traffic, although recent business difficulties among fiber optic cable operators may affect fiber build-out plans. Fiber optic cables are not, however, well suited for point-to-multipoint broadcast applications, which we believe will increasingly develop with the introduction of Internet applications, such as multicasting, streaming and caching. Fiber optic cables are not readily usable for the transmission of ad hoc events occurring at locations that are remote from a fiber optic connection. Those sorts of events require the use of short-term satellite capacity and transportable uplink ground stations.

Government Regulation

        The international communications environment is highly regulated. As an operator of a private international satellite system based in The Netherlands, we are subject to three basic types of regulation.

        First, we are subject to the regulatory authority of the government of The Netherlands, from which we receive the rights to use the orbital locations and radio frequencies used by our satellites.

        Second, we are subject to the national communications authorities of the countries in which we operate. In order to provide services to, from or within a country, we must comply with that country's "market access" rules. This has required us, in some instances, to obtain governmental permissions to provide transponder capacity and other services to customers in those countries. We believe we have benefited from the pro-competitive trends informing national regulatory policies. Under the Agreement on Basic Telecommunications Services, for example, a number of countries that are members of the World Trade Organization committed to open their markets to satellite operators established in other member countries. Despite these trends, however, we will need to continue devoting time and resources to our market access efforts, and will have to continue to comply with laws and regulations, including amended laws and regulations, in the countries in which we provide service.

        Finally, we are subject to regulations promulgated by the ITU. There are a limited number of orbital locations in space from which one can operate the type of satellites that we operate. Rights to make use of these orbital locations, and the frequencies over which commercial satellites transmit, are regulated by the ITU.

        Our team of regulatory professionals prioritizes its continuing efforts by the magnitude of business opportunities in each market. Our fleet provides services in the majority of the world's markets, and we believe that we have obtained all necessary authorizations, permits and licenses for the conduct of our business as a whole.

Regulation in The Netherlands

        The Ministry of Economic Affairs, Directorate-General for Telecommunications and Post ("DGTP") is the governmental body in The Netherlands with primary authority over satellite carriers. The primary source of regulation with respect to telecommunications services providers is the Telecommunications Act. This act requires operators to have a license to use frequencies within the territory of The Netherlands. We are not required under Dutch law to have a license for the use of frequencies in space, such as the operation of our satellites at the specific orbital locations and upon the frequencies assigned to us, although we have obtained an authorization from the Dutch government allowing us to use such locations and frequencies. We are not required to have a license in The

Netherlands to operate a telecommunications network or services, although registration is required with the Dutch independent telecommunications regulatory agency. The Netherlands government is considering developing additional laws regarding space activities to comply with its international treaty obligations.

        The government of The Netherlands has registered our satellites with the International Telecommunication Union. Accordingly, the government of The Netherlands remains responsible internationally for resolving any allegations that our satellites are causing harmful interference to other registered wireless systems. Thus, although Dutch law provides no specific framework for satellite licenses, we work closely with DGTP to ensure that we comply with ITU regulations and any other obligations resulting from international telecommunications agreements or treaties to which The Netherlands is a signatory.

Other national telecommunications authorities

  Regulation in the United States

        Regulation of satellite use.    The Federal Communications Commission ("FCC") is the governmental agency in the United States with primary authority over all satellite operators that want to access that market. In the case of non-U.S. licensed satellite operators, such as ourselves, the FCC does not generally grant any licenses directly to the satellite operator. Instead, the FCC regulates the ability of ground stations in the United States to communicate with the satellites operated by the non-U.S. company. The FCC also maintains a list of non-U.S. licensed satellites with which U.S.-licensed earth stations are authorized to communicate (the "Permitted Space Station List"). In March 2001, the FCC granted our request for full authority to serve customers in the U.S. market. The FCC also added our NSS-513 (now retired), NSS-5 and NSS-806 satellites to the Permitted Space Station List with conditions. The conditions applicable to these satellites prohibit us from providing DTH services in the United States, grant us certain technical waivers and require us to take certain actions to prohibit harmful interference to other satellite operators. In May 2002, the FCC granted our request to serve customers in the U.S. market using our NSS-7 satellite and also added this satellite to the Permitted Space Station List with conditions. The conditions applicable to this satellite prohibit us from providing DTH services in the United States, grant us certain technical waivers and require us to maintain compliance with coordination agreements. In connection with the Transactions, the FCC substituted New Skies Satellites B.V. for New Skies Satellites N.V. on the Permitted Space Station List. Pursuant to the rules of the FCC, immediately following the consummation of the NSS IPO, we filed an application with the FCC notifying the agency of the changes in ownership of our Permitted Space Station List satellites resulting from the Reorganization and the issue and sale of the common stock offered in the NSS IPO. The FCC will consider, after the fact, whether these changes warrant a revision in the Permitted Space Station List status of our satellites. As a non-U.S. company active in the U.S. communications market, our FCC authorizations and licenses are subject to certain commitments made to agencies of the U.S. executive branch and incorporated in our FCC authorizations and licenses.

        Regulation of earth stations.    The FCC is also the governmental agency in the United States with primary authority over the operation of earth stations in the United States. We hold six non-common carrier earth station licenses associated with our ground-facilities in the United States.

        Export license requirements.    U.S. export laws govern the export and re-export of U.S. origin products in the possession of U.S. and non-U.S. persons. U.S. companies and companies located in the United States must comply with U.S. export control laws in connection with their provision to us of certain products, data, software, documentation and services relating to our satellites and satellite-related terrestrial facilities. Since we are a non-U.S. company, the exporter must obtain from the United States government certain export licenses and other approvals, including new or amended licenses with respect to each new satellite we may procure in the future from U.S. entities, and both we and the exporter must comply with the export laws and with the terms of all such licenses and other approvals.

        U.S. companies and companies located in the United States must comply with U.S. export control laws in connection with any information, products, or materials that they provide to us relating to satellites, associated equipment and data and with the provision of related services. If these entities cannot or do not obtain the necessary export or re-export authorizations from the United States government, we must obtain such authorizations ourselves. It is possible that, in the future, they and we may not be able to obtain and maintain the necessary authorizations, or existing authorizations could be revoked.

        If our manufacturers and we cannot obtain and maintain the necessary authorizations, this failure could adversely affect our ability to:

  •
  procure new U.S.-manufactured satellites;

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  control our existing satellites;

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  acquire launch services;

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  obtain insurance and pursue our rights under insurance policies; or

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  conduct our satellite-related operations.

        We must comply with Dutch and E.U. embargo laws. In addition, some of our subsidiaries, employees and services are subject to the embargo laws of other jurisdictions, including the United States. This may adversely affect our ability to provide satellite-based services to entities in countries subject to an embargo.

        In addition, if we do not properly manage our internal compliance processes and were to violate U.S. export laws, the terms of an export authorization, or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil or criminal penalties.

        New Skies Satellites N.V. required U.S. government authorization pursuant to International Traffic in Arms Regulations ("ITAR") in order to transfer to us, as part of the Transactions, satellites, satellite hardware and certain technical information relating to satellites. In addition, U.S. suppliers of ITAR-regulated articles, services and technical data were required to obtain U.S. government approval and amend existing technical assistance agreements with New Skies Satellites N.V. in order to provide these items or services to us.

  Regulation by other governmental authorities

        In many of the other countries that our satellites can serve, we are subject to national communications and/or broadcasting laws. While these laws vary from country to country and are subject to periodic revision, national telecommunications regulatory authorities outside of the Americas generally have not required us to obtain licenses or regulatory authorizations in order to provide transponder capacity to authorized entities.

        Many countries have liberalized their national communications market and allow authorized communications providers to own their own transmission facilities and purchase satellite capacity without restriction. In these environments, we may provide services through one or many authorized carriers or to customers further down the distribution chain.

        Other countries, however, have maintained strict monopoly regimes or have regulated the provision of services within their borders. In some cases, we must establish a local legal entity or representative through which to do business, and/or obtain specialized governmental licenses, concessions or permits. In other countries, we must operate pursuant to a bilateral or multilateral agreement permitting such operations. In other countries, some or all customers may be required to access our services through one or a small number of designated entities, which in some cases are government-owned. In order to provide services in these environments, we may need to negotiate an operating agreement with the designated entity(ies) that describes the types of services offered by each party, the contractual terms for service and each party's rates. Depending on the national regulatory requirements, these operating agreements may require that customers obtain all services, including both ground-based services and our satellite transmission services, through the monopoly authority alone at a pre-arranged markup, or may allow customers to own and operate their own ground-based facilities but require them to purchase our satellite transmission services through the designated entity at a rate reflecting the pre-arranged markup.

        Some countries are considering imposing fees on entities that use radio spectrum for wireless services, including satellite services. These fees could be imposed on either us or on our users. Depending on the size of the fees and the extent to which they are imposed equitably on all competing services, such fees could affect our profitability and, potentially, our competitive position vis-à-vis other services.

        Notwithstanding the wide variety of regulatory regimes existing in the countries where we currently provide service, we believe that we comply in all material respects with applicable laws and regulations governing the conduct of our business as a whole.

International Telecommunication Union

        The ITU is responsible for overseeing the use by different countries of the limited number of orbital locations and radio spectrum available for use by commercial communications satellites. The ITU's rules set forth the processes that governments must follow to gain rights to use orbital locations and the obligations and restrictions that govern such use. These rules include, for example, a "first in time, first in right" system for allocating most orbital locations and time limits for placing orbital locations into use.

        In accordance with the ITU's rules, the Dutch government has rights to use certain orbital locations and frequencies. The Dutch government has authorized us to use several orbital locations and frequencies in addition to those used by our current satellites. Under the ITU's rules, we must begin using these orbital locations and frequencies within a fixed period of time, or we will lose our priority rights and the location and frequencies likely would become available for use by another satellite operator. For most of the orbital locations at which we have first-priority rights, the deadline for placing the orbital locations into use is December 2005.

        The ITU's rules also govern the process used by satellite operators to coordinate their operations with other nearby satellites, so as to avoid harmful interference. Under current international practice, satellite systems are entitled to protection from harmful radio frequency interference from other satellite systems and other transmitters in the same frequency band only if the authorizing nation of the operator registers the orbital location, frequency and use of the satellite system on the ITU's Master International Frequency Register. Nations are required to register their proposed use of orbital positions with the Radiocommunications Bureau of the International Telecommunication Union. This ensures that there is an orderly process to accommodate each country's orbital position needs. After a nation has advised the Radiocommunications Bureau that it desires to use a given frequency at a given orbital position, other nations notify that nation of any use or intended use that would conflict with the original proposal. These nations are then obligated to negotiate with each other in an effort to coordinate the proposed uses and resolve interference concerns. If the countries resolve all issues, the member governments are formally notified and the frequency use is registered. Following that notification, the registered satellite networks are entitled under international law to interference protection from subsequent or nonconforming uses. A nation is not entitled to invoke the protections in the ITU's rules against harmful interference if that nation decided to operate a satellite at the relevant orbital location without completing the coordination process.

        Under the ITU's rules, a country that places a satellite or any ground station into operation without completing coordination and notification:

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  would have to respond to complaints related to interference;

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  would not be entitled to seek the assistance of the Radiocommunications Bureau in resolving complaints relating to interference;

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  would be vulnerable to interference from other systems; and

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  might have to alter the operating parameters of its satellite if the ITU found that the satellite caused harmful interference to other users already entered on the International Frequency Registry.

        The Radio Regulations Board, however, has no effective mechanism to resolve disputes regarding coordination or to enforce its rules regarding the use of frequencies and orbital locations.

        Because only nations have full standing as ITU members, we must rely on the government of The Netherlands to represent our interests there, including filing and coordinating our orbital positions with the ITU and with the national administrations of other countries, obtaining new orbital positions, and resolving disputes related to the ITU's rules and procedures.

        In the first quarter of 2004, we resolved with Intelsat LLC a number of longstanding matters that initially arose in June 1999 in connection with a filing made by another entity that was subsequently acquired by Intelsat LLC which were associated with the coordination of certain orbital locations in the Atlantic Ocean region, the Indian Ocean region and over the Americas. The agreement will safeguard our planned operations in the Atlantic Ocean region and for our NSS-8 satellite, now under construction. Additionally, we agreed not to bring certain frequencies into use at 120.8o west longitude, an orbital location at which the Dutch government has first priority rights and had authorized us to use. In consideration for our agreements, Intelsat LLC made a one-time cash payment of $32.0 million to us, which we recognized in the second quarter of 2004.

        On March 2, 2005, we reached an agreement with SES Global affiliates relating to certain orbital slot coordination matters. Under the terms of the agreement, we agreed not to bring a satellite into use at our 105o west longitude orbital location in order to ensure that SES Global will be able to operate a satellite at its 105o west longitude orbital location without interference. In return, SES Global has made a one-time payment to us of $10.0 million. Both parties also committed to negotiate resolution of long-standing issues regarding satellite operations in the Atlantic Ocean region.

Regulatory Approvals and Notifications

        In order to effectuate the Reorganization, it was necessary to obtain approvals from or provide notification to certain regulatory entities. We obtained all material approvals prior to the consummation of the NSS IPO. As discussed above, in connection with our Permitted Space Station List satellite authorizations, we also, immediately following consummation of the NSS IPO, filed an application with the FCC notifying the agency of the changes in ownership resulting from the Reorganization and the issue and sale of the common stock offered in the NSS IPO. See "—Government Regulation—Other national telecommunications authorities—Regulation in the United States—Regulation of satellite use."

MANAGEMENT

        Set forth below are the names, ages as of March 31, 2005 and current positions of the members of our executive management committee.

Name	Age	Position
Daniel S. Goldberg	39	Chief Executive Officer
Andrew M. Browne	49	Chief Financial Officer
Thai E. Rubin	38	General Counsel
Michael C. Schwartz	40	Senior Vice President of Marketing and Corporate Development
Scott J. Sprague	49	Senior Vice President of Global Sales
Stephen J. Stott	58	Chief Technical Officer

Management Board

        Our general affairs and business are conducted by a management board. Our management board adheres to the instructions of the general meeting of shareholders (the "general meeting") in respect of the general financial, social, economic and personnel policies to be pursued by us. Our management board may consist of one or more managing directors. Both natural persons and legal entities may be managing directors. Managing directors are appointed by the general meeting, which also determines the number of managing directors.

        The members of our management board may adopt rules governing the management board's internal proceedings and may, by rules or otherwise, divide their duties among themselves. The management board meets whenever a managing director so requests. The management board adopts its resolutions by an absolute majority of votes cast. In case of a tie vote, the general meeting will decide. Our management board, as well as two managing directors acting jointly, are entitled to represent us.

        Our management board is composed of the two members listed below:

        Daniel S. Goldberg is a managing director and has served as our Chief Executive Officer since January 2002. Mr. Goldberg is also a member of the Executive Management Committee formed by New Skies Satellites B.V. Prior to becoming our CEO, he had served as our Chief Operating Officer since February 2000, and prior to that time, he had served as our General Counsel since October 1998. Prior to joining us, he worked at PanAmSat as the Associate General Counsel and Vice President of Government and Regulatory Affairs during 1998. From 1993 to 1997, Mr. Goldberg was an associate at Goldberg, Godles, Wiener & Wright, a law firm in Washington D.C.

        Andrew M. Browne is a managing director and has served as our Chief Financial Officer since October 1998. Mr. Browne is also a member of the Executive Management Committee formed by New Skies Satellites B.V. Prior to joining us, he served as Vice President, Chief Financial Officer of INTELSAT. From 1985 to 1995, Mr. Browne worked for Advanced Micro Devices, Inc. in several financial and business capacities and, on leaving, was Director of Worldwide Finance, Sales and Marketing Operations.

Executive Management Committee

        We formed an executive management committee ("EMC") to manage our day-to-day affairs. The EMC is composed of the two management board members, along with the four individuals listed below:

        Thai E. Rubin serves as our General Counsel, a post he has held since August 2003. Mr. Rubin joined our company at its inception as Associate General Counsel, with responsibility for commercial contracts related to satellite and launch procurements, strategic transactions and customer contracts, and later served as Deputy General Counsel. Before joining our company, he was senior legal counsel at PanAmSat and previously worked as an assistant engineer at PanAmSat's then-primary outside engineering firm. Mr. Rubin earned his bachelor of science degree from the University of Wisconsin, Madison and a juris doctor from Howard University School of Law.

        Michael C. Schwartz joined us as Senior Vice President of Marketing and Corporate Development in September 2003. Mr. Schwartz came to our company from Terabeam Corporation, where he was Chief Development and Financial Officer, responsible for business and corporate development as well as financial operations. Prior to Terabeam, he was a co-founder and president of an Internet infrastructure company, which was sold in December 2000. He also held two senior positions at AT&T Wireless Services, most recently as Vice President of Acquisitions and Development. Mr. Schwartz graduated magna cum laude from Harvard University in physics in 1986 and magna cum laude, also from Harvard, in law in 1991.

        Scott J. Sprague joined us as Senior Vice President of Global Sales in June 2002. Mr. Sprague joined our company from KPNQwest, where he was Vice President of Enterprise Sales. Prior to KPNQwest, he was Vice President of Channel Management for Infonet Service Corporation, where he provided leadership to a Eurpoean-based channel management team focused on generating global networking revenues through distributors, affiliates, direct sales and alternate channels. Mr. Sprague, in his more than 20 years at AT&T, also held a range of senior sales positions, including General Manager of Technical Sales in the provider services division. Mr. Sprague graduated from Illinois State University with a bachelor's degree in business and from Western International University with a master's degree in international business.

        Stephen J. Stott has served as our Chief Technical Officer since March 1999. Prior to joining us, he worked at INTELSAT from 1985 to 1999, most recently as Director of Satellite Systems Engineering from 1996 to 1999.

Executive Compensation

        We have established compensation plans for the members of the EMC that will link compensation with the performance of our company. We will continually review our compensation programs to ensure that they are competitive. The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the "named executive officers."

Summary Compensation Table

		Annual Compensation			Long-term Compensation(*)			All Other Compensation(*)
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other annual Compensation $	Restricted Stock Awards $	Securities Underlying Options /SARs $	LITP Payouts $	$
Daniel S. Goldberg Chief Executive Officer	2004	520,000	208,000	53,034	1,300,116	744,671	—	814,363
Andrew M. Browne Chief Financial Officer	2004	460,020	115,005	54,190	611,986	693,204	—	379,520
Stephen J. Stott Chief Technical Officer	2004	358,904	89,726	56,060	459,222	502,163	—	198,390
Michael C. Schwartz Senior Vice President of Marketing & Corporate Development	2004	277,279	110,912	28,312	310,596	259,600	—	250,262
Scott J. Sprague Senior Vice President of Global Sales	2004	240,043	120,022	20,109	213,202	302,832	—	108,800

(*)
As a consequence of the Acquisition, our predecessor's Stock Option and Incentive Stock Plans terminated. All outstanding, unvested options and purchase obligations granted during the six-year period ended November 1, 2004 immediately vested and were exercised to the extent that they had been issued with an exercise price at or below the per share purchase price paid by the investment funds. Certain other non-recurring equity payments and bonuses were also paid following the change of control.

Stock Incentive Plan

        In connection with the NSS IPO, Holdings adopted a stock incentive plan which is designed to assist us in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards. The plan will permit us to grant to our executive officers, key employees, directors and consultants stock options, stock appreciation rights, or other stock-based awards. The total number of shares of Holdings' common stock that we plan to make available for issuance or delivery under the Stock Incentive Plan is 4,500,000.

        In conjunction with the consummation of the NSS IPO, Holdings will grant our employees options to acquire the equivalent of 853,635 shares of its common stock (net of any exercise cost) pursuant to the Stock Incentive Plan. We expect to record aggregate stock-based compensation associated with these awards of approximately $21.9 million, reflecting the estimated fair value of the options at the date of grant. We expect to record the non-cash compensation expense as deferred stock-based compensation, which will be recognized in operating expenses over the vesting period of the options. In connection with this grant of options, our named executive officers will be granted options to acquire up to approximately the equivalent of the following number of shares of Holdings common stock (net of any exercise cost): Daniel S. Goldberg—315,845 shares, Andrew M. Browne—123,777 shares, Stephen J. Stott—70,425 shares, Michael C. Schwartz—65,730 shares and Scott J. Sprague—49,084 shares. The options will have a ten-year term. Subject to the optionees' continued employment, approximately 37% of the shares subject to the options will vest ratably over four years (the "Time Options") and approximately 63% of the options will vest on the seventh anniversary of the date of grant if the imputed annual compounded internal rate of return to the investment funds is at least 20% on this date (the "Performance Options").

        In the event that the optionee is terminated by us without cause or the optionee resigns with good reason, the vesting of all or a portion of the options may accelerate. Upon a change in control of the Company, the vesting of the Time Options will accelerate. In addition, the vesting of the Performance Options will accelerate upon (i) a change in control of the Company, if the change in control generates an imputed annual compounded internal rate of return to the investment funds of at least 20%, (ii) upon the sale by, or distribution to, the investment funds, of, or in respect of, its shares of common stock in which the investment funds receive cash or marketable securities that generates an annually compounded internal rate of return of at least 20% (the percentage of the Performance Option that will accelerate will be based on the amount received by the investment funds relative to the investment funds' total equity value) or (iii) with respect to 50% of the Performance Options, ratably over four years upon the attainment of annual performance targets. Lastly, in the event that we consolidate with another entity in the satellite industry within 24 months of the grant, vesting of all options accelerate.

        The vested portion of the options will be mandatorily exercised as of the date of vesting, provided that if the fair market value of a share on the vesting date is less than the exercise price, the vested portion of the option will terminate. Upon the payment of dividends by Holdings to shareholders, the options will be adjusted to take into account that the option holder will not receive the benefit of the dividend.

Structure Regime and Works Council

        Although we and New Skies Holding B.V. each currently qualify as an ordinary Dutch B.V. company, either one of us may become subject to the "structure regime" under Dutch law in 2008. Pursuant to this structure regime, a company must file a statement with the trade register if it meets certain requirements, including, among other things, that its issued share-capital plus reserves equal at least €16 million and it has more than 100 employees in The Netherlands. If a company continues to meet these requirements for an uninterrupted period of three years, such company becomes subject to the structure regime. Once subject to the structure regime, a company would be required to amend its articles of association and institute a mandatory supervisory board, which would limit the ability of shareholders to appoint and dismiss management board members.

        The structure regime obliges a company to install a supervisory board consisting of at least three members, in addition to its management board. The supervisory board is a non-executive board that has the duty to supervise the policy of the management board and the general course of affairs of a company and has the exclusive right to appoint (and dismiss) members of the management board. In addition, the supervisory board has the right of prior approval of important management decisions pertaining to, among other things, the issuance or acquisition of shares in a company or debt instruments issued by a company, the entry into or termination of significant long-term joint venture agreements, material participations in other businesses or investments, and employment reorganizations or change in working conditions.

        The supervisory board members, who may not be employees or management board members, are appointed to a four-year term (or shorter) by the general meeting of shareholders following a recommendation by the supervisory board itself. A company's Works Council (which is discussed below) and the general meeting have the right to make recommendations to the supervisory board. The Works Council has an enhanced right of recommendation with respect to one-third of the supervisory board members. This enhanced right means that the supervisory board must nominate the person recommended by the Works Council unless the supervisory board objects to the recommendation, which objection may be based on limited grounds and which is ultimately subject to control by the Enterprise Chamber of the Amsterdam Court of Appeal.

        The general meeting may at all times reject a candidate nominated by the supervisory board by an absolute majority of the votes cast, representing at least one-third of the issued capital. If a nomination is rejected, the supervisory board must make a new nomination, observing the procedure described above. The general meeting may remove the entire supervisory board by a resolution passed by an absolute majority of the votes cast, representing at least one-third of the issued capital. In that case, the Enterprise Chamber referred to above will appoint an interim supervisory board, which then will make a binding recommendation to form a new supervisory board. In the articles of association, an alternative appointment system may be provided for, which system offers room for custom-made solutions. The resolution to amend the articles of association for this purpose may only be passed by the general meeting after the approval of the supervisory board and the permission of the Works Council have been obtained.

        In 2004, we established a "Works Council" in accordance with the Dutch Works Councils Act (Wet op de ondernemingsraden), pursuant to which an employer of at least 50 persons must form a Works Council. A Works Council is a group of employees, elected by their peers, who liaise with company management on certain business, employment and employee benefit matters. Our Works Council includes seven of our Netherlands-based employees. We must seek the Works Council's advice or consent on certain business matters that affect us or our Netherlands-based employees and must consider the Works Council's views before concluding any such matters. Such business matters include, among others, a transfer of control of the undertaking or any division thereof, a significant change in the organization of the undertaking or in the division of powers within the undertaking, the taking up of a significant credit on behalf of the undertaking, the granting of a significant credit or the making of a major investment.

Employment Matters and Agreements

        In connection with the Transactions, we entered into new compensation arrangements with our Executive Management Committee ("EMC Members"), which is composed of our six most senior executives (including the named executive officers), which took the form of amendments to existing employment agreements. The amended employment agreements have an indefinite term. The amended agreements provide the EMC Members with base salary and an annual bonus opportunity. Subject to the attainment of performance criteria established each year, the bonus opportunity of the EMC Members is as follows: (i) Mr. Goldberg is eligible to earn a target cash bonus equal to 40% of base salary and a maximum cash bonus equal to 60% of base salary, (ii) Mr. Sprague is eligible to earn a target cash bonus of up to 50% of base salary, (iii) Mr. Schwartz is eligible to earn a target cash bonus of up to 40% of base salary and (iv) Messrs. Browne and Stott are eligible to earn a target bonus of up to 25% of base salary.

        Pursuant to the amended employment agreements, if the employment of the EMC Member is terminated within two years after a Change in Control (which is defined in the respective compensation arrangements and includes the Transactions) by us without "Cause" or by the EMC Member for "Good Reason," as defined in the compensation arrangements (each a "Qualifying Termination"), the EMC Member is entitled to enhanced severance benefits equal to a multiple (two and one-half for Mr. Goldberg and two for other EMC Members) of the sum of the EMC Member's base salary in effect on the date of termination and the average annual bonus earned by the EMC Member during the two years prior to termination, as well as a pro rata bonus in respect of his service prior to his termination of employment, continued medical and dental benefits for the number of years equal to the severance multiple (two and one-half for Mr. Goldberg and two for other EMC members) and outplacement services of up to $25,000.

        In the event that Messrs. Goldberg, Browne and Stott are terminated by us without "Cause" or by such EMC Member for "Good Reason", other than within two years after a Change in Control, the EMC Member is entitled to severance benefits equal to a multiple (two for Mr. Goldberg and one for the others) of the sum of the EMC Member's base salary in effect on the date of termination and the average annual bonus earned by the EMC Member during the two years prior to termination and a pro rata bonus in respect of his services prior to his termination of employment. In the event that Messrs. Sprague, Rubin or Schwartz are terminated other than (i) for "urgent cause" (as defined in the compensation arrangement), (ii) due to the EMC Member's failure to perform his duties or (iii) due to the EMC Member's breach of the compensation arrangement and other than within two years after a Change in Control, the EMC Member is entitled to the greater of (x) the minimum amount due under Dutch law or (y) twelve months of the EMC Member's base salary in effect on the date of termination and the average annual bonus earned by the EMC Member during the three years prior to termination (six months of base salary for Mr. Sprague).

        Each compensation arrangement provides that the EMC Member will not reveal or use confidential information during the term of employment or thereafter. In addition, during the term of employment and for one year thereafter (six months with respect to the noncompete for Messrs. Sprague and Schwartz), the EMC Member agrees not to solicit clients, suppliers or employees or compete with us; provided, that the nonsolicitation and noncompetition provision shall not apply in the event of a Qualifying Termination or, in the case of Mr. Goldberg, in the event of any termination by us without "Cause" (or by Mr. Goldberg for "Good Reason").

        Seller's supervisory board also approved new compensation arrangements for approximately 40 additional executives of Seller ("Key Employees"). Under such arrangements, in the event of a Qualifying Termination, a Key Employee is entitled to enhanced severance benefits equal to an amount between one times to one and one-half times such employee's annual base salary. In addition, in the event of a Qualifying Termination, noncompetition restrictions on the Key Employees will be waived.

        The aggregate cost of any enhanced severance benefits will depend principally on the number of employees whose employment is terminated in a Qualifying Termination.

PRINCIPAL SHAREHOLDERS

        The following table and accompanying footnotes set forth information regarding the beneficial ownership of our capital stock after the NSS IPO by (1) each person known to own beneficially more than 5% of our common stock, (2) each member of our management board and each of our named executive officers, and (3) all members of our management board and our named executive officers as a group.

        Immediately prior to the consummation of the NSS IPO, our common stock was beneficially owned by 11 holders.

	Shares Beneficially Owned
Name of Beneficial Owner
	Number	Percent
Investment funds affiliated with The Blackstone Group(1)	10,689	58.7%
Daniel S. Goldberg(2)	192	1.1%
Andrew M. Browne(2)	75	*
Michael C. Schwartz(2)	40	*
Scott J. Sprague(2)	30	*
Stephen J. Stott(2)	43	*
All management board members and named executive officers as a group (5 persons)	379	2.1%

(*)
Less than 1%.

(1)
Includes shares of our common stock indirectly beneficially owned by each of Blackstone Capital Partners (Cayman) IV L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone NSS Communications Partners (Cayman) L.P. and Blackstone Family Communications Partnership (Cayman) L.P. (the "Blackstone Funds"). Blackstone Management Associates (Cayman) IV L.P. ("BMA") is the general partner of each of Blackstone Capital Partners (Cayman) IV L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P. and Blackstone Capital Partners (Cayman) IV-A L.P., and Blackstone Communications Management Associates (Cayman) L.P. ("BCMA") is the general partner of each of Blackstone NSS Communications Partners (Cayman) L.P. and Blackstone Family Communications Partnership (Cayman) L.P. BMA and BCMA respectively have voting and investment power over the membership interests held or controlled by each of the Blackstone Funds. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and BCMA and as such may be deemed to share beneficial ownership of the membership interests held or controlled by the Blackstone Funds. Each of BMA, BCMA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such membership interests. The address of BMA, BCMA and the Blackstone Funds is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(2)
The address for each of Messrs. Goldberg, Browne, Schwartz, Sprague and Stott is c/o New Skies Satellites, Rooseveltplantsoen 4, 2517 KR The Hague, The Netherlands.

THE TRANSACTIONS

General

        On June 5, 2004, we and Neptune One Holdings Ltd., which were owned by the investment funds, entered into a definitive transaction agreement with Seller, providing for our acquisition of substantially all of Seller's assets (including the shares of all of Seller's subsidiaries), and the assumption of substantially all of Seller's liabilities, for an aggregate purchase price of approximately $982.8 million, including direct acquisition costs. In connection with the Acquisition, the investment funds contributed $153.0 million in the form of preferred equity certificates, $8.5 million in the form of convertible preferred equity certificates and $1.5 million of equity to New Skies Investments S.a.r.l. New Skies Investments S.a.r.l. subsequently loaned $153.0 million and contributed $10.0 million of equity to New Skies Holding B.V., our direct parent. New Skies Holding B.V. then loaned $153.0 million and contributed $10.0 million of equity to us. In addition, we entered into senior secured credit facilities, consisting of a $460.0 million term loan facility and a $75.0 million revolving credit facility, issued our outstanding $160.0 million aggregate principal amount of senior floating rate notes and issued our outstanding $125.0 million aggregate principal amount of senior subordinated notes. On November 2, 2004, pursuant to the terms of the transaction agreement, the investment funds completed the Acquisition and became owners of 100% of New Skies Investments S.a.r.l., New Skies Holding B.V. and us. We also assumed all of the rights and obligations of Neptune One Holdings Ltd. in connection with the Acquisition. We now own and operate the business of Seller, including its direct and indirect subsidiaries. Seller is in liquidation as of November 3, 2004.

        We assumed and indemnified Seller against all indebtedness, liabilities and obligations of Seller, other than (1) certain taxes that were or may be payable by Seller solely as a result of the consummation of the Acquisition; (2) any liabilities under Seller's equity incentive plans incurred prior to the closing; (3) any liabilities arising in connection with the distributions and the liquidation; and (4) any liabilities of Seller arising from activities that occur after the date of the closing, which are not attributable, directly or indirectly, to the consummation of the Acquisition and are not the result of compliance by Seller with the transaction agreement.

Employee Arrangements

        By operation of law, employees of Seller whose employment contracts are governed by the laws of The Netherlands became our employees on the same terms and conditions applicable to these employees prior to the date of the closing of the Transactions. We arranged for a pension plan and a pension plan provider upon terms and conditions that did not result in any adverse effect on the benefits received by these employees. We have provided and will continue to provide all other employees of Seller and its subsidiaries with compensation and benefits and pension plans that are, in the aggregate, comparable in all material respects to the compensation, benefits and plans applicable to those employees prior to the closing of the Transactions (other than equity-based compensation) for a period of 12 months following the date of the closing of the Transactions. For a more detailed description of these arrangements, see "Management—Employment Matters and Agreements."

Tax Matters

        Seller is responsible for taxes that arise in connection with the Acquisition (other than transfer taxes). We are obligated to indemnify Seller against all transfer taxes arising in connection with the Acquisition and tax liabilities (excluding certain specified retained liabilities) of Seller due to any tax authority with respect to any period before the date of the closing of the Acquisition. Generally, we will not indemnify Seller for tax liabilities, if any, of Seller due to any tax authority with respect to any period after the date of the closing of the Acquisition or arising in connection with the Acquisition (other than transfer taxes).

        Our acquisition balance sheet contained a provision for income tax liabilities of $20.0 million. We believe that this adequately covers the liability assumed by us with respect to the predecessor's tax liability. We do not believe that the Reorganization or the NSS IPO will materially affect our tax position. The use of proceeds from the NSS IPO and the way the proceeds are applied to pay down third party debt has been structured via intercompany debt in order to reduce our effective tax rate.

The Blackstone Group

        The Blackstone Group is a leading investment and advisory firm founded in 1985, with offices in New York, London, Boston and Atlanta. Blackstone manages one of the largest institutional private equity funds ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in more than 85 companies. In addition to private equity investments, Blackstone's core businesses include real estate investments, corporate debt investments, asset management, corporate advisory services, and restructuring and reorganization advisory services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical New Skies

        Except as described below, we have not entered into any material transactions in the last three years in which any shareholder, management board member or supervisory board member or any associate of any shareholder, management board member or supervisory board member has or had any interest. No shareholder, management board member or supervisory board member or associate of any shareholder, management board member or supervisory board member is or was during the last three years indebted to us. We have entered into a number of contracts with our shareholders, including those of our shareholders who hold more than 5% of our outstanding shares. Certain of these contracts are ongoing service contracts with our shareholders. We inherited some of these contracts from INTELSAT and entered into the others after beginning independent operations. We entered into the construction contracts for NSS-7 and NSS-6 after beginning independent operations. We believe that each of these contracts was entered into on an arm's length basis.

Service agreements

        From time to time, we have conducted transactions with our shareholders, their affiliates and other connected persons. Prior to the consummation of the Transactions, we provided transponder capacity to approximately 40 of our shareholders, including one shareholder who owned more than 5% of our outstanding share capital.

        Prior to the consummation of the Transactions, Lockheed Martin Global Telecommunications, a wholly owned subsidiary of Lockheed Martin Corporation, owned approximately 16% of our issued share capital. With respect to our contracts with Lockheed Martin Global Telecommunications, under the terms of 27 transponder agreements at December 31, 2003, we provide capacity of approximately 800 MHz to Lockheed Martin Global Telecommunications and its subsidiaries and affiliates. At December 31, 2003, these agreements had remaining terms of approximately 2.5 years on average. In 2004, revenues from Lockheed Martin Global Telecommunications were approximately $26.6 million, or 13% of our total revenues.

        The transactions mentioned above have been entered into in the ordinary course of business and on normal commercial terms.

        In connection with the Transactions, Seller's shareholders approved a resolution that allowed members of Seller's supervisory board to receive equity payments upon the closing of the Transactions. Equity payments of approximately $59,700 were made to the supervisory board in November 2004 under this resolution.

New Arrangements

Transaction and Monitoring Fee Agreement

        In connection with the Acquisition, Blackstone Management Partners IV L.L.C., an affiliate of The Blackstone Group, entered into a transaction and monitoring fee agreement with us relating to certain monitoring, advisory and consulting services that Blackstone Management Partners IV L.L.C. will provide. These services include, without limitation, (i) advice in designing financing structures; (ii) advice regarding relationships with our lenders and bankers; (iii) advice regarding the structure and timing of public offerings of our debt and equity securities; (iv) advice regarding strategic investments, joint ventures, acquisitions and dispositions; and (v) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by us or deemed appropriate by Blackstone Management Partners IV L.L.C. in its sole discretion. Pursuant to this agreement we paid a transaction and advisory fee to Blackstone Management Partners IV L.L.C. in an aggregate amount of approximately $9.0 million upon the completion of the Transactions. In addition, we agreed to pay to

Blackstone Management Partners IV L.L.C. an aggregate annual monitoring fee of the greater of $1.5 million or 1% of Adjusted EBITDA (as defined under the indentures governing the notes), and to reimburse Blackstone Management Partners IV L.L.C. for its out-of-pocket expenses. We paid the monitoring fee for 2004 shortly after the closing of the Transactions. We agreed to indemnify Blackstone Management Partners IV L.L.C., its affiliates and its respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several, related to, arising out of or in connection with the services contemplated by this agreement, or the engagement of Blackstone Management Partners IV L.L.C. pursuant to, and the performance by Blackstone Management Partners IV L.L.C. of the services contemplated by this agreement.

        In connection with the NSS IPO, Blackstone Management Partners IV L.L.C. terminated the transaction and monitoring fee agreement. As contemplated by the transaction and monitoring fee agreement, we paid Blackstone Management Partners IV L.L.C. a termination fee of $6.1 million from the proceeds of the NSS IPO.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        In connection with the NSS IPO, we amended our senior secured credit facilities. The amendment provides that Deutsche Bank Securities Inc. and ABN AMRO Incorporated will continue to act as joint-lead arrangers and joint book running managers. Deutsche Bank Trust Company Americas continues to act as administrative agent, and ABN AMRO Bank N.V. continues to act as syndication agent.

        The amendment to the senior secured credit facilities, among other things, eliminates mandatory prepayments with excess cash flow if we achieve certain performance targets (upon consummation of the NSS IPO and repayment of the term loan facility to the extent necessary to reduce consolidated debt to $515.0 million or less). The amendment also replaces the existing term loan facility with a new term loan facility.

        The descriptions of the senior secured credit facilities below reflect the amendments made to date and, where so indicated, those becoming effective only upon consummation of the NSS IPO.

        The senior secured credit facilities consist of:

  •
  a $460.0 million senior secured term loan facility that matures in May 2011; and

  •
  a $75.0 million senior secured revolving credit facility that matures in November 2010.

        In February 2005, we used a portion of the refund of milestone construction payments related to NSS-8 to make a voluntary prepayment of $88.8 million under the term loan facility. We also repaid approximately $142.6 million of the borrowings under the term loan portion of the senior secured credit facilities with a portion of the net proceeds from the NSS IPO and cash-on-hand. As a result, we reduced our outstanding term loan balance to $228.6 million. In addition, pursuant to the amendment to the senior secured credit facilities, we elected to increase the revolving credit facility from $75.0 million to $125.0 million.

Security and guarantees

        The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by New Skies Holding B.V. and, subject to applicable legal and tax restrictions, may be unconditionally and irrevocably guaranteed jointly and severally by certain of our other subsidiaries in the future.

        The obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of New Skies Holding B.V. and may be secured by substantially all of the assets of certain of its current and future subsidiaries, including but not limited to:

  •
  all of our capital stock;

  •
  all the capital stock and certain promissory notes of each its our existing and future direct and indirect subsidiaries, with certain exceptions; and

  •
  substantially all of New Skies Holding B.V. and certain of its existing and future subsidiaries' tangible and intangible assets.

Interest rates and fees

        The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas and (2) the federal funds rate plus one-half of 1% or (b) a Eurodollar Rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the revolving credit facility and the term loan facility is 1.50% with respect to base rate borrowings and 2.75% with respect to Eurodollar borrowings. Such applicable margins are subject to quarterly reductions if we attain certain leverage ratios. In February 2005, we repaid $88.8 million under the term loan facility and reduced the applicable margins on our borrowings from 2.75% to 2.50% and from 1.5% to 1.25% for Eurodollar and alternate base rate borrowings, respectively.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on the daily undrawn portion of the commitments under the revolving credit facility at a rate equal to 0.50% per annum. Such commitment fee is subject to quarterly reductions if we attain certain leverage ratios. The revolving credit facility also provides for payment of customary letter of credit fees.

Scheduled amortization payments and mandatory prepayments

        Due to the consummation of the NSS IPO and the repayment of the term loan facility to the extent necessary to reduce consolidated debt to $515.0 million or less, the term loan facility provides for payment in full at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans (and, after the term loans have been repaid in full, to repay (but not reduce commitments in respect of) revolving loans), subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales or casualty events;

  •
  100% of the net proceeds of certain debt issuances;

  •
  a portion of the net proceeds of certain equity issuances; and

  •
  75% of annual excess cash flow (as defined in the senior secured credit facilities), subject to gradual reductions to zero if we achieve certain performance targets.

Voluntary prepayments

        The senior secured credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts as well as customary breakage costs in the case of Eurodollar borrowings.

Covenants

        The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement of this type. The negative covenants in the senior secured credit facilities include limitations (each of which is subject to customary exceptions) on our ability to:

  •
  incur liens;

  •
  incur additional debt (including guaranties);

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, of the outstanding and exchange senior floating rate notes or subordinated debt;

  •
  make loans and investments;

  •
  reduce our insurance coverage;

  •
  engage in mergers, consolidations, acquisitions, dispositions of assets and sale/leaseback transactions;

  •
  change the business conducted by us; and

  •
  amend the terms of the notes.

        In addition, the credit agreement contains customary financial covenants including maximum total leverage, minimum interest coverage and limitations on capital expenditures.

Events of default

        The senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with certain notice and cure periods);

  •
  material breach of the representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA violations;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the senior secured credit facilities).

        As of March 31, 2005, we were in compliance in all material respects with all covenants and provisions contained under the senior secured credit facilities.

Subordinated Shareholder PIK Loans

        In November 2004, New Skies Holding B.V. entered into a Subordinated Shareholder PIK Loan with New Skies Investments S.a.r.l. in an aggregate principal amount of $153.0 million, with interest accruing on such loan at a rate of 11.375% annually. Also in November 2004, we entered into a Subordinated Shareholder PIK Loan with New Skies Holding B.V. in an aggregate amount of $153.0 million, with interest accruing on such loan at a rate of 11.5% annually. The maturity date of each of the Subordinated Shareholder PIK Loans is April 2014. The Subordinated Shareholder PIK Loans rank subordinate to any of our third-party indebtedness so long as the senior secured credit facilities or the notes remain outstanding and cannot be accelerated while the senior secured credit facilities or the notes remain outstanding. In connection with the NSS IPO, we amended the terms of the Subordinated Shareholder PIK Loans to provide for the option to make payments of principal and interest in cash or in-kind. In addition, as a consequence of the proceeds of the milestone construction payment refund, we also made a distribution to New Skies Holding B.V. in February 2005, which reduced the balance of our Subordinated Shareholder PIK Loans outstanding.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

        We have entered into two registration rights agreements with the initial purchasers in which we agreed, under some circumstances, to file a registration statement relating to offers to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the offers to be consummated within 240 days following the original issue of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe some obligations in the registration rights agreements. The outstanding notes were issued on November 2, 2004.

        Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

    (a)
    if we are not required to file the exchange offer registration statement or permitted to consummate the exchange offers because the exchange offers are not permitted by applicable law or SEC policy; or

    (b)
    if any holder of outstanding notes notifies us prior to the 20th day following consummation of the exchange offers that:

    (1)
    it is prohibited by law or SEC policy from participating in the exchange offers; or

    (2)
    it may not resell the exchange notes acquired by it in the exchange offers to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resales; or

    (3)
    it is a broker-dealer and owns outstanding notes acquired directly from us or an affiliate of ours.

        If we fail to comply with some obligations under the registration rights agreements, we will be required to pay additional interest to each holder of outstanding notes.

        Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offers will be required to make the following representations:

  •
  any exchange notes will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement with any person to participate in the distribution of the exchange notes;

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours;

  •
  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

  •
  if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff outlined in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  the exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of the exchange notes.

        Any holder who tenders in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1998), as interpreted in the SEC's letter to Shearman & Sterling (dated July 2, 1993), or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, for the resale or for other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

        Upon the terms and subject to the conditions included in this prospectus and in the applicable letter of transmittal, we will accept for exchange in the applicable exchange offer any outstanding notes properly tendered and not withdrawn prior to the applicable expiration date. We will issue $5,000 principal amount of exchange notes in exchange for each $5,000 principal amount of outstanding notes surrendered under the applicable exchange offer.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same applicable indenture that authorized the issuance of the outstanding notes.

        The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $160.0 million aggregate principal amount of senior floating rate notes are outstanding and $125.0 million aggregate principal amount of senior subordinated notes are outstanding. This prospectus and the applicable letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

        We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indentures relating to the outstanding notes, except for any rights under the registration rights agreements that by their terms terminate upon the consummation of the exchange offers.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreements, we reserve the right to amend or terminate the exchange offers upon the occurrence of any of the conditions specified below under the caption "—Material Conditions to the Exchange Offers."

        Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offers. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions; Amendments

        The exchange offers will expire at 12:01 a.m., New York City time on                        , 2005, unless in our sole discretion we extend them.

        In order to extend the exchange offers, we will notify the exchange agent orally or in writing of any extension. We will notify in writing the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to extend the exchange offers, and thereby delay acceptance of any outstanding notes, or to terminate the exchange offers, if any of the conditions set forth below under "—Material Conditions to the Exchange Offers" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  under the terms of the registration rights agreements, to amend the terms of the exchange offers in any manner.

        Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by written notice to the registered holders of outstanding notes. If we amend the exchange offers in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offers, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Material Conditions to the Exchange Offers

        Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offers as provided in this prospectus before the expiration of the exchange offers if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offers, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offers," "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of the extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

        We expressly reserve the right to amend or terminate the exchange offers, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give written notice of any extension, amendment, non-acceptance, or termination to the holders of the outstanding notes as promptly as practicable.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offers. To tender in the exchange offers, a holder must:

  •
  complete, sign and date the applicable letter of transmittal, or a facsimile of the applicable letter of transmittal; have the signature on such letter of transmittal guaranteed if such letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive the outstanding notes along with the applicable letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of an applicable letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder of outstanding notes that is not withdrawn prior to the expiration date will constitute an agreement between the holder of outstanding notes and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal.

        The method of delivery of outstanding notes, the applicable letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letters of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the applicable letter of transmittal and delivering its outstanding notes either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

  •
  for the account of an eligible institution.

        If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

        If the applicable letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver such letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offers electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against that participant.

        We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to the outstanding notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the applicable letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly following the expiration date.

        In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offers only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed applicable letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the applicable letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes; and

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offers promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the applicable letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the executed letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the applicable letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        U.S. Bank National Association been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal and requests for the notices of guaranteed delivery to the exchange agent as follows:

For delivery by registered or certified mail:	By hand or overnight courier:
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department
By facsimile transmission:
(for eligible institutions only):
651-495-8158
Confirm facsimile by telephone only:
800-934-6802

        Delivery of the applicable letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offers. The expenses are estimated in the aggregate to be approximately $350,000. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the applicable letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

        If satisfactory evidence of payment of the taxes is not submitted with the applicable letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offers will remain subject to the restrictions on transfer of the outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers. We will record the expenses of the exchange offers as incurred.

Other

        Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Issuer" refers only to New Skies Satellites B.V. and not to any of its subsidiaries.

        The Issuer issued the outstanding Senior Floating Rate Notes due 2011 and will issue the exchange Senior Floating Rate Notes due 2011 (together, the "Senior Notes") under an indenture dated November 2, 2004 (the "Senior Indenture") among itself and U.S. Bank National Association, as trustee (the "Trustee"). The Issuer issued the outstanding 9 1/8% Senior Subordinated Notes due 2012 and will issue the exchange 9 1/8% Senior Subordinated Notes due 2012 (together, the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes") under an indenture dated November 2, 2004 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures") among itself and the Trustee.

        The terms of the Notes include those stated in the applicable Indenture and those made part of the Indentures by reference to the Trust Indenture Act of 1939.

        The following description is a summary of the material provisions of the Indentures. It does not restate those agreements in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the Notes. Copies of the Indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the applicable Indenture.

        The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable Indenture.

Brief Description of the Notes

        The Senior Notes:

  •
  are general obligations of the Issuer;

  •
  are senior to the Subordinated Shareholder PIK Loan; and

  •
  are pari passu in right of payment with any unsubordinated Indebtedness of the Issuer.

        The Senior Subordinated Notes:

  •
  are general obligations of the Issuer;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the Issuer;

  •
  are senior to the Subordinated Shareholder PIK Loan; and

  •
  are pari passu in right of payment with any senior subordinated Indebtedness of the Issuer.

        As of March 31, 2005, the Issuer had outstanding total indebtedness of approximately $727.9 million, of which $656.2 million was Senior Debt (including the Senior Notes) and $371.2 million of which was secured. An additional $75.0 million (excluding standby letters of credit) was available for borrowing under the Credit Agreement, all of which would be secured if borrowed. Pursuant to the amendment to the Credit Agreement, we elected to increase the revolving credit facility from $75.0 million to $125.0 million. The Notes are unsecured. In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them. The Issuer's obligations under the Credit Agreement are secured by a security interest in certain of its assets, including the capital stock of certain of its subsidiaries.

        As indicated above and as discussed in more detail below under the caption "—Subordination," payments on the Senior Subordinated Notes are subordinated to the payment of Senior Debt. The Indentures permit the Issuer to incur additional Indebtedness, subject to compliance with the covenant described under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        The Notes are structurally subordinated to the liabilities of subsidiaries of the Issuer that are not guarantors of the Issuer's obligations under the Notes. On the Issue Date, none of the Issuer's subsidiaries was required to Guarantee the Notes. As of March 31, 2005, the Issuer's subsidiaries constituted approximately 5% of the Issuer's total assets and had no debt outstanding. For the quarter ended March 31, 2005, the Issuer's subsidiaries constituted approximately 4% of the Issuer's revenues. On the Issue Date, all of the Issuer's subsidiaries were Restricted Subsidiaries.

Principal, Maturity And Interest

  Senior Notes

        In these exchange offers, the Issuer will issue up to $160.0 million aggregate principal amount of new Senior Notes. The Senior Indenture governing the Senior Notes provides for the issuance of additional Senior Notes having identical terms and conditions to the existing Senior Notes (the "Additional Senior Notes"), subject to compliance with the covenants contained in the Senior Indenture. Any Additional Senior Notes will be part of the same issue as the Senior Notes and will vote on all matters with the Senior Notes. The Senior Notes will mature on November 1, 2011.

        The outstanding Senior Notes were, and the new Senior Notes will be, issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

        The Senior Notes bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5 1/8%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the trustee for the Senior Notes. Interest on the Senior Notes will be payable in arrears on May 1 and November 1, commencing on May 1, 2005. The Issuer will make each interest payment to the holders of record of the Senior Notes on the immediately preceding April 15 and October 15. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

        Set forth below is a summary of certain of the defined terms used in the Senior Indenture.

        "Determination Date", with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include April 30, 2005.

        "LIBOR", with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the Senior Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Senior Notes. The amount of interest to be paid on the Senior Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

  Senior Subordinated Notes

        In these exchange offers, the Issuer will issue up to $125.0 million aggregate principal amount of new Senior Subordinated Notes. The Senior Subordinated Indenture governing the Senior Subordinated Notes provides for the issuance of additional Senior Subordinated Notes having identical terms and conditions to the existing Senior Subordinated Notes (the "Additional Senior Subordinated Notes" and, together with the Additional Senior Notes, the "Additional Notes"), subject to compliance with the covenants contained in the Senior Subordinated Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the Senior Subordinated Notes and will vote on all matters with the Senior Subordinated Notes. The Senior Subordinated Notes will mature on November 1, 2012.

        The outstanding Senior Subordinated Notes were, and the exchange Senior Subordinated Notes will be, issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

        Interest on the Senior Subordinated Notes accrues at the rate of 9 1/8% per annum. Interest will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The Issuer will make each interest payment to the holders of record of the Senior Subordinated Notes on the immediately preceding April 15 and October 15.

        Interest on the Senior Subordinated Notes will accrue from November 2, 2004 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods Of Receiving Payments On The Notes

        If a holder has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and additional interest, if any, on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent And Registrar For The Notes

        The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer And Exchange

        A holder may transfer or exchange Notes in accordance with the applicable Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subordination of the Senior Subordinated Notes

        The payment of principal, interest and premium and additional interest, if any, on the Senior Subordinated Notes will be subordinated to the prior payment in full of all Senior Debt of the Issuer, including Senior Debt incurred after the date of the Senior Subordinated Indenture. Payments by the Issuer of principal, interest, premium, additional interest, if any, and other amounts on the Senior Subordinated Notes are referred to herein as "Subordinated Note Payments".

        The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed or allowable claim under applicable law) before the holders of Senior Subordinated Notes will be entitled to receive any Subordinated Note Payments (other than Permitted Junior Securities) with respect to the Senior Subordinated Notes, in the event of any distribution to creditors of the Issuer:

          (1)   in a liquidation or dissolution of the Issuer;

          (2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property;

          (3)   in an assignment for the benefit of creditors; or

          (4)   in any marshaling of the Issuer's assets and liabilities.

        The Issuer also may not make any Subordinated Note Payments (other than Permitted Junior Securities) in respect of the Senior Subordinated Notes if:

          (1)   a payment default on Designated Senior Debt occurs and is continuing; or

          (2)   any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt or their Representative.

        Subordinated Note Payments may and will be resumed:

          (1)   in the case of a payment default, upon the date on which such default is cured or waived; and

          (2)   in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

          (1)   360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

          (2)   all scheduled payments of principal, interest and premium and additional interest, if any, on the Senior Subordinated Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        If the Trustee receives a Subordinated Note Payment when:

          (1)   the payment is prohibited by these subordination provisions; and

          (2)   the Trustee has actual knowledge that the payment is prohibited;

the Trustee will hold such Subordinated Note Payment in trust for the benefit of the holders of Senior Debt. If any holder of the Senior Subordinated Notes receives a Subordinated Note Payment when the payment is prohibited by these subordination provisions, the holder will hold such Subordinated Note Payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the Subordinated Note Payment in trust to the holders of Senior Debt or their proper Representative.

        The Issuer must promptly notify holders of Senior Debt if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer, holders of Senior Subordinated Notes may recover less ratably against the Issuer than creditors of the Issuer who are holders of Senior Debt. See "Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes."

Additional Notes

        Subject to the covenants described below, the Issuer may issue Additional Notes under the applicable Indenture having the same terms in all respects as the Senior Notes or Senior Subordinated Notes, as applicable. The Notes and any Additional Notes would be treated as a single class for all purposes under the applicable Indenture and would vote together as one class, except as otherwise provided below, on all matters with respect to the Senior Notes or Senior Subordinated Notes, as applicable.

Additional Amounts

        The Issuer and, if applicable, any Guarantor, is required to make all payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any and all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) ("Taxes") imposed or levied by or on behalf of the government of The Netherlands or any political subdivision thereof or any authority therein or thereof having power to tax, or by any other jurisdiction in which the Issuer or, if applicable, any Guarantor is organized or resident, has an office or conducts business for tax purposes or from or through which payment is made (each a "Relevant Taxing Jurisdiction"), unless the Issuer or such Guarantor is required to withhold or deduct Taxes by law.

        If the Issuer or any Guarantor, if applicable, is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or any Guarantor will be required to pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by the holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction, including such relevant holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been engaged in trade or business therein or having or having had a permanent establishment therein (other than a connection arising solely from the acquisition, ownership, holding or disposition of such Note, the receipt of payments thereunder or the enforcement of a holder's rights in respect thereof); (2) any estate, inheritance, gift, sales, transfer, or similar tax, assessment or governmental charge; (3) any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of the Note, to the extent legally entitled to do so, to comply with any reasonable request by the Issuer to provide information or documentation concerning the nationality, residence or identity of such holder or beneficial owner or to make any declaration or similar claim or satisfy any certification, information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of any Taxes; (4) except in the case of the winding-up of the Issuer or any Guarantor, any Taxes which would not have been imposed but for the presentation of a Note for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Issuer's or such Guarantor's actions, presentment could not have been made elsewhere); (5) a withholding or deduction imposed on a payment to an individual which is required to be made pursuant to the European Union Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive; or (6) any Taxes imposed by reason of any combination of clauses (1) through (5) above.

        In addition, the Issuer will not pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder was entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), or (b) where, had the beneficial owner of the Note been the holder of the Note, such beneficial holder would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (6) inclusive above.

        The Issuer (or, if applicable, any Guarantor making payments on the Notes) will make any withholding or deduction required in respect of Taxes, and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Issuer will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Each such Officers' Certificate shall be relied upon until receipt of a further Officers' Certificate addressing such matters. The Issuer (and, if applicable, any Guarantor) will use reasonable efforts to provide the Trustee with official receipts or other documentation reasonably satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

        The Issuer will indemnify and hold harmless each eligible holder of Notes and, upon written request of any eligible holder of Notes, reimburse such holder for the amount of any Taxes levied or imposed on and paid by such holder as a result of the failure of the Issuer to withhold or otherwise timely pay any Taxes for which the eligible holder of Notes would have been eligible to receive payment of Additional Amounts hereunder, provided however, that the indemnification obligation provided for in this paragraph shall not extend to any Taxes imposed on an eligible holder of Notes for which such eligible holder of Notes would not have been eligible to receive payment of Additional Amounts hereunder had the Issuer properly withheld or paid such Taxes.

        Whenever in each Indenture there is mentioned, in any context, the payment of:

          (1)   principal;

          (2)   purchase price in connection with a purchase of Notes;

          (3)   interest; or

          (4)   any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts or indemnification payments as described under this heading "Additional Amounts," to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

        The Issuer will pay any present or future stamp, court or documentary taxes, charges or similar levies (referred to in this paragraph as "stamp taxes") that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the applicable Indenture or any other document or instrument in relation thereto or the receipt of any payments with respect to the Notes, and the Issuer will agree to indemnify and hold harmless the holders for any such stamp taxes (including penalties, interest and related expenses) paid by such holders.

        The obligations described under this heading, "—Additional Amounts", will survive any termination, defeasance or discharge of either Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or, if applicable, any Guarantor is organized or resident, has an office, conducts business or has a paying agent or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption

The Senior Notes

        Optional Redemption Upon Equity Offerings.  At any time on or prior to November 1, 2006, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Senior Indenture at a redemption price of 100% of the principal amount of the Senior Notes, plus a premium equal to the rate per annum on the Senior Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of Senior Notes issued under the Senior Indenture remains outstanding immediately after the occurrence of such redemption (excluding Senior Notes held by the Issuer and its Subsidiaries); and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        Redemption At Option Of Issuer.  The Senior Notes may be redeemed, in whole or in part, at any time prior to November 1, 2006, at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        On or after November 1, 2006, the Issuer may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Senior Notes to be redeemed, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2006	102.00%
2007	101.00%
2008 and thereafter	100.00%

        The Issuer may acquire Senior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Indenture.

The Senior Subordinated Notes

        Optional Redemption Upon Equity Offerings.  At any time on or prior to November 1, 2007, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes issued under the Senior Subordinated Indenture at a redemption price of 109.125% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of Senior Subordinated Notes issued under the Senior Subordinated Indenture remains outstanding immediately after the occurrence of such redemption (excluding Senior Subordinated Notes held by the Issuer and its Subsidiaries); and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        Redemption At Option Of Issuer.  The Senior Subordinated Notes may be redeemed, in whole or in part, at any time prior to November 1, 2007, at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        On or after November 1, 2007, the Issuer may redeem all or a part of the Senior Subordinated Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Senior Subordinated Notes to be redeemed, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2007	104.563%
2008	102.281%
2009 and thereafter	100.000%

        The Issuer may acquire Senior Subordinated Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Subordinated Indenture.

Redemption For Taxation Reasons

        The Issuer is entitled to redeem the Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days' notice, at a price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption, in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in or an amendment to any laws or treaties (including any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (or any political subdivision or taxing authority thereof or therein) or in any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction) which change or amendment is announced on or after the Issue Date, and the Issuer cannot avoid such obligation by taking reasonable measures available to it.

        Before publishing or mailing notice of redemption of the Notes, the Issuer will deliver to the Trustee an Officer's Certificate to the effect that the Issuer cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver an opinion of independent legal counsel of recognized standing to the effect that the Issuer would be obligated to pay Additional Amounts as a result of a change or amendment described above.

        No such notice of redemption may be given more than 90 days before the Issuer first becomes liable to pay any Additional Amounts or indemnification payments as a result of a change or amendment described above.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase At The Option Of Holders

  Change Of Control

        If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $5,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the applicable Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of each Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the applicable Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $5,000 or an integral multiple of $1,000 in excess thereof.

        Prior to being required to comply with any of the provisions of this "Change of Control" covenant under the Senior Subordinated Indenture governing the Senior Subordinated Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Issuer to comply with this covenant, the Issuer will either repay all outstanding Senior Debt (and terminate all commitments in respect thereof) or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. The Issuer's failure to comply with the covenant described in the immediately preceding sentence (and any failure to send the notice referred to in the third preceding paragraph as a result of the prohibition in the preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (1) under "Events of Default" below. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the applicable

Indenture are applicable. Except as described above with respect to a Change of Control, each Indenture contains no provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

        The amount of (i) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary may apply those Net Proceeds (together with any Event of Loss Proceeds required to be applied as provided in "—Certain Covenants—Maintenance of Insurance" below) at its option to:

          (1)   with respect to the Senior Notes, to permanently reduce Obligations under (A) the Credit Agreement (and, in the case of revolving Obligations thereunder, to correspondingly reduce commitments with respect thereto), (B) Indebtedness of the Issuer or any Restricted Subsidiary that is a Guarantor that ranks pari passu with the Senior Notes or the applicable Guarantee and is secured by a Lien on the assets subject to such Asset Sale or Event of Loss, which Lien is permitted by the Senior Indenture, or (C) Indebtedness of the Issuer or any Restricted Subsidiary that is a Guarantor that ranks pari passu with the Senior Notes or the applicable Guarantee (provided that if the Issuer or a Restricted Subsidiary that is a Guarantor shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Senior Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer (provided that in the case of any reduction of any revolving obligations, the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

          (2)   with respect to the Senior Subordinated Notes, to permanently reduce Obligations under (A) Senior Debt of the Issuer or any Restricted Subsidiary that is a Guarantor (and, in the case of revolving Obligations thereunder, to correspondingly reduce commitments with respect thereto) or (B) Indebtedness that ranks pari passu with the Senior Subordinated Notes or the applicable Guarantee (provided that if the Issuer or a Restricted Subsidiary that is a Guarantor shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Senior Subordinated Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Subordinated Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer (provided that in the case of any reduction of any revolving obligations, the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

          (3)   make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of capital stock and results in the Issuer or a Restricted Subsidiary owning an amount of the capital stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

          (4)   make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of capital stock and it results in the Issuer or a Restricted Subsidiary owning an amount of the capital stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale or Event of Loss;

provided, that in the case of clauses (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary either applies the Net Proceeds in accordance with the paragraph above or enters into another Acceptable Commitment within nine months of such cancellation or termination.

        When the aggregate amount of Net Proceeds (or Event of Loss Proceeds) not applied or invested in accordance with the preceding paragraph ("Excess Proceeds") exceeds $10.0 million, the Issuer will make an Asset Sale Offer to all holders of Notes to purchase on a pro rata basis the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash.

        Pending the final application of any Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds (or Event of Loss Proceeds) in any manner that is not prohibited by the applicable Indenture.

        If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the applicable Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of each Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the applicable Indenture by virtue of such conflict.

Selection And Notice

        If less than all of the Notes under the applicable Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

          (1)   if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

          (2)   if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

        No Notes of $5,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the applicable Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (a)   declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (b)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer, including in connection with any merger or consolidation involving the Issuer;

          (c)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes or, if applicable, any Guarantee (other than (x) Indebtedness permitted under clauses (6) and (7) of the definition of "Permitted Debt" or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

          (d)   make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2)   the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the second paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the date of the Indentures (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8), (9), (10), (11), (13), (14) and (16) of the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Indenture;

          (2)   (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent corporation ("Retired Capital Stock") or Indebtedness subordinated to the Notes, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) ("Refunding Capital Stock") and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Refunding Capital Stock;

          (3)   the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes or a Guarantee made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock" so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes or, if applicable, a Guarantee being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes or, if applicable, a Guarantee being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Notes and any such applicable Guarantee at least to the same extent as such Indebtedness subordinated to such Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes or a Guarantee being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes or a Guarantee being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, that occurs after the Issue Date plus (B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to the Issuer, after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

          (5)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (6)   the payment of dividends on the Issuer's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock)

  following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent entities after the date of the Indentures, of up to 6.0% per annum or the net proceeds received by or contributed to the Issuer in any past or future public offering, other than public offerings with respect to the Issuer's or its parent's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (7)   Investments that are made with Excluded Contributions;

          (8)   the declaration and payment of dividends to, or the making of loans to, Parent in amounts required for it to pay:

            (a)   (i) overhead (including salaries and other compensation expenses), tax liabilities of Parent, legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Issuer; and

            (b)   (i) with respect to each tax year (or portion thereof) that Parent qualifies as a Flow Through Entity, a distribution by Parent to the holders of the Equity Interests of the Parent of an amount equal to the product of (x) the amount of aggregate net taxable income allocated by Parent to the direct or indirect holders of the Equity Interests of Parent for such period and (y) the Presumed Tax Rate for such period and (ii) with respect to any tax year (or portion thereof) that Parent does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of the Parent in amounts required for such holder to pay federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of Parent and its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Parent and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Parent and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

          (9)   distributions or payments of Securitization Fees;

          (10) cash dividends or other distributions on the Issuer's or any Restricted Subsidiary's capital stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions, the offering of the outstanding Notes, these exchange offers or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (11) declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Cumulative Interest Expense;

          (12) other Restricted Payments in an aggregate amount not to exceed $35.0 million;

          (13) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of the Issuer issued after the date of the Indentures; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Debt to Adjusted EBITDA Ratio of less than 6.75 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (13) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock issued after the date of the Indentures;

          (14) the distribution, as a dividend or otherwise, of shares of capital stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

          (15) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that all applicable notes tendered by holders of the applicable notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (16) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $10.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (17) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (whether on the Issue Date or thereafter), including the distribution of any cash that remains on the balance sheet of the Issuer on the Issue Date after giving effect to the consummation of the Transactions; provided, however, that after giving effect to any such payment or distribution, in no event shall the aggregate contribution from the Sponsors (including the Subordinated Shareholder PIK Loan and any additional equity contribution) necessary to consummate the Acquisition be less than $163.0 million; and

          (18) any payments to Parent made in accordance with the covenant described under "—Matters Relating to NSS-8" in an aggregate amount equal to any amounts not required to be applied to the repayment of Indebtedness pursuant to such covenant;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (6), (10), (12), (13), (14), (15), (16) and (18) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Management Board of the Issuer.

        The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

  Incurrence Of Indebtedness And Issuance Of Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue preferred stock if the Debt to Adjusted EBITDA Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would be less than or equal to 6.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be incurred and preferred stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Notes shall not exceed $25.0 million at any one time outstanding (the "Non-Guarantor Exception").

        The second paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

          (1)   Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $565.0 million outstanding at any one time less the amount of all mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

          (2)   Indebtedness represented by the Notes issued on the Issue Date (including any Guarantees thereof) or the Subordinated Shareholder PIK Loan issued on the Issue Date;

          (3)   Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (1) and (2));

          (4)   Indebtedness (including Capitalized Lease Obligations) incurred or issued by the Issuer or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (including pursuant to the NSS-8 construction contract with Boeing) that is used or useful in a Permitted Business (whether through the direct purchase of assets or the capital stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $35.0 million and (y) 3.5% of Total Assets;

          (5)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

          (6)   Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the Transactions or the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

          (7)   Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any capital stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Issuer or, if applicable, any Guarantor, is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Notes or of such Guarantor with respect to its Guarantee;

          (8)   shares of preferred stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any capital stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (9)   Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the applicable Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

          (10) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

          (11) Indebtedness of the Issuer or any Restricted Subsidiary or preferred stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $50.0 million (it being understood that any Indebtedness or preferred stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the second paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or preferred stock under the second paragraph of this covenant without reliance on this clause (11));

          (12) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the applicable Indenture;

          (13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or preferred stock that serves to refund or refinance any Indebtedness incurred as permitted under the second paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Senior Notes or Senior Subordinated Notes, as applicable, such Refinancing Indebtedness is subordinated or pari passu to the applicable Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or preferred stock of the Issuer or a Guarantor or (y) Indebtedness or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness or preferred stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided, further, that with respect to the Senior Subordinated Notes, subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Senior Debt;

          (14) Indebtedness or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the applicable Indenture; provided that such Indebtedness or preferred stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (A) the Issuer or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the second paragraph of this covenant or (B) the Debt to Adjusted EBITDA Ratio would be less than immediately prior to such acquisition;

          (15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

          (16) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

          (17) Contribution Indebtedness;

          (18) Indebtedness consisting of the financing of insurance premiums;

          (19) (a) if the Issuer could incur $1.00 of additional Indebtedness pursuant to the second paragraph hereof after giving effect to such borrowing, Indebtedness of any Restricted Subsidiary of the Issuer that is not a Guarantor not otherwise permitted hereunder or (b) if the Issuer could not incur $1.00 of additional Indebtedness pursuant to the second paragraph hereof after giving effect to such borrowing, Indebtedness of any Restricted Subsidiary of the Issuer that is not a

  Guarantor incurred for working capital purposes; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (19), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (19), does not exceed $25.0 million;

          (20) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

          (21) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (20) above.

        For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the second paragraph of this covenant, the Issuer will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreement on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

  Limitation On Layering

        The Senior Subordinated Indenture governing the Senior Subordinated Notes provides that the Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is either (1) pari passu in right of payment with the Senior Subordinated Notes or such Guarantor's Guarantee of the Senior Subordinated Notes (as applicable) or (2) subordinate in right of payment to the Senior Subordinated Notes or such Guarantor's Guarantee of the Senior Subordinated Notes (as applicable).

        The Senior Indenture governing the Senior Notes provides that the Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Senior Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor's Guarantee of the Senior Notes (as applicable).

  Liens

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the applicable Notes or, if applicable, any related Guarantee on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1)   in the case of Liens securing Indebtedness subordinated to the applicable Notes or any Guarantee, the applicable Notes and any applicable Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2)   in all other cases, the Notes or the applicable Guarantee or Guarantees are equally and ratably secured,

except that the foregoing shall not apply to:

          (i)    in the case of the Senior Notes, (A) Liens securing the Senior Notes and (B) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1), (4) and (11) of the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (C) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that, with respect to Liens securing Obligations permitted under this subclause (C), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0;

          (ii)   in the case of the Senior Subordinated Notes, (A) Liens securing the Senior Subordinated Notes and the related Guarantees, if any, and (B) Liens securing Senior Debt of the Issuer or any Guarantor and any related guarantees of such Senior Debt; and

          (iii)  Permitted Liens.

  Dividend And Other Payment Restrictions Affecting Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its capital stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Indebtedness existing on the Issue Date or the Credit Agreement and related documentation (whether or not existing on the Issue Date);

          (2)   the applicable Indenture;

          (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary;

          (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness of Restricted Subsidiaries (i) that are Guarantors which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) that are not Guarantors which Indebtedness is incurred subsequent to the Issue Date pursuant to the Non-Guarantor Exception or clauses (4), (11) or (19) of the third paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

          (12) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

          (13) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

          (14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2) and (5) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's Management Board, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

          (15) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary.

  Merger, Consolidation Or Sale Of Assets

        The Issuer may not, directly or indirectly, (1) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

          (1)   either (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the jurisdiction of organization of the Issuer, a member state of the European Union or the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, hereinafter referred to as the "Successor Company");

          (2)   the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes, the Indentures and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than the Issuer) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the second paragraph of the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock" determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

          (5)   the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indentures.

        The Successor Company will succeed to, and be substituted for, the Issuer under the applicable Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        If a direct or indirect parent of the Issuer organized or existing under the laws of the jurisdiction of organization of the Issuer, a member state of the European Union or the United States, any state of the United States, the District of Columbia or any territory thereof (any such entity being referred to as "New Parent") assumes the obligations of the Issuer under the Senior Subordinated Notes and the Senior Subordinated Indenture in a transaction which meets the requirements of the foregoing "Consolidation, Merger or Sale of Assets" covenant, treating New Parent as the Successor Company for purposes of such covenant and after giving pro forma effect to such transaction and any related financing transactions, then all obligations of the Issuer under the Senior Subordinated Notes and the Senior Subordinated Indenture shall be discharged, except to the extent the Issuer continues to be a Restricted Subsidiary of New Parent, in which case the Issuer shall become a Guarantor. In the event the foregoing assumption by New Parent occurs, New Parent will succeed to, and be substituted for, the Issuer under the Senior Subordinated Indenture and the Senior Subordinated Notes. Notwithstanding the foregoing, in the event the foregoing assumption by New Parent occurs, the Senior Subordinated Notes and any Guarantees thereof by any Restricted Subsidiary of Parent shall be amended, if required, such that they have the same ranking in right of payment as any debt securities of New Parent or any such Guarantor that would otherwise rank senior in right of payment to the Senior Subordinated Notes and the Guarantees thereof. New Parent and the Guarantors will enter into a supplemental indenture to the Senior Subordinated Indenture with the Trustee to evidence the foregoing.

        Each Indenture will contain similar provisions relating to the merger, consolidation or sale of assets by any Guarantor.

  Transactions With Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate consideration in excess of $2.0 million, unless:

          (1)   the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis; and

          (2)   the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Management Board set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Management Board.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   transactions between or among the Issuer and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

          (2)   Restricted Payments and Permitted Investments (other than pursuant to clause (12) thereof) permitted by the applicable Indenture;

          (3)   the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of the greater of (A) $2.5 million and (B) 2.0% of Adjusted EBITDA of the Issuer for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after the date of the Indentures), and the execution of any management or monitoring agreement subject to the same limitations;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) any of the Issuer's direct or indirect parent entities;

          (5)   payments by the Issuer or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Management Board of the Issuer in good faith;

          (6)   transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

          (7)   payments or loans (or cancellations of loans) to employees or consultants of the Issuer, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) any of the Issuer's direct or indirect parent entities and employment agreements, stock option plans and other compensatory arrangements, which are in each case approved by a majority of the Management Board of the Issuer in good faith and which are otherwise permitted under the applicable Indenture;

          (8)   payments made or performance under any agreement as in effect on the Issue Date (including, without limitation, each of the agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

          (9)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders' Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to the Shareholders' Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the Notes in any material respect;

          (10) the Transactions and the payment of all fees and expenses related to the Transactions, including any fees to the Sponsors;

          (11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the Management Board of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of Parent to any Permitted Holder or of the Issuer to Parent or to any Permitted Holder;

          (13) any transaction effected as part of a Qualified Securitization Financing;

          (14) any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business; and

          (15) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Management Board of the Issuer.

  Maintenance of Insurance

        The Issuer and each Restricted Subsidiary will obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite to be launched by the Issuer or any Restricted Subsidiary, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period thereafter, but only to the extent, if at all, and on such terms (including period, exclusions, limitations on coverage and coverage amount) as is determined by the Management Board of the Issuer to be in the best interests of the Issuer and evidenced by a resolution of the Management Board delivered to the Trustee, (ii) with respect to each Satellite it currently owns or has risk of loss for, other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case other than in the case of any such Satellite that is an Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, the Issuer shall not be required to maintain In-Orbit Insurance in excess of 50% of the net book value of each such Satellite (it being understood that any Satellite protected by In-Orbit Spare Capacity shall be deemed to be insured for a percentage of its net book value as set forth in the definition of "In-Orbit Spare Capacity"). In the event of any loss, damage or failure affecting a Satellite insured pursuant to clauses (i), (ii) or (iii) above or the expiration and non-renewal of an insurance policy for such a Satellite resulting from a claim of loss under such policy causes a failure to comply with this proviso, the Issuer shall be deemed to be in compliance with this proviso for the 120 days immediately following such loss, damage or failure or policy expiration, provided that the Issuer procures such insurance or In-Orbit Spare Capacity as necessary to comply with the preceding proviso within such 120 day period.

        The insurance policies required by the foregoing paragraph shall

          (i)    contain no exclusions other than

            (A)  Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to a substantial portion of Satellites of the same model or relating to systemic failures or anomalies as are then customary in the Satellite insurance market and

            (B)  such specific exclusions applicable to the performance of the Satellite being insured as are reasonably accepted by the Management Board of the Issuer in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable and

          (ii)   provide coverage for all risks of loss of and damage to the Satellite including for partial loss, constructive total loss and total loss. The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

        In the event of the unavailability of In-Orbit Spare Capacity for any reason, the Issuer shall, subject to the proviso to the first paragraph above, within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites that the In-Orbit Spare Capacity was intended to protect so long as In-Orbit Spare Capacity is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such loss or unavailability, as the case may be.

        In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by the Issuer or any of its Restricted Subsidiaries, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, an "Event of Loss"), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in the third paragraph under "—Repurchase at the Option of Holders—Asset Sales."

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any of its Restricted Subsidiaries (other than a Securitization Subsidiary formed in connection with Qualified Securitization Financing) to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer or any other Restricted Subsidiary of the Issuer (other than: (1) the Non-Guarantor Exception, (2) Permitted Debt of a Restricted Subsidiary of the Issuer,

(3) Indebtedness under Hedging Obligations in reliance on clause (9) of the definition of Permitted Debt or (4) Indebtedness under the revolving credit portion of the Credit Agreement), unless:

          (a)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the applicable Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to the Senior Subordinated Notes, if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be senior to the Guarantee pursuant to subordination provisions no less favorable to the holders of the Notes than those contained in the applicable Indenture;

          (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (c)   such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee has been duly executed and authorized and

            (2)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) or other provisions limiting the enforcement of such Guarantee under Dutch law and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

        A Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the applicable Notes if:

          (a)   (i) all of its assets or capital stock is sold or transferred, in each case in a transaction in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales," (ii) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all of its assets to, another Person in compliance with the covenant described under "Certain Covenants—Merger, Consolidation or Sale of Assets," (iii) (A) the guarantee of the Credit Agreement, except a discharge or release by or as a result of payment under such guarantee or (B) the Indebtedness that resulted in the creation of such Guarantee, as the case may be, is released or discharged or (iv) such Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the applicable Indenture;

          (b)   such Guarantor has delivered to the Trustee a certificate of a Responsible Officer and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with; and

          (c)   such Guarantor is released from its guarantee of the Credit Agreement.

  Matters Relating to NSS-8

        Prior to the entry into commercial service of NSS-8, the Issuer will not, and will not permit any Restricted Subsidiary to, consummate any sale, transfer, conveyance or other disposition of NSS-8, or the sale, transfer, conveyance or other disposition of rights related to, or terminate or satisfy any obligations pursuant to, the construction contract with Boeing related to NSS-8 (any such event, an

"NSS-8 Asset Sale"), unless the proceeds of any such NSS-8 Asset Sale are applied, in whole or in part at the Issuer's option, as follows:

          (a)   in accordance with the covenant set forth under "—Repurchase at the Option of Holders—Asset Sales"; or

          (b)   (1) with respect to the first $100.0 million from any such NSS-8 Asset Sale, (x) to repay Indebtedness under the Credit Agreement or any other Indebtedness (other than Subordinated Indebtedness or the Subordinated Shareholder PIK Loan) in an amount equal to not less than 82% of such initial proceeds and (y) to the Sponsors in an amount equal to 18% of such initial proceeds; and

          (2)   with respect to any remaining proceeds from any such NSS-8 Asset Sale, (x) to repay Indebtedness under the Credit Agreement or any other Indebtedness (other than Subordinated Indebtedness or the Subordinated Shareholder PIK Loan) in an amount equal to not less than 18% of such additional proceeds and (y) to the Sponsors in an amount equal to 82% of such additional proceeds up to a maximum aggregate amount pursuant to this clause (2) and clause (1) above of $95.0 million; and

          (3)   with respect to any additional amounts not paid to the Sponsors in accordance with clauses (1) and (2) above, to repay Indebtedness under the Credit Agreement or any other Indebtedness (other than Subordinated Indebtedness or the Subordinated Shareholder PIK Loan).

  Business Activities

        The Issuer will not, and will not permit any Restricted Subsidiary (other than a Securitization Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

  Payments For Consent

        The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of either the Senior Notes or the Senior Subordinated Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Indenture or either the Senior Notes or the Senior Subordinated Notes unless such consideration is offered to be paid and is paid to all holders of the applicable Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ended September 30, 2004, or (in the case of annual financial information) within 90 days after the end of each fiscal year all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 6-K and 20-F if the Issuer were required to file such forms, and, whether or not required by such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's independent registered public accounting firm.

        In addition, whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the

Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In the event that any direct or indirect parent company of the Issuer is or becomes a Guarantor of the Notes, each Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offers contemplated by the Registration Rights Agreements or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offers registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events Of Default And Remedies

        Under each Indenture, an Event of Default is defined as any of the following:

          (1)   the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under the applicable Indenture (and, in the case of the Senior Subordinated Notes, whether or not prohibited by the subordination provisions of the Senior Subordinated Indenture);

          (2)   the Issuer defaults in the payment when due of interest or additional interest, if any, on or with respect to the Notes issued under the applicable Indenture and such default continues for a period of 30 days (and, in the case of the Senior Subordinated Notes, whether or not prohibited by the subordination provisions of the Senior Subordinated Indenture);

          (3)   the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the applicable Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

          (4)   the Issuer defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $15.0 million or more at any one time outstanding;

          (5)   certain events of bankruptcy affecting the Issuer or any Significant Subsidiary; or

          (6)   the Issuer or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $15.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

        However, a default under clause (3) above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes under the applicable Indenture notify the Issuer of the default and the Issuer does not cure such default within the time period specified in such clause after receipt of such notice.

        If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the applicable Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same

          (1)   shall become immediately due and payable; or

          (2)   if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Issuer and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

        Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

        Each Indenture provides that, at any time after a declaration of acceleration with respect to the Notes issued under the applicable Indenture as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes issued under the applicable Indenture may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the Notes issued under each Indenture may waive any existing Default or Event of Default under the applicable Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Holders of the Notes may not enforce either Indenture or the Notes except as provided in the applicable Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of each Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under either Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indentures and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with each Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability Of Directors, Officers, Employees And Shareholders

        No director, officer, employee, incorporator or shareholder of the Issuer or of any direct or indirect parent entity, as such, will have any liability for any obligations of the Issuer under the Notes, the Indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance And Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes issued under each Indenture ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Issuer's obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the applicable Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in each Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuer but not its Restricted Subsidiaries) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes issued thereunder.

        In order to exercise either Legal Defeasance or Covenant Defeasance under either Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

          (6)   the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

          (7)   the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Amendment, Supplement And Waiver

        Except as provided in the next three succeeding paragraphs, the applicable Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued under the applicable Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the applicable Indenture or the Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the applicable Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

        Without the consent of each holder affected, an amendment or waiver of the applicable Indenture may not (with respect to any Notes held by a non-consenting holder):

          (1)   reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any Note issued thereunder;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of each Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes issued thereunder;

          (7)   waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   make any change in the preceding amendment and waiver provisions; or

          (9)   make any change to the provisions of the Indentures relating to the special mandatory redemption described under "Escrow of Proceeds; Special Mandatory Redemption" that would adversely affect the rights of any holder of the Notes.

        Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the applicable Indenture or the Notes issued thereunder:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption of the Issuer's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets;

          (4)   to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under each Indenture of any such holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act; or

          (6)   to add a Guarantee of the Notes.

Satisfaction And Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1)   either:

            (a)   all applicable Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

            (b)   all applicable Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   the Issuer has paid or caused to be paid all sums payable by it under the applicable Indenture; and

          (3)   the Issuer has delivered irrevocable instructions to the Trustee under the applicable Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Issuer, each Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes issued under each Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Each Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any holder of Notes issued thereunder, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        Each Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Consent To Jurisdiction And Service Of Process

        The Issuer will irrevocably and unconditionally (1) submit itself and its property in any legal action or proceeding relating to each Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (2) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) appoint CT Corporation System, currently having an office at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf service of all process in any such action or proceeding, such service being hereby acknowledged by the Issuer to be effective and binding in every respect.

Service Of Process And Enforcement Of Judgments

        The Issuer is organized under the laws of The Netherlands and some of its directors and executive officers are non-residents of the United States. Furthermore, a substantial portion of its assets and the assets of its directors and executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or these directors and executive officers, or to enforce against us or them judgments of U.S. courts predicated upon the civil liability provisions of U.S. federal or state securities laws.

        Dutch counsel has advised the Issuer that judgments of U.S. courts cannot be directly enforced in The Netherlands. Any such judgment would have to be recognized and enforced in a competent court in The Netherlands. Such court would have discretion to attach such weight to judgments of U.S. courts as it deems appropriate. However, if a Dutch company has submitted to the jurisdiction of any U.S. court, a Dutch court can be expected to give conclusive effect to a final and enforceable judgment of such court without reexamining the merits of such judgment. This would require (i) proper service of process, (ii) the proceedings before such court to have complied with principles of proper procedure and (iii) such judgment not being contrary to public policy in The Netherlands. It is not certain, however, that this also applies to default judgments. In addition, punitive damages awarded in the United States or elsewhere may be unenforceable in The Netherlands.

        Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. In as far as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding.

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acceptable Exclusions" means:

  (1)
  war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

  (a)
  any government or sovereign power (de jure or de facto),

  (b)
  any authority maintaining or using a military, naval or air force,

  (c)
  a military, naval, or air force, or

  (d)
  any agent of any such government, power, authority or force;

  (2)
  any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

  (3)
  insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

  (4)
  confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency);

  (5)
  nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

  (6)
  electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

  (7)
  willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

  (8)
  an act of one or more Persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

  (9)
  any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

  (10)
  loss of revenue, incidental damages or consequential loss;

  (11)
  extra expenses, other than the expenses insured under this policy;

  (12)
  third party liability;

  (13)
  loss of a redundant component(s) that does not cause a transponder failure; and

  (14)
  such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

          (2)   Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person;

but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

        "Acquisition" means the acquisition of substantially all of the assets of New Skies Satellites N.V. by Neptune One Holdings Ltd. and the Issuer pursuant to the transaction agreement relating to such acquisition dated as of June 5, 2004, as amended or otherwise modified from time to time.

        "Acquisition Documents" means the transaction agreement dated as of June 5, 2004 among Neptune One Holdings Ltd., the Issuer and New Skies Satellites N.V., and any other document entered into in connection therewith from time to time, in each case, as amended, modified or supplemented from time to time.

        "Adjusted EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:

          (1)   provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and Michigan single business tax) (including any Tax Distribution taken into account in calculating Consolidated Net Income), plus

          (2)   Consolidated Interest Expense of such Person for such period, plus

          (3)   Consolidated Depreciation and Amortization Expense of such Person for such period, plus

          (4)   any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the applicable Indenture or to the Transactions (including any refinancing thereof as permitted under the applicable Indenture), plus

          (5)   the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges), plus

          (6)   the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus

          (7)   the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and its Restricted Subsidiaries from a Person other than the Issuer or any Subsidiary of the Issuer under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income or Adjusted EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

          (8)   the amount of management, consulting, monitoring and advisory fees and related expenses paid to Blackstone or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period, provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million and (y) 2.0% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for each period (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (8) solely for the purpose of determining the amount of Cumulative Credit is $2.5 million), plus

          (9)   without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

          (10) any net losses resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan, and (B) less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary, and (3) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means

        (A)  with respect to the Senior Notes on the applicable Redemption Date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the Senior Note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the Senior Notes at November 1, 2006 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption—The Senior Notes—Redemption at the Option of the Issuer") plus (ii) all required interest payments due on the Senior Notes (assuming that the interest rate per annum on the Senior Notes applicable on the date of which the notice of redemption was given was in effect for the entire period) through November 1, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the Senior Notes; and

        (B)  with respect to the Senior Subordinated Notes on the applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the Senior Subordinated Note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the Senior Subordinated Notes at November 1, 2007 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption—The Senior Subordinated

    Notes—Redemption at the Option of the Issuer") plus (ii) all required interest payments due on the Senior Subordinated Notes through November 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the Senior Subordinated Notes.

        "Asset Sale" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

          (1)   a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (including the sale or leasing (including by way of sales-type lease) of transponder capacity and the leasing or licensing of teleports) held for sale in the ordinary course of business;

          (2)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant contained under the caption "Certain Covenants—Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the applicable Indenture;

          (3)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption "Certain Covenants—Restricted Payments";

          (4)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

          (5)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

          (6)   the lease, assignment or sublease of any real or personal property in the ordinary course of business;

          (7)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (1) of the definition of "Permitted Investments");

          (8)   sales of assets received by the Issuer or any Restricted Subsidiary upon foreclosures on a Lien;

          (9)   sales of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

          (10) a transfer of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

          (11) any exchange of assets for assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a fair market value in excess of (1) $5.0 million shall be evidenced by a certificate of a Responsible Officer of the Issuer, and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Management Board of the Issuer;

          (12) any Event of Loss; and

          (13) prior to the entry into commercial service of NSS-8, an NSS-8 Asset Sale, but only to the extent that the proceeds of any such NSS-8 Asset Sale are applied in accordance with clause (b) of the covenant set forth under "—Certain Covenants—Matters Relating to NSS-8."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with generally accepted accounting principles.

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

          (1)   U.S. dollars, pounds sterling, Euros, or, in the case of any foreign subsidiary, such local currencies held by it from time to time in the ordinary course of business;

          (2)   direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

          (3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500.0 million;

          (4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody's or P-1 from Standard and Poor's;

          (6)   securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by Standard and Poor's or A-2 by Moody's;

          (7)   investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

          (8)   money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by Standard and Poor's and Aaa by Moody's and (iii) have portfolio assets of at least $500.0 million.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the voting stock of the Issuer or Parent; or

          (3)   (A) prior to the first public offering of common stock of either Parent or the Issuer, the first day on which the Management Board of Parent shall cease to consist of a majority of directors who (i) were members of the Management Board of Parent on the Issue Date or (ii) were either (x) nominated for election by the Management Board of Parent, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), "Continuing Directors") and (B) after the first public offering of common stock of either Parent or the Issuer, (i) if such public offering is of common stock of Parent the first day on which a majority of the members of the Management Board of Parent are not Continuing Directors or (ii) if such public offering is of the Issuer's common stock, the first day on which a majority of the members of the Management Board of the Issuer are not Continuing Directors.

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with generally accepted accounting principles.

        "Consolidated Interest Expense" means, with respect to any Person for any period, (I) the sum, without duplication, of consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding non-cash interest on the Subordinated Shareholder PIK Loans and amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses less (II) interest income of such Person and its Restricted Subsidiaries for such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with generally accepted accounting principles; provided, however, that

          (1)   any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs) including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Transactions, in each case shall be excluded;

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

          (3)   any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

          (4)   any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Management Board of the Issuer) shall be excluded;

          (5)   any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

          (6)   an amount equal to the amount of Tax Distributions actually made to the holders of capital stock of the Parent Guarantor in respect of the net taxable income allocated by such Person to such holders for such period to the extent funded by the Issuer shall be included as though such amounts had been paid as income taxes directly by such Person;

          (7)   (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

          (8)   any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to or after the Issue Date shall be excluded;

          (9)   accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established as a result of the Transactions in accordance with generally accepted accounting principles shall be excluded;

          (10) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

          (11) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

          (12) solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

          (13) the impact of non-cash interest on the Subordinated Shareholder PIK Loans shall be excluded from the consolidated net income of such Person.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption "Certain Covenants—Restricted Payments" only, there shall be excluded from Cumulative Credit any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under the covenant contained under the caption "Certain Covenants—Restricted Payments" pursuant to the definition of Cumulative Credit.

        "Consolidated Secured Debt Ratio" as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which financial reports have been filed with the Commission or provided to the Trustee, to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which reports have been filed with the Commission or provided to the Trustee, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Debt to Adjusted EBITDA Ratio.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the applicable Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Management Board of the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Contribution Indebtedness" means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer after the Issue Date; provided that

          (1)   if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer, the amount in excess shall be (a) Indebtedness (other than Secured Indebtedness) ranking subordinate to the Senior Subordinated Notes or (b) Indebtedness (other than Secured Indebtedness) that ranks pari passu with the Senior Subordinated Notes with a Stated Maturity later than the Stated Maturity of the Senior Subordinated Notes, and

          (2)   such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the incurrence date thereof.

        "Credit Agreement" means that certain Credit Agreement entered into as of the closing date of the Acquisition among Parent, the Issuer, certain other subsidiaries of the Issuer from time to time party thereto, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, ABN Amro Bank N.V., as Syndication Agent and the other agents and lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Cumulative Credit" means the sum of (without duplication):

          (a)   Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

          (b)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Management Board of the Issuer, of property and marketable securities received by the Issuer since immediately after the date of the applicable Indenture from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock and (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent corporation of the Issuer and the Subsidiaries to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the third paragraph set forth under "Certain Covenants—Restricted Payments") and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent entities and (y) debt securities of the Issuer that have been converted into such Equity Interests of the Issuer (other than in the case of each of clauses (x) and (y), Refunding Capital Stock or Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

          (c)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Management Board of the Issuer, of property and marketable securities contributed to the capital of the Issuer following the Issue Date (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount and (iii) contributions by a Restricted Subsidiary), plus

          (d)   100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Management Board of the Issuer, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the capital stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (12) of the third paragraph set forth under "Certain Covenants—Restricted Payments" or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

          (e)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Management Board of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (12) of the third paragraph set forth under "Certain Covenants—Restricted Payments" or to the extent such Investment constituted a Permitted Investment).

        "Cumulative Interest Expense" means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

        "Debt to Adjusted EBITDA Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available, the ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the "Calculation Date") to (2) Adjusted EBITDA of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the event the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with generally accepted accounting principles) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition (including the Transactions), disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Transactions), disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including the Transactions) or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and such pro forma calculations may include operating expense reductions for such period resulting from the acquisition (including the Transactions) which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Management Board of the Issuer of any closing) of any facility, as applicable; provided that, in either case, such adjustments are set forth in an Officers' Certificate signed by the Issuer's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the applicable Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of "Cumulative Credit."

        "Designated Senior Debt" means:

          (1)   any Indebtedness outstanding under the Credit Agreement; and

          (2)   any other Senior Debt permitted under the Senior Subordinated Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer in the instrument evidencing that Senior Debt as "Designated Senior Debt."

        "Disqualified Stock" means, with respect to any Person, any capital stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such capital stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such capital stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any successor thereto or any of its direct or indirect parent corporations or any successor thereto (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation of the Issuer registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

        "Event of Loss" means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite owned by the Issuer or any of its Restricted Subsidiaries, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

        "Event of Loss Proceeds" means, with respect to any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

          (1)   provision for all income or other taxes measured by or resulting from such Event of Loss,

          (2)   payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

          (3)   payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

          (4)   provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

          (5)   deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Issuer and its Restricted Subsidiaries from

          (1)   contributions to its common equity capital; and

          (2)   the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of capital stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in the definition of "Cumulative Credit."

        "Excluded Satellite" means any Satellite (i) that is not expected or intended, in the good faith determination of the Management Board of the Issuer and evidenced by a resolution of the Management Board delivered to the Trustee, to earn revenues from the operation of such Satellite in excess of $20.0 million for the immediately succeeding 12-month period or (ii) that has a net book value not in excess of $50.0 million or (iii) that due to failures or anomalies affecting the Satellite or affecting other Satellites of the same model or series or that employ the same or similar systems or components (1) the procurement of In-Orbit Insurance therefor in the amount and on the terms required by the Indentures would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) such In-Orbit Insurance would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, as determined in good faith by the Management Board of the Issuer and evidenced by a resolution of the Management Board delivered to the Trustee or (iv) for which In-Orbit Spare Capacity is available or (v) whose primary purpose is to provide In-Orbit Spare Capacity for the Issuer's other Satellites and otherwise that is not expected or intended, in the good faith determination of the Management Board of the Issuer and evidenced by a resolution of the Management Board delivered to the Trustee, to earn revenues from the operation of such Satellite in excess of $20.0 million for the immediately succeeding 12-month period.

        "Flow Through Entity" means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

        "FSS Operators" means each of (i) PanAmSat Corporation, (ii) Intelsat, Ltd., (iii) SES Global, (iv) Eutelsat S.A. and (v) any successor entities of each of the foregoing; provided, however, that at the time of such acquisition of all of the capital stock or all or substantially all of the assets of the Issuer, such FSS Operator generates annual revenues at least equal to two times the revenues of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available.

        "Government Securities" means securities that are:

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee of the obligations of the Issuer under the applicable Indenture and the Notes by a Guarantor in accordance with the provisions of the applicable Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

        "Guarantor" means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the applicable Indenture, such Person shall cease to be a Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Indebtedness" means, with respect to any Person,

          (a)   any indebtedness (including principal and premium) of such Person, whether or not contingent,

            (i)    in respect of borrowed money,

            (ii)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

            (iii)  representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or

            (iv)  representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with generally accepted accounting principles,

          (b)   Disqualified Stock of such Person,

          (c)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

          (d)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person), and

          (e)   to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing), provided, however, that Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (3) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days or (4) for purposes of calculating the Debt to Adjusted EBITDA Ratio only, the Subordinated Shareholder PIK Loans.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "In-Orbit Insurance" means, with respect to any Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the Indentures.

        "In-Orbit Spare Capacity" means transponder capacity that in the good faith judgment of the Management Board and evidenced by a resolution of the Management Board as set forth in an Officers' Certificate:

          (1)   is available at all times in the event of a Satellite loss or failure to restore service for at least 25% of the revenue-generating capacity on the Satellite;

          (2)   meets or exceeds the contractual performance specifications for the transponders being protected; and

          (3)   may be provided directly by the Issuer or by another FSS Operator or another Satellite operator pursuant to a contractual arrangement;

provided that if such "In-Orbit Spare Capacity" is available with respect to less than 100% of the revenue-generating transponder capacity on a Satellite, the Satellite shall be deemed to be insured for a percentage of the Satellite's net book value for which In-Orbit Spare Capacity is available.

        "Investment Grade Securities" means:

          (1)   securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

          (2)   investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

          (3)   corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, endorsements for collection or deposit, deposits, prepaid expenses, trade credit, advances to customers or suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by generally accepted accounting principles to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under "Certain Covenants—Restricted Payments."

        For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and (iii) any transfer of capital stock that results in an entity which became a Restricted Subsidiary after the Issue Date and not in connection with the Transactions ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Management Board of the Issuer in good faith as of the date of initial acquisition) of the capital stock of such entity owned by the Issuer and the Restricted Subsidiaries immediately after such transfer.

        "Issue Date" means the date on which the outstanding Notes were originally issued.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

        "Management Board" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the board of directors of the general partner or manager of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with generally accepted accounting principles and before any reduction in respect of preferred stock dividends or accretion of any preferred stock.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with generally accepted accounting principles against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Net Transponder Capacity" means the aggregate transponder transmission capacity for all in-orbit transponders then owned by the Issuer and the Restricted Subsidiaries, less the amount of capacity relating to transponders that are not at such time available for use, whether due to legal, regulatory, technical or contractual restrictions or otherwise.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the applicable Indenture.

        "Parent" means, with respect to any Person, any direct or indirect parent company of such Person.

        "Permitted Business" means any business conducted or proposed to be conducted by the Issuer on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Permitted Debt" is defined under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Permitted Holders" means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors) and (ii) any FSS Operator; provided that a Rating Decline shall not have occurred in connection with the transaction (including any incurrence of indebtedness used to finance the acquisition thereof) involving such FSS Operator that causes a Change of Control to occur. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

          (1)   any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

          (2)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Issue Date and Investments made pursuant to binding commitments in effect on the Issue Date;

          (6)   (A) loans and advances to officers, directors and employees, not in excess of $5.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

          (7)   any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) in satisfaction of a judgment or as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (8)   Hedging Obligations permitted under clause (9) of the definition of "Permitted Debt";

          (9)   Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales";

          (10) Investments the payment for which consists of Equity Interests of the Issuer or any of its parent companies (exclusive of Disqualified Stock);

          (11) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and performance guarantees consistent with past practice;

          (12) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (11) of the third paragraph thereof);

          (13) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under "Certain Covenants—Merger, Consolidation or Sale of Assets" after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (14) guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

          (15) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

          (17) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

          (18) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18), not to exceed the greater of (x) $20.0 million and (y) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (19) Investments in Subsidiaries or joint ventures formed for the purpose of selling or leasing transponder capacity to third party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which Investments are in the form of transfers to such Subsidiaries or joint ventures for fair market value of transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or joint ventures; provided that all such Investments in Subsidiaries and joint ventures do not exceed 10% of Net Transponder Capacity; and

          (20) Investments made after the Issue Date in any joint venture; provided that all such Investments made pursuant to this clause (20) in all such joint ventures do not exceed $10.0 million.

        "Permitted Junior Securities" means unsecured debt of the Issuer or any Guarantor or any successor corporation or equity securities of any direct or indirect parent entity or any successor corporation, in each case issued pursuant to a plan of reorganization or readjustment of the Issuer or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Debt of the Issuer or any Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of the Issuer or any Guarantor, as applicable, on the Issue Date; provided that if any Senior Debt of the Issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

        "Permitted Liens" means the following types of Liens:

          (1)   deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

          (2)   Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers'

  acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

          (3)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (4)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (5)   Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (6)   Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the applicable Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

          (7)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (8)   Liens in favor of the Issuer or any Restricted Subsidiary;

          (9)   Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (24) and (25) of this definition; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (24) and (25) at the time the original Lien became a Permitted Lien under the applicable Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (10) Liens on Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" incurred in connection with any Qualified Securitization Financing;

          (11) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

          (12) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

          (13) (A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor, the Issuer or any Restricted Subsidiary;

          (14) landlord's, carriers', warehousemen's, mechanics', materialmen's, repairmen's, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books reserves in accordance with generally accepted accounting principles;

          (15) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

          (16) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (17) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

          (18) Liens securing obligations in respect of trade-related letters of credit permitted under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

          (19) any interest or title of a lessor under any lease or sublease entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (20) licenses of intellectual property granted in a manner consistent with past practice;

          (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (22) Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (23) other Liens securing Indebtedness for borrowed money with respect to property or assets of the Issuer or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $10.0 million at any time;

          (24) Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Preferred Stock" and Indebtedness permitted to be incurred under clause (4) of the second paragraph of such covenant; provided, however, that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (4) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Preferred Stock" may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (4);

          (25) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; and

          (26) deposits or pledges in conjunction with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Presumed Tax Rate" means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

        "Purchase Money Note" means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

        "Qualified Proceeds" means assets that are used or useful in, or capital stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Management Board in good faith, except that in the event the value of any such assets or capital stock exceeds $25.0 million or more, the fair market value shall be determined by an Independent Financial Advisor.

        "Qualified Securitization Financing" means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Management Board shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

        "Rating Agency" means (1) each of Moody's and Standard and Poor's and (2) if Moody's or Standard and Poor's ceases to rate the notes for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody's or Standard and Poor's, as the case may be.

        "Rating Decline" means the occurrence on any date from and after the date of the public notice by the Issuer or another Person seeking to effect a Change in Control of an arrangement that, in our good faith judgment, is expected to result in a Change of Control until the end of the 30-day period following public notice of the occurrence of a Change of Control or abandonment of the expected Change in Control transaction (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) of: (1) a decline in the rating of either of the Notes by such Rating Agency by at least one notch in the gradation of the rating scale (e.g., + or - for Standard and Poor's or 1, 2 and 3 for Moody's) from such Rating Agency's rating of the applicable Notes; or (2) withdrawal by such Rating Agency of such Rating Agency's rating of either of the Notes.

        "Registration Rights Agreement" means each registration rights agreement dated as of November 2, 2004 between the Issuer and the initial purchasers named therein relating to the Senior Notes and Senior Subordinated Notes and any other similar registration rights agreement relating to any Additional Notes.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt of the Issuer.

        "Responsible Officer" of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the applicable Indenture.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

        "Satellite" means any satellite owned by, or leased to, the Issuer or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

        "Satellite Manufacturer" means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

        "Satellite Purchase Agreement" means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

        "Satellite Purchaser" means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securitization Assets" means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

        "Securitization Fees" means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any, Qualified Securitization Financing.

        "Securitization Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such Securitization Assets.

        "Securitization Repurchase Obligation" means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Securitization Subsidiary" means a Wholly Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Issuer or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Management Board of the Issuer or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer and (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Management Board of the Issuer or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Management Board of the Issuer or such other Person giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and all other Obligations on any Indebtedness and any Securitization Repurchase Obligation of the Issuer, whether outstanding on the date of the Senior Subordinated Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Senior Subordinated Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and all other Obligations on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

          (1)   all monetary obligations of every nature of the Issuer under, or with respect to, the Credit Agreement and the Senior Notes, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

          (2)   all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the date of the Senior Subordinated Indenture or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

          (1)   any Indebtedness of the Issuer to the Parent or a Subsidiary of the Parent (other than any Securitization Repurchase Obligation);

          (2)   Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Issuer or any Subsidiary of the Issuer (including, without limitation, amounts owed for compensation);

          (3)   Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

          (4)   Indebtedness represented by capital stock;

          (5)   any liability for federal, state, local or other taxes owed or owing by the Issuer;

          (6)   that portion of any Indebtedness incurred in violation of the covenant contained under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (7)   Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11, United States Code, is without recourse to the Issuer;

          (8)   any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer; and

          (9)   the Subordinated Shareholder PIK Loan.

        "Shareholders' Agreement" means the Shareholders' Agreement among the Sponsors and/or their Affiliates and any of the Restricted Subsidiaries and the shareholders party thereto.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Sponsors" means Blackstone Group Holdings L.P. and its Affiliates.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Purchaser or any Subsidiary of the Purchaser which the Purchaser has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means (1) with respect to the Senior Notes, (a) with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Senior Notes and (b) with respect to any Guarantor of the Senior Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Notes and (2) with respect to the Senior Subordinated Notes, (a) with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Senior Subordinated Notes and (b) with respect to any Guarantor of the Senior Subordinated Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Subordinated Notes.

        "Subordinated Shareholder PIK Loan" means the subordinated intercompany loan issued by the Issuer to Parent pursuant to that certain intercompany loan agreement as in effect on the Issue Date and any amendments, modifications or supplements to such agreement that are, in the good faith judgment of the Issuer's Management Board, no more disadvantageous to the holders of the Notes than those in effect on the Issue Date.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity, of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Tax Distribution" means any distribution described under clause (8) of the covenant "—Restricted Payments."

        "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transactions" means the transactions contemplated by (i) the acquisition of New Skies Satellites N.V., (ii) the Credit Agreement and (iii) the offering of the Notes.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of market data)) most nearly equal to the period from such redemption date to November 1, 2006 with respect to the Senior Notes and November 1, 2007 with respect to the Senior Subordinated Notes; provided, however, that if the period from such redemption date to November 1, 2006 with respect to the Senior Notes and November 1, 2007 with respect to the Senior Subordinated Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Management Board of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Management Board of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with the covenant contained under the caption "Certain Covenants—Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The Management Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either (A) the Debt to Adjusted EBITDA Ratio would be at least 6.75 to 1.00 or (B) the Debt to Adjusted EBITDA Ratio would be less than immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Management Board shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Exchange Notes"). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Exchange Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

          (2)   ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

        Investors in the Global Exchange Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not

participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indentures for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indentures. Under the terms of the indentures, we and the Trustee will treat the persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

        A Global Exchange Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a default with respect to the notes.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indentures. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Exchange Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indentures) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the aquisition and/or holding of the exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition and/or holding of the exchange notes by an ERISA Plan with respect to which the Company, the initial purchasers, or the guarantor, if applicable, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the exchange notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of an exchange note, each acquirer and subsequent transferee of the exchange notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS

        The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offers are consummated, or any shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and the exchange notes have been resold by the broker-dealers.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offers, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreements, and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

SERVICE OF PROCESS AND CIVIL LIABILITIES

        We are organized under the laws of The Netherlands and all of our directors and executive officers are non-residents of the United States. Furthermore, a substantial portion of our assets and the assets of our directors and executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors and executive officers, or to enforce against us or them judgments of U.S. courts predicated upon the civil liability provisions of U.S. federal or state securities laws.

        We have been advised by our Dutch counsel that judgments of U.S. courts cannot be directly enforced in The Netherlands. Any such judgment would have to be recognized and enforced in a competent court in The Netherlands. Such court would have discretion to attach such weight to judgments of U.S. courts as it deems appropriate. However, if a Dutch company has submitted to the jurisdiction of any U.S. court, a Dutch court can be expected to give conclusive effect to a final and enforceable judgment of such court without reexamining the merits of such judgment. This would require (i) proper service of process, (ii) the proceedings before such court to have complied with principles of proper procedure and (iii) such judgment not being contrary to public policy in The Netherlands. It is not certain, however, that this also applies to default judgments.

        In addition, punitive damages awarded in the United States or elsewhere may be unenforceable in The Netherlands.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Euroconsult and Northern Sky Research. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. Certain matters governed by the laws of The Netherlands will be passed upon by NautaDutilh N.V., Amsterdam, The Netherlands. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own an interest representing less than 1% of the capital commitments of funds affiliated with The Blackstone Group.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of New Skies Satellites B.V. as of December 31, 2003 and 2004, for the years ended December 31, 2002 and 2003, for the period from January 1, 2004 to November 1, 2004 and for the period from November 2, 2004 to December 31, 2004, included in this prospectus, have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report appearing herein (which report express an unqualified opinion and includes an explanatory paragraph, referring to a change in the method of accounting for goodwill, as stated in Note 3 to the consolidated financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if we were subject to such periodic reporting requirements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
New Skies Satellites B.V. Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm
Predecessor—for the years ended December 31, 2002 and 2003 and the period from January 1, 2004 to November 1, 2004 and the quarter ended March 31, 2004
Successor—for the period from November 2, 2004 to December 31, 2004 and the quarter ended March 31, 2005
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Shareholders' Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to the Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board of Directors and Shareholders of
New Skies Satellites B.V.:

        We have audited the consolidated balance sheets of New Skies Satellites B.V. and subsidiaries and its predecessor (the "Company") as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2002 and 2003, the period from January 1, 2004 to November 1, 2004, and the period from November 2, 2004 to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of New Skies Satellites B.V. and subsidiaries and its predecessor as of December 31, 2003 and 2004, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2003, the period from January 1, 2004 to November 1, 2004 and the period from November 2, 2004 to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ Deloitte Accountants B.V.
Amsterdam, The Netherlands
March 7, 2005, except for Note 13 as to which the date is May 13, 2005

New Skies Satellites B.V. and subsidiaries

Consolidated Balance Sheets
(In thousands of U.S. dollars, except share data)

	Predecessor	Successor
	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,253	$37,958	$32,017
Trade receivables (including trade receivables from shareholders totaling $17,954 as of December 31, 2003 less: allowance for doubtful accounts of $7,845, $7,262 and $7,308 (unaudited) as of December 31, 2003 and 2004 and March 31, 2005, respectively)	41,870	36,371	37,775
Prepaid expenses and other assets	14,782	10,591	12,461

Total current assets	79,905	84,920	82,253
Communications, plant and other property, net (Note 4)	1,026,580	895,906	706,838
Deferred tax assets (Note 6)	8,748	17,754	16,778
Debt issuance costs and other assets	603	32,109	27,616
Restricted Cash (Note 13)	—	—	30,000

TOTAL ASSETS	$1,115,836	$1,030,689	$863,485

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$16,504	$28,380	$27,282
Accrued interest	—	4,880	12,985
Income taxes payable	32,346	20,480	19,126
Deferred tax liabilities (Note 6)	1,014	10,848	9,972
Deferred revenues and other liabilities	8,138	21,008	21,774
Satellite performance incentives	6,429	6,332	5,843

Total current liabilities	64,431	91,928	96,982
Deferred revenues and other liabilities	7,888	10,224	8,492
Satellite performance incentives	41,727	30,597	29,438
Long-term debt (Note 7)	—	745,000	656,160
Subordinated shareholder loans (Note 8)	—	155,884	71,723

Total liabilities	114,046	1,033,633	862,795

Shareholders' equity (deficiency) (Note 9)
Predecessor
Governance preference shares (227,530,000 shares authorized, par value €0.05; none issued)	—	—	—
Cumulative preferred financing shares (22,753,000 shares authorized, par value €0.05; none issued)	—	—	—
Ordinary Shares (204,777,000 shares authorized, par value €0.05; 117,668,652 shares issued as of December 31, 2003)	5,431	—	—
Additional paid-in capital	926,109	—	—
Successor
Ordinary Shares (91,000 shares authorized, par value €1.00; 18,200 shares issued as of December 31, 2004 and March 31, 2005 (unaudited))	—	23	23
Additional paid-in capital	—	10,000	13,534
Retained earnings (accumulated deficit)	67,854	(13,637)	(13,437)
Unearned compensation	(179)	—	—
Accumulated other comprehensive income	2,575	670	570

Total shareholders' equity (deficiency)	1,001,790	(2,944)	690

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,115,836	$1,030,689	$863,485

See notes to consolidated financial statements.

New Skies Satellites B.V. and subsidiaries

Consolidated Statements of Operations
(In thousands of U.S. dollars)

					Three Months Ended March 31,
	Predecessor			Successor	Predecessor	Successor
	Years Ended December 31,		Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004
	2002	2003			2004	2005
					(unaudited)	(unaudited)
Revenues from Telecommunication Services (Including services to shareholders totaling $108,346, $104,722 and $70,646 for 2002, 2003 and the period January 1–November 1, 2004, respectively—see Note 10)	$200,524	$214,900	$175,382	$35,295	$51,855	$58,236
Operating Expenses:
Cost of operations, exclusive of depreciation shown separately below of $77,452, $97,491, $83,999, $15,685, $24,676 (unaudited) and $22,976 (unaudited) for 2002, 2003, the period January 1–November 1, 2004 and the period November 2–December 31, 2004 and the three month periods ended March 31, 2004 and 2005, respectively (Including services from shareholders totaling $3,926, $4,323 and $4,662 for 2002, 2003 and the period from January 1–November 1, 2004, respectively)	50,714	53,219	45,377	10,906	13,752	11,059
Selling, general and administrative	39,490	42,063	35,886	17,932	11,687	14,272
Transaction related expenses (Note 2)	—	—	26,367	—	—	—
Depreciation	80,574	99,899	86,426	16,022	25,868	23,503

Total Operating Expenses	170,778	195,181	194,056	44,860	51,307	48,834

Gain arising on frequency coordination	—	—	32,000	—	—	10,000

Operating Income (Loss)	29,746	19,719	13,326	(9,565)	548	19,402
Interest expense, net	510	1,227	1,373	9,833	330	19,103

Income (Loss) Before Income Tax Expense (Benefit)	29,236	18,492	11,953	(19,398)	218	299
Income tax expense (benefit) (Note 6)	10,506	6,657	4,297	(5,761)	78	99

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	18,730	11,835	7,656	(13,637)	140	200
Cumulative effect of change in accounting principle, relating to goodwill, net of taxes	(23,375)	—	—	—	—	—

Net Income (Loss)	$(4,645)	$11,835	$7,656	$(13,637)	$140	$200

See notes to consolidated financial statements.

New Skies Satellites B.V. and subsidiaries

Consolidated Statements of Shareholders' Equity (Deficiency)
For the years ended December 31, 2002 and 2003
and Periods Ended November 1, 2004, December 31, 2004 and March 31, 2005
(In thousands of U.S. dollars, except share data)

	Number of Ordinary Shares	Ordinary Shares	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock (at Cost)	Total Shareholders' Equity (Deficiency)
	(In thousands)
Predecessor
Balance, January 1, 2002	130,570	$6,026	$976,168	$60,664	$(352)	$(5,322)	$—	$1,037,184
Unearned stock compensation	—	—	1,338	—	(1,338)	—	—	—
Stock compensation	—	—	—	—	1,005	—	—	1,005
Treasury stock:
Acquisition	—	—	—	—	—	—	(19,341)	(19,341)
Cumulative translation adjustment	—	—	—	—	—	4,830	—	4,830
Net loss	—	—	—	(4,645)	—	—	—	(4,645)

Balance, December 31, 2002	130,570	6,026	977,506	56,019	(685)	(492)	(19,341)	1,019,033
Stock options exercised (Note 11)	51	3	356	—	—	—	—	359
Stock option forfeiture	—	—	(125)	—	125	—	—	—
Stock compensation	—	—	1,791	—	381	—	—	2,172
Treasury stock:
Acquisition	—	—	—	—	—	—	(34,676)	(34,676)
Reissuance for share-based incentive plans	—	—	(399)	—	—	—	399	—
Retirement	(12,952)	(598)	(53,020)	—	—	—	53,618	—
Cumulative translation adjustment	—	—	—	—	—	3,067	—	3,067
Net income	—	—	—	11,835	—	—	—	11,835

Balance, December 31, 2003	117,669	5,431	926,109	67,854	(179)	2,575	—	1,001,790
Stock options exercised (Note 11)	794	49	3,090	—	—	—	—	3,139
Stock compensation	—	—	5,716	—	179	—	—	5,895
Tax benefit from exercises of share based incentive awards	—	—	2,218	—	—	—	—	2,218
Cumulative translation adjustment	—	—	—	—	—	877	—	877
Dividend	—	—	—	(4,721)	—	—	—	(4,721)
Net income	—	—	—	7,656	—	—	—	7,656

Balance, November 1, 2004	118,463	5,480	937,133	70,789	—	3,452	—	1,016,854

Successor
Balance November 2, 2004	18	23	—	—	—	—	—	23
Shareholder contribution	—	—	10,000	—	—	—	—	10,000
Net loss	—	—	—	(13,637)	—	—	—	(13,637)
Cumulative translation adjustment	—	—	—	—	—	670	—	670

Balance, December 31, 2004	18	23	10,000	(13,637)	—	670	—	(2,944)
Stock compensation	—	—	3,534	—	—	—	—	3,534
Net income	—	—	—	200	—	—	—	200
Cumulative translation adjustment	—	—	—	—	—	(100)	—	(100)

Balance, March 31, 2005 (unaudited)	18	$23	$13,534	$(13,437)	$—	$570	$—	$690

See notes to consolidated financial statements.

New Skies Satellites B.V. and subsidiaries
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Predecessor			Successor	Predecessor	Successor
	Years Ended December 31,		Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004	Three month period ended March 31,
	2002	2003			2004	2005
					(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(4,645)	$11,835	$7,656	$(13,637)	$140	$200
Adjustments for non-cash items:
Depreciation	80,574	99,899	86,426	16,022	25,868	23,503
Cumulative effect of change in accounting principle	23,375	—	—	—	—	—
Deferred taxes	1,420	939	1,698	(5,976)	246	102
Stock compensation expense	1,005	2,172	5,895	—	660	3,534
Amortization of debt issuance costs	1,036	627	321	851	161	4,493
Changes in operating assets and liabilities, net of effects of acquisition:
Trade receivables	2,981	(2,593)	(2,546)	8,036	(1,874)	(1,424)
Prepaid expenses and other assets	(1,727)	(2,981)	3,810	(3,881)	2,685	(1,874)
Accounts payable and accrued liabilities	(2,388)	(1,414)	6,480	13,578	3,403	11,377
Income taxes payable	6,894	3,019	1,036	226	(264)	(1,339)
Other liabilities	4,501	(1,669)	395	14,803	(1,453)	(957)

Net Cash Provided by Operating Activities	113,026	109,834	111,171	30,022	29,572	37,616

Cash flows from investing activities:
Payments for communication, plant and other property	(231,400)	(43,492)	(7,690)	(4,393)	(2,185)	(2,549)
Acquisition of business, net of cash acquired	—	—	—	(861,741)	—	—
Reimbursement of NSS-8 construction costs	—	—	—	—	—	168,000
Increase in restricted cash	—	—	—	—	—	(30,000)

Net Cash Provided by (Used in) Investing Activities	(231,400)	(43,492)	(7,690)	(866,134)	(2,185)	135,451

Cash flows from financing activities:
Stock options exercised	—	359	3,139	—	394	—
Proceeds from short-term borrowings	10,000	—	—	—	—	—
Repayment of short-term borrowings	—	(10,000)	—	—	—	—
Treasury stock acquired	(19,341)	(34,676)	—	—	—	—
Dividend	—	—	(4,721)	—	—	—
Satellite performance incentives	(2,333)	(7,586)	(4,780)	(1,384)	(1,572)	(1,648)
Proceeds from (Repayments of) long-term borrowings	—	—	—	745,000	—	(88,840)
Increase (Decrease) in subordinated shareholder loans	—	—	—	153,000	—	(88,500)
Debt issuance costs	—	—	—	(32,959)	—	—
Shareholder contribution	—	—	—	10,000	—	—

Net Cash (Used in) Provided by Financing Activities	(11,674)	(51,903)	(6,362)	873,657	(1,178)	(178,988)

Effect of exchange rate differences	109	485	642	413	(11)	(20)

Net change in cash and cash equivalents	(129,939)	14,924	97,761	37,958	26,198	(5,941)
Cash and cash equivalents, beginning of period	138,268	8,329	23,253	—	23,253	37,958

Cash and cash equivalents, end of period	$8,329	$23,253	$121,014	$37,958	$49,451	$32,017

        Cash payments for interest (net of amounts capitalized) were $0 for the years ended December 31, 2002 and 2003 and for the period January 1, 2004 to November 1, 2004. Cash payments for interest (net of amounts capitalized) were $3.0 million for the period from November 2, 2004 to December 31, 2004. Income taxes paid amounted to $2.1 million, $2.7 million, $1.6 million and $0.2 million, for the years ended December 31, 2002, and 2003, and the periods from January 1, 2004 to November 1, 2004 and from November 2, 2004 to December 31, 2004, respectively.

See notes to consolidated financial statements.

New Skies Satellites B.V. and subsidiaries

Notes to Consolidated Financial Statements

1.  BASIS OF PRESENTATION

        The accompanying consolidated financial statements for the period from November 2, 2004 to December 31, 2004 have been prepared on the basis of the consolidated results of New Skies Satellites B.V. and subsidiaries following the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of New Skies Satellites N.V. (the "Acquisition"). Accordingly, the accompanying consolidated financial statements have been prepared by presenting the results for the periods prior to the acquisition of New Skies Satellites N.V. (labeled as "Predecessor") with those of the period subsequent to the acquisition (labeled as "Successor"). References made to the "Company" shall mean New Skies Satellites N.V. for the period up to and including November 1, 2004 and New Skies Satellites B.V. for periods thereafter.

        The interim financial data as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 is unaudited; however, in the opinion of the Company, the interim data have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2.  DESCRIPTION AND FORMATION OF THE BUSINESS

        Business Description—The Predecessor, New Skies Satellites N.V. and subsidiaries, was an independent, global satellite communications company. Until November 1, 2004, the Company owned and operated five satellites in geosynchronous orbit that provide capacity to various entities throughout the world for the global public telecommunications, broadcasting, internet and corporate business network market sectors. During 2003, one of the satellites, the NSS-513 was retired and the NSS-6 satellite entered commercial service. A further satellite, the NSS-8, was under construction.

        On November 2, 2004 the Company ceased trading following the sale of substantially all of its assets and liabilities to New Skies Satellites B.V. The Company sold these assets and liabilities for net cash consideration of $861.7 million. Following the Acquisition, New Skies Satellites B.V. and subsidiaries continued substantially the same business as New Skies Satellites N.V.

        Formation and Asset Transfer—

        Predecessor—New Skies Satellites N.V. was formed on April 23, 1998 as a corporation organized under the laws of The Netherlands, with headquarters in The Hague, through the issuance of 90 million shares of common stock to International Telecommunications Satellite Organization ("INTELSAT") for 9.0 million Dutch Guilders (or approximately $4.6 million) to carry on the satellite communication business associated with the satellites contributed by INTELSAT. The Company and INTELSAT then entered into a subscription agreement (the "Subscription Agreement"). Under the Subscription Agreement dated November 30, 1998 INTELSAT received an additional 10 million of the Company's shares and in exchange, the Company received certain assets including five in-orbit satellites and assumed certain liabilities (the "Asset Transfer"). Immediately after the Asset Transfer, INTELSAT distributed 90 percent of its shares in the Company to its investment shareholders. Following distribution of these shares, INTELSAT held 10 percent of the stock through a passive, non-voting trust and no longer controlled the Company. In February 2000, INTELSAT distributed the remaining shares to its investment shareholders and in so doing, retained no equity participation in the Company.

        In connection with the sale of substantially all of the assets and the assumption of substantially all of the liabilities to New Skies Satellites B.V., New Skies Satellites N.V. incurred $26.4 million of expenses, comprised primarily of $9.7 million related to third party financing advisory fees and expenses, $8.9 million related primarily to legal and accounting fees and other third party services and $7.8 million related to the settlement of outstanding stock options as further discussed in Note 11 and other bonuses. Such costs were expensed as incurred and classified in the consolidated statements of operations as "Transaction related expenses." None of these fees or expenses was paid to the investment funds.

        Successor—New Skies Satellites B.V. was formed on September 7, 2004 as a corporation organized under the laws of the Netherlands. The Company is controlled by investment funds affiliated with The Blackstone Group. The Company purchased substantially all of the assets and liabilities of New Skies Satellites N.V. on November 2, 2004. The Company acquired these assets and liabilities for cash consideration of $958.0 million and direct acquisition costs of $24.8 million, for a total purchase price of $982.8 million. Direct acquisition costs are comprised primarily of $12.3 million related to legal and accounting fees, $9.1 million related to financial advisory fees and out-of-pocket expenses and $3.4 million paid to Blackstone Management Partners IV L.L.C. under the terms of the Transaction Fee and Monitoring Agreement, as discussed further below, and for reimbursement of out-of-pocket expenses.

        In connection with the Acquisition, investment funds affiliated with The Blackstone Group contributed $153.0 million in the form of a subordinated shareholder PIK loan (see Note 8). In addition, the Company entered into senior secured credit facilities, consisting of a $460.0 million term loan facility and a $75.0 million revolving credit facility, issued $160.0 million aggregate principal amount of Floating Rate Notes due 2011 and issued $125.0 million aggregate principal amount of 9 1/8 Senior Subordinated Notes due 2012 to fund the Acquisition (see Note 7).

        Based on management's preliminary purchase price allocation, the following table provides a breakdown of the estimated fair values of the assets acquired and liabilities assumed at the date of Acquisition (in thousands of U.S. dollars):

Cash and cash equivalents	$121,014
Trade receivables	44,406
Prepaid and other expenses	5,849
Communications, plant and other property	907,146
Deferred tax assets	1,680
Accounts payable and accrued liabilities	(23,985)
Income taxes payable	(20,182)
Deferred revenues and other liabilities	(14,861)
Satellite performance incentives	(38,312)

Total	$982,755

        The Company believes that the preliminary allocation of the purchase price is reasonable, but is subject to revision upon completion of an independent valuation study, which is expected to be finalized in the second quarter of 2005.

        Cash and cash equivalents, trade receivables, prepaid and other expenses, accounts payable and accrued liabilities and deferred revenues and other liabilities are stated at historical carrying values. Given the short-term nature of these assets and liabilities it was determined that these historical carrying values approximate fair value. Communications, plant and other property, satellite performance incentives and income taxes payable have been recorded at estimated fair value based on evaluations performed by the Company as of the date of the Acquisition. Certain judgements and estimates made by the Company regarding future cash flows to be derived from the satellite fleet, projected future LIBOR interest rates and the outcome of the negotiations with the Dutch Tax Inspector regarding the opening tax balance sheet of New Skies Satellites N.V. are integral to the evaluations performed. Changes in these estimates, judgments and plans could impact the ultimate fair values assigned to individual assets and liabilities.

        The amounts that the Company may record based on the final assessment and determination of fair values may differ significantly from those based on the preliminary purchase price allocation. The amounts allocated to communications, plant and other property may be revised and depreciation and useful lives may ultimately differ from those used in these consolidated financial statements, either of which could have a material impact on the financial position and results of operations of the Company. Additionally, a portion of the purchase price may ultimately be allocated to identifiable intangible assets, which also could have a material impact on the financial position and results of operations of the Company.

        The unaudited consolidated results of operations on a pro forma basis as though New Skies Satellites N.V. had been acquired as of the beginning of each period presented are as follows:

	Year ended December 31,
(In millions)			Three month period ended March 31, 2004
	2003	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues	$214.9	$210.7	$51.9
Net Loss	(26.0)	(34.3)	(8.2)

        These pro forma results include certain adjustments such as reduced depreciation expense as a result of fair value adjustments to "Communications, plant and other property" and increased interest expense on debt incurred to finance the Acquisition.

        This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the Acquisition taken place at the beginning of each year.

        Transaction Fee and Monitoring Agreement—In connection with the Acquisition, Blackstone Management Partners IV L.L.C. entered into a transaction fee and monitoring agreement with the Company relating to certain monitoring, advisory and consulting services under the monitoring agreement for a period of 10 years ending November 2, 2014. In addition, the Company paid a transaction and advisory fee to Blackstone Management Partners IV L.L.C. in an aggregate amount of $9.0 million upon the completion of the Acquisition. This payment was allocated between direct acquisition costs and debt issuance costs.

        Under the monitoring agreement, the Company agreed to pay Blackstone Management Partners IV L.L.C. an aggregate annual monitoring fee equivalent to the greater of $1.5 million or 1% of EBITDA (as adjusted to eliminate the impact of certain non-cash and other items), and will reimburse Blackstone Management Partners IV L.L.C. for their out-of-pocket expenses. In the event of an initial public offering, Blackstone Management Partners IV L.L.C. may elect to receive, in lieu of annual payments under the monitoring agreement, a single lump sum cash payment equal to the net present value of all of the then unpaid current and future monitoring fees payable under the agreement. The discount rate used for the prepayment election will be the yield on US Government bonds, at the time of the election, having a maturity closest to November 2, 2014. The transaction fee and monitoring agreement will then terminate. Similarly, if the equity participation of Blackstone Management Partners IV L.L.C. in the Company falls below 5% the agreement will also terminate. Monitoring fees are included in selling, general and administrative expenses. For the two-month period ended December 31, 2004, the Company accrued a monitoring fee of $0.2 million and reimbursed Blackstone Management Partners IV L.L.C. for out-of-pocket expenses associated with the Acquisition of $4.8 million. The out-of-pocket expenses were allocated between direct acquisition costs and debt issuance costs.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements have been prepared following accounting principles generally accepted in the United States of America ("U.S. GAAP"). Amounts in tables are reported in thousands of U.S. dollars, unless indicated otherwise. Certain amounts reported in previously issued financial statements have been reclassified to conform to the current financial statement classification. The following are the significant accounting policies used by the Company:

        Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        Functional Currency—Substantially all of the Company's revenues, capital expenditures and operating expenses are denominated in U.S. dollars. Accordingly, the U.S. dollar has been adopted as the functional currency. Transactions in other currencies are translated into the functional currency using rates that are in effect at the transaction date.

        Foreign Currency Translation—The Company's reporting currency is the U.S. dollar. Assets and liabilities of foreign subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Revenues and costs relating to the operations of such subsidiaries are translated at average exchange rates during the period. Resulting translation adjustments are directly recorded in shareholders' equity as a component of accumulated other comprehensive income.

        Use of Estimates—The preparation of financial statements requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition—Telecommunications revenues result from utilization charges arising from the provision of satellite and ground-based services. Telecommunications revenues are recognized on a straight-line basis over the period during which the services are provided. Deferred revenues represent the unearned balances remaining from amounts received from customers pursuant to prepayment options as set out in transponder service agreements. These amounts are recorded as revenues on a straight-line basis over the period during which these prepaid satellite services are provided.

        Cash and Cash Equivalents—The Company considers temporary investments with original maturities of three months or less when purchased to be cash equivalents.

        Debt Issuance Costs—Debt issuance costs represent costs incurred by the Company to secure debt financing. These costs are amortized to interest expense on a straight-line basis over the life of the related indebtedness. Approximately $33.0 million of costs incurred with the issuance of the Senior

Secured Credit Facilities, Senior Floating Rate Notes and Senior Subordinated Notes in November 2004 were capitalized and are being amortized over periods of six to eight years, on a straight-line basis.

        Communications, Plant and Other Property—Communications, plant and other property are carried at historical cost and consist primarily of the costs of spacecraft construction and launch, including capitalized performance payments, insurance premiums related to satellite launches and in-orbit testing, capitalized interest, and costs directly associated with monitoring and support of spacecraft construction. The Company considers a new spacecraft as being substantially complete and ready for its intended use when it is placed into commercial service. Commercial service commences upon the successful completion of in-orbit testing. Communication support and other equipment primarily relates to the Company's teleport and tracking, telemetry, command and control ("TTC&M") infrastructure. Interest expense in the accompanying consolidated statements of operations is net of capitalized interest of $1.6 million, $1.9 million, $1.2 million and $2.0 million for the years ended December 31, 2002 and 2003, and for the periods from January 1, 2004 to November 1, 2004 and November 2, 2004 to December 31, 2004, respectively.

        Insurance premiums associated with in-orbit operations are expensed as incurred.

        Upon commencement of commercial operation, communications, plant and other property are depreciated on a straight-line basis over the following estimated useful lives (see Note 4):

Years
Spacecraft and launch costs	12.5–14
Communication support and other	3–7
Buildings	30

        The Company estimates the useful lives of the satellites based on a number of factors, and reviews these life expectancy estimates periodically taking into consideration each satellite's actual in-orbit performance. The two most important factors are the length of time during which a satellite's on-board propellant is projected to permit maneuvers to keep the satellite in geosynchronous orbit and the expected performance of satellite components. Reductions in the estimated useful lives of the satellites would result in additional depreciation expense in future periods.

        Goodwill—As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which no longer requires the amortization of goodwill. Instead, SFAS No. 142 requires an evaluation of goodwill for impairment upon adoption of this Standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. This impairment test is comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of goodwill impairment, if any.

        The Company's goodwill resulted from the purchase of New Skies Networks Pty Limited. Upon adoption of SFAS No. 142, the Company performed a transitional impairment test on its goodwill. As a result of this impairment test, the Company recorded an impairment charge of $23.4 million, equivalent to the carrying amount of goodwill as of the date of the test, which is classified as a cumulative effect of a change in accounting principle in 2002.

        Upon adoption of SFAS No. 142, the transition provisions of SFAS No. 141, Business Combinations, also became applicable. These transition provisions specify criteria for determining whether an acquired intangible asset should be recognized separately from goodwill. The Company did not purchase any intangible assets during the periods presented.

        Unsuccessful Launches and Satellite Failures—In the event of an unsuccessful launch or total in-orbit satellite failure, all unamortized costs that are not recoverable under launch or in-orbit insurance are recorded as an operating expense.

        Impairment of Long-lived Assets—The Company's long-lived assets, which are comprised primarily of its in-service satellite fleet, are tested for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Impairment can arise from complete failure or partial failure of the satellites as well as a change in expected cash flows. Such impairment tests are based on a comparison of estimated undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset value will be written down to fair value based upon discounted cash flows, using an appropriate discount rate.

        Satellite Performance Incentives—The Company has certain contracts with its satellite manufacturers that require the Company to make incentive payments over the orbital design life of the satellites. The Company records the present value of such payments as a liability and capitalizes these costs in the cost of the satellite.

        Income Taxes—The Company accounts for income taxes under the provisions SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets if it is more likely than not that they will not be realized.

        Stock Compensation—SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. For periods through December 31, 2002, the Company elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations ("APB No. 25"), and has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, compensation cost for stock options was measured as the excess, if any, of the estimated fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

        Effective January 1, 2003 the Company adopted the fair value based method of recording stock options consistent with SFAS No. 123 for all employee stock options granted subsequent to fiscal year-end 2002, using the "prospective method" with guidance provided from SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS No. 148"). All employee stock option grants made in fiscal 2003 and in future years will be expensed over the stock option vesting period based on the fair value of the stock option at the date of grant.

        The following table presents the effects on net income (loss) had the Company applied the fair value recognition provisions of SFAS No. 123 for all stock-based compensation awards:

	Year ended December 31,
(In thousands of U.S. dollars)			Period January 1, 2004 to November 1 2004	Three month period ended March 31, 2004
	2002	2003
				(unaudited)
Net income (loss), as reported	$(4,645)	$11,835	$7,656	$140
Add: Stock-based employee compensation expense included in reported net income, net of taxes:
Stock Option Plans	352	306	1,079	111
Incentive Stock Plan	428	1,222	3,155	359

	780	1,528	4,234	470
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of taxes
Stock Option Plans	(4,781)	(3,770)	(2,721)	(636)
Incentive Stock Plan	(428)	(1,222)	(3,155)	(359)

	(5,209)	(4,992)	(5,876)	(995)

Pro forma net income (loss) (unaudited)	$(9,074)	$8,371	$6,014	$(385)

        The weighted average fair value of stock options granted during the years ended December 31, 2002 and 2003 was $2.01 and $1.97, respectively. There were no options granted during the period from January 1, 2004 to November 1, 2004.

        The Company estimated the fair value of stock options granted using the Black Scholes option-pricing model with the following assumptions:

	Years ended December 31,
Predecessor
	2002	2003
Expected life	5 years	5 years
Interest rate	3.75%	3.0%
Volatility	40%	40%
Assumed forfeitures	10%	10%

        Fair Value of Financial Instruments—The Company's financial instruments consist of accounts receivable, accounts payable, and satellite performance incentives. The current carrying amounts of such instruments are considered reasonable estimates of the fair market value of these instruments due to the short maturity of these items or as a result of the current market interest rates accruing on these instruments. Long-term debt and the subordinated shareholder loans bear interest at rates that approximate the current market interest rates for similar instruments due to the recent issuance of such instruments and, accordingly, the carrying value approximates fair value.

        Comprehensive Income (loss)—

        Predecessor—Comprehensive income (loss) includes net income (loss) and translation adjustments that were recognized directly in equity. Translation adjustments of $4.8 million, $3.1 million, $0.9 million and $0.1 million (unaudited) for the years ended December 31, 2002 and 2003, the period from January 1, 2004 to November 1, 2004 and the three month period ended March 31, 2004, respectively, were incurred and consequently, comprehensive income in these periods is equal to $0.2 million, $14.9 million, $8.5 million and $0.2 million (unaudited), respectively.

        Successor—Translation adjustments of $0.7 million and $(0.1) million (unaudited) were recorded for the period from November 2, 2004 to December 31, 2004 and for the three month period ended March 31, 2005, respectively and consequently comprehensive income (loss) for these periods was equal to $(13.0) million and $0.1 million (unaudited), respectively.

  Recently Issued But Not Yet Adopted Accounting Standards

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payments ("SFAS No. 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of APB No. 25 to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R will be effective for the Company on January 1, 2006. The Company has not yet quantified the effect of the future adoption of SFAS No. 123R on a going forward basis.

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29 ("SFAS No. 153"), which amends APB No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position or results of operations.

4.     COMMUNICATIONS, PLANT AND OTHER PROPERTY

        Communications, plant and other property consisted of the following (in thousands of U.S. dollars):

	Predecessor	Successor
	December 31, 2003	December 31, 2004	March 31, 2005
			(unaudited)
Spacecraft and launch costs	$1,213,712	$684,348	$684,348
Construction-in-progress (Note 13)	174,551	171,684	5,076
Communication support and other	79,960	35,883	36,926
Buildings	24,581	20,013	20,013

	1,492,804	911,928	746,363
Less: accumulated depreciation	466,224	16,022	39,525

Total	$1,026,580	$895,906	$706,838

        The decrease in the cost of communications, plant and other property from December 31, 2003 to December 31, 2004 is primarily due to a step-down in fair value as a result of the requirement to record the assets at fair market value as of the date of Acquisition. See "Formation and Asset Transfer—Successor" in Note 2.

        During 2003 one satellite, NSS-513, was retired and another, NSS-6, entered commercial service. NSS-513 was fully depreciated at the date it was retired. Consequently, this resulted in a decrease in both the cost basis of assets and accumulated depreciation by $69.8 million.

        Construction-in-progress relates primarily to satellites under construction and related launch services.

        Upon acceptance of a spacecraft from a satellite manufacturer, the net present value of performance incentive payments is recorded as a part of the historical cost of the satellite. In 2003, for NSS-6, $21.9 million was capitalized in respect of these amounts.

5.     CONTRACTUAL COMMITMENTS

        In further development and operation of the Company's global commercial communications satellite system, significant additional expenditures are anticipated. At December 31, 2004, the Company had a contract for the construction, development and launch of the NSS-8 satellite with future committed payments on this program totaling $22.1 million and $14.2 million for each of the years ending December 31, 2005 and 2006, respectively. Additional commitments ("satellite incentives") totaling $18.1 million are also scheduled to fall due over the design life of this satellite to the extent that the satellite operates successfully throughout that time. See Note 13 below.

        The Company has recorded a liability of $6.7 million at December 31, 2004 representing the present value, at a weighted average discount rate of 8.1%, for incentive payments on the NSS-5, NSS-703 and NSS-806 satellites which were in service at November 1, 2004. Incentive payments of $3.2 million, $1.4 million, $1.4 million, $0.9 million, $0.5 million and $0.4 million are due for the years ending December 31, 2005, 2006, 2007, 2008, 2009 and 2010, respectively.

        The Company has recorded an additional liability of $30.2 million at December 31, 2004 representing incentive payments, before interest, on the NSS-6 and NSS-7 satellites requiring payments of $3.5 million in each of the five years ending December 31, 2009 and $17.4 million in the years thereafter. A variable interest charge equivalent to LIBOR plus 1% on the outstanding principal will also be incurred on these payments.

        Other commitments as of December 31, 2004, primarily relating to operating leases for telecommunication infrastructure and office facilities, are as follows (in thousands of U.S. dollars):

Successor
2005	$5,464
2006	3,200
2007	1,932
2008	1,157
2009	1,138
2010 and thereafter	702

Total commitments	$13,593

        Rental expenses under operating leases were:

        Predecessor—$1.3 million, $1.2 million and $0.7 million for the years ended December 31, 2002 and 2003, and the period from January 1, 2004 to November 1, 2004, respectively.

        Successor—$0.1 million for the period from November 2, 2004 to December 31, 2004.

6.     INCOME TAXES

        The Company is in negotiations with the Dutch tax authorities to determine the fair value (tax basis) of the assets contributed by INTELSAT. While the final determination of the tax basis of these assets has not been agreed, a preliminary valuation of these assets has been adopted. The difference between the book and estimated tax bases of the contributed assets gives rise to a deferred tax asset, which approximated $15.6 million at December 1, 1998, the date of the Asset Transfer. To the extent that the final tax value of the contributed assets differs from this estimate, a corresponding adjustment will be made to the tax liability due. Since these discussions are expected to be finalized on or before November 2005, any subsequent adjustment to this liability would be made as an adjustment to the preliminary purchase price allocation and, consequently, would not impact earnings.

        The Company's provision for income taxes consists of the following (in thousands of U.S. dollars):

	Predecessor			Successor
	Year ended December 31,		Period January 1– November 1,	Period November 2– December 31,
	2002	2003	2004	2004
Current Domestic	$7,270	$4,062	$789	$41
Current Foreign	1,816	1,656	1,809	533
Deferred Domestic	1,120	643	1,624	(6,287)
Deferred Foreign	300	296	75	(48)

Total income tax expense (benefit)	$10,506	$6,657	$4,297	$(5,761)

        The reconciliation of income taxes between the Dutch corporate income tax rate and the Company's effective tax rate as shown in the Consolidated Statements of Operations is as follows:

	Predecessor
				Successor
	Year ended December 31,
			Period January 1, 2004 to November 1, 2004	Period November 2, 2004 to December 31, 2004
	2002	2003
Dutch corporate income tax rate	34.5%	34.5%	34.5%	34.5%
Items affecting the corporate income tax rate
Non-deductible items	1.4	1.5	1.5	(0.3)
Effect of enacted decrease in future Dutch corporate income tax rate on realization of deferred tax assets	—	—	—	(4.5)

Effective tax rate	35.9%	36.0%	36.0%	29.7%

        Deferred income tax assets as of December 31, 2003 arise from the tax effect of the difference in the tax and book basis of communications, plant and other property of $8.7 million and from timing differences arising from stock compensation of $0.7 million.

        In addition, the tax effect of the difference in the tax and book basis of communications, plant and other property has also resulted in certain deferred income tax liabilities totaling $0.8 million and in respect of deferred financing fees of $0.2 million as of December 31, 2003.

        Deferred income tax assets of $17.8 million as of December 31, 2004 arise from net operating loss carry forwards. The tax laws applicable to the subsidiary that incurred these losses permit such losses to be carried forward for an indefinite period of time. The Company believes that the results of future operations will generate sufficient taxable income that it is more likely than not that these deferred tax assets will be realized. As such, a valuation allowance has not been recorded.

        In addition, the tax impact of debt issuance costs incurred in November 2004 and the difference in the tax and book basis of communications, plant and other property has also resulted in certain deferred income tax liabilities as of December 31, 2004 totaling $9.8 million and $1.0 million, respectively.

        Income taxes payable of $20.5 million at December 31, 2004 represented amounts due for corporation tax of New Skies Satellites N.V. This obligation was assumed by the Company as a consequence of the Acquisition and has had to guarantee to the Dutch Tax Authorities that it will meet this obligation, once due.

        Certain countries within which the Company operates have sought to impose withholding taxes or income taxes on payments from customers in those countries, notwithstanding the existence of tax treaties that the Company believes do not permit the imposition of such taxes. The Company uses available legal means to contest such taxation and, in addition, in many but not all such cases, it also has the right under contracts to pass such taxes on to its customers or to other third parties. In particular, the government of India has characterized payments made by Indian-based customers and certain payments made by non-resident customers in India as "royalty payments" and has assessed taxes on those payments for the period April 1999 to March 2002. In accordance with applicable procedures for handling disputed tax assessments, the Company has informed the Indian authorities that it disagrees with the assessment and applied to defer payment pending its administrative appeal of the assessment. Although the Company's initial appeal was recently rejected, the Company intends to further appeal this matter and request further payment extensions. The Company believes it is probable that a loss has been incurred and has recorded an accrual totaling $5.0 million as of December 31, 2004, representing management's best estimate of the amount of the withholding tax obligations. The Company anticipates that this appeals process will be lengthy. While the Company continues to operate in India, no assessments have been received from the government of India for periods subsequent to March 2002.

        As of March 31, 2005, the accrual for withholding tax obligations stood at $3.8 million (unaudited) following the payment of a preliminary advance of $1.2 million to the Indian Tax Authorities in March 2005.

7.     FINANCING ARRANGEMENTS

  Predecessor

        Unsecured Credit Facility—In August 2000, the Company negotiated an unsecured credit facility providing up to $300 million in available credit through December 31, 2003, $200 million through June 30, 2004 and $100 million through December 31, 2004. At December 31, 2004 any outstanding borrowings on the facility were to be repaid in full. Borrowings under the facility bear interest at an adjustable rate based on LIBOR for the associated period of draw-down plus an applicable margin.

        At November 1, 2004, a one-month draw-down under the facility bore interest at 2.5% per annum. In addition, a commitment fee of 0.225% is paid on the unused revolving credit amount. At November 1, 2004 there were no amounts outstanding under this facility.

        Successor—Long-term debt consisted of the following at December 31, 2004 (in thousands of U.S. dollars):

Senior Secured Credit Facilities	$460,000
$160 million Senior Floating Rate Notes due 2011	160,000
$125 million 9 1/8% Senior Subordinated Notes due 2012	125,000

Total long-term debt	$745,000

        In addition, at December 31, 2004 the Company had $2.3 million of standby letters of credit that had been issued.

        Senior Secured Credit Facilities—Concurrent with the consummation of the Acquisition, the Company entered into senior secured credit facilities consisting of a $460 million senior secured term loan facility with a six and a half year maturity ending May 2011 and a $75 million senior secured revolving credit facility with a six year maturity ending November 2010. At maturity any outstanding borrowings on the facilities must be repaid in full. Borrowings under the facilities bear interest at an adjustable rate based on LIBOR for the associated period of draw-down plus an applicable margin. The facilities are subject to customary covenant requirements and restrictions including a maximum leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

        At December 31, 2004, a one-month draw-down under the facilities would bear interest at 5.2% per annum. In addition, a commitment fee of 0.5%, stepping down to 0.375% if the Company attains certain leverage ratios, is paid on the unused revolving credit amount. At December 31, 2004 there was $460 million outstanding on the senior secured term loan facility and no amounts outstanding under the senior secured revolving credit facility.

        Senior Floating Rate Notes due 2011—In connection with the Acquisition, the Company issued $160 million aggregate principal amount of Floating Rate Notes due 2011. The notes bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5 1/8%. They rank equally in right of payment to all existing and future senior indebtedness; rank senior in right of payment to all the Company's existing and future senior subordinated indebtedness and subordinated indebtedness and rank subordinated in right of payment to the Company's secured indebtedness. Early redemption is permitted without penalty on or after November 1, 2006. Redemption prior to this date is subject to a reducing premium of a maximum of 2% of the principal amount. The notes are subject to customary covenant requirements and restrictions. At December 31, 2004, the $160 million of outstanding notes bore an interest rate of 7.4% per annum.

        9 1/8% Senior Subordinated Notes due 2012—In connection with the Acquisition, the Company issued $125 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012. They rank junior in right of payment to all existing and future senior indebtedness; rank equal in right of payment to all the Company's existing and future senior subordinated indebtedness and rank subordinated in right of payment to the Company's secured indebtedness. Early redemption is permitted without penalty on or after November 1, 2007. Redemption prior to this date is subject to a reducing premium of a maximum of 4.6% of the principal amount. The notes are subject to customary covenant requirements and restrictions. At December 31, 2004, all $125 million of issued notes were outstanding.

8.     SUBORDINATED SHAREHOLDER LOANS

        In connection with the Acquisition, the Company received a loan with a $153 million aggregate principal amount from New Skies Holding B.V., the Company's direct parent. Interest accrues at the rate of 11.5% per annum on a cumulative basis, payable on maturity on April 1, 2014. The loan is subordinated to all current and future indebtedness of the Company. See Note 13.

9.     SHARE CAPITAL

        Predecessor—The Shareholders have authorized the issuance of up to 227,530,000 governance preference shares at a par value of €0.05 per share. The Shareholders also approved an option right to an independent foundation (the "Foundation") to purchase governance preference shares. Under this option, if certain preconditions are satisfied, the Foundation may acquire up to the number of then outstanding ordinary and financing preference shares at the time of the purchase, less one. The shares will be issued at par upon a payment of 25% of the par value. The object of the Foundation is to own and vote the Company's preference shares in order to protect the interests of the Company and its ordinary shareholders. No governance preference shares have been issued.

        In October 2002, the Supervisory Board authorized the purchase of up to 10% of then outstanding shares, or approximately 13 million ordinary shares. The Company repurchased 5,194,030 ordinary shares in 2002 and a further 7,862,994 shares in 2003, completing the buyback program in September 2003 at an average cost per share of $4.14. On November 3, 2003 all of the 12,951,921 treasury shares held were retired.

10.   SIGNIFICANT CUSTOMERS

        Predecessor—Certain shareholders were the principal customers of the Company. These shareholders, who owned in the aggregate 27% of the Company's shares at November 1, 2004, accounted for approximately 54%, 49% and 40% of total revenues for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 to November 1, 2004, respectively.

        During the period from January 1, 2004 to November 1, 2004, the Company had one customer representing more than 10% of revenues. This customer, who was also a shareholder, represented 19%, 15% and 13% of total revenues for the years ended December 31, 2002 and 2003 and the period from January 1, 2004 to November 1, 2004, respectively. This customer was purchased by Intelsat LLC ("Intelsat"), a direct competitor of the Company, in 2004. In connection with Intelsat's purchase of this customer and in order to preserve the diversity of suppliers to the U.S. government, the Company entered into an agreement with Intelsat under which the Company agreed to continue to provide, and Intelsat agreed to continue to procure from the Company, satellite capacity for services to this customer for certain U.S. government-related contracts using New Skies' satellites. The agreement is for a two-year term, beginning on the date of the closing of the purchase by Intelsat in October 2004, and covers all renewals of contracts pursuant to which the Company supplied this customer with capacity as of the date of the closing. As such, the Company does not believe that the change in ownership will have a material impact on the Company's revenues generated from this customer in 2005. The Company has no other unusual credit risks or concentrations.

        Successor—The Company has one customer representing 13% of revenues. In addition, in November 2004, the Company terminated certain agreements with another significant customer for non-performance. As a consequence, all then outstanding amounts were fully provided for. Revenues generated from this customer totaled $6.7 million for the period from January 1, 2004 to November 1, 2004. No revenues were generated in the period from November 2, 2004 to December 31, 2004. The loss of this customer is not expected to have a material impact on the Company's operating results on a going-forward basis. The Company has no other unusual credit risks or concentrations.

11.   RETIREMENT AND INCENTIVE PLANS

Defined Contribution Pension Plan

        Predecessor—The Company had defined contribution plans for substantially all Company employees. The Company matched a portion of the employee contribution. Total compensation expense related to the defined contribution plans approximated $1.1 million for each of the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 to November 1, 2004, respectively. For the three month period ended March 31, 2004, total compensation expense related to the defined contribution plans was approximately $0.3 million (unaudited).

        Successor—The Company has assumed the contribution plans referred to above. Total compensation expense related to the defined contribution plans approximated $0.2 million for the period from November 2, 2004 to December 31, 2004. For the three month period ended March 31, 2005 total compensation expense related to the defined contribution plans was approximately $0.3 million (unaudited).

Predecessor Stock-based Compensation

        Stock Option Plans—The Supervisory Board of Directors adopted the 1999 Stock Option Plan as amended ("Stock Plan") effective January 1, 1999. The Supervisory Board could administer the Stock Plan itself or through a committee of the Supervisory Board or could appoint a foundation to administer the plan. At no time could the number of options issued under the Stock Plan exceed 10% of the issued common stock of the Company unless the Board amends the Stock Plan. All grants under the plan, including option grants and incentive stock plan grants, were subject to an aggregate limitation, which was increased in 2002 to a total of 13,057,024 ordinary shares reflecting 10% of the issued ordinary shares as of the date of the amendment. As of November 1, 2004, as a consequence of the Acquisition that resulted in the sale of substantially all of the assets and liabilities of the Company, the Stock Plan was terminated. All unvested options immediately vested as a consequence.

        The terms of the Stock Option Plan for the Supervisory Board (the "Directors Plan") were similar to those of the 1999 Stock Option Plan. The options had a term of ten years and vested ratably in three equal, annual installments. At the annual meeting of shareholders in the years 2002 and 2003, the shareholders approved grants to members of the Supervisory Board of options to acquire 46,450 and 63,433 shares, respectively.

        The following table presents a summary of the Company's share option activity and related information and for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 to November 1, 2004:

	Options Outstanding	Weighted Average Exercise Price
Outstanding, January 1, 2002	4,904,302	$8.61
Granted	2,525,847	4.95
Exercised	—	—
Forfeited	(519,520)	7.77

Outstanding, December 31, 2002	6,910,629	7.35
Granted	742,848	4.99
Exercised	(71,332)	4.96
Forfeited	(1,094,532)	7.99

Outstanding, December 31, 2003	6,487,613	6.98
Granted	—	—
Exercised	(4,646,637)	6.01
Forfeited	(1,840,976)	9.50

Outstanding, November 1, 2004	—	$—

        As a consequence of the termination of the plan on November 1, 2004 as referred to above, no options remained outstanding at that date.

        For periods up to and including December 31, 2002, the Company recorded compensation related to stock options using the intrinsic value method prescribed by APB No. 25.

        Effective January 1, 2003 the Company adopted SFAS No. 123 for all employee stock option grants issued subsequent to December 31, 2002 using the "prospective method" with guidance provided from SFAS No. 148. SFAS No. 123 defines the fair value method of accounting for stock-based compensation awards to employees and non-employees and requires that the fair value of stock-based awards be calculated through the use of an option pricing model.

        The Company recognized $0.3 million, $0.3 million and $1.1 million of compensation expense for the years ended December 31, 2002 and 2003 and the period from January 1, 2004 to November 1, 2004, respectively under the Stock Option plans. The charge for the period from January 1, 2004 to November 1, 2004 also includes the impact of accelerating the vesting of all unvested options. This additional compensation expense of $0.8 million was included in "Transaction related expenses" associated with the Acquisition.

        Incentive Stock Plan—In 2002, 2003 and 2004, the members of the Management Board and certain other employees received rights to acquire an aggregate of 233,736, 653,765 and 359,212 ordinary shares, respectively. These rights were similar to restricted stock grants and entitled (and required) the individual to purchase the shares specified in the grant at a price per share equal to the nominal value (€0.05). The purchase of shares under each grant was to be settled in three equal installments within 30 days of the designated settlement dates, which generally are the first, second and third anniversary of the date of grant. The grants were governed by a plan administered by the Supervisory Board. At the date of grant, the weighted average fair value of awards made in 2002, 2003 and 2004 was $5.34, $4.80 and $6.88 per share, respectively.

        Under the plan the size of a grant to an eligible recipient was determined at the discretion of the plan administrator. All grants under the plan along with grants under the stock option plans, were subject to the aggregate limitation of 13,057,024 ordinary shares previously described. Grants could be extinguished under certain limited circumstances if the individual recipient ceased to be an employee of the Company. As of November 1, 2004, consistent with the Stock Plans, and as a direct consequence of the Acquisition that resulted in the sale of substantially all of the assets and liabilities of the Company, the Incentive Stock Plan was terminated. All unvested options immediately vested as a consequence.

        In 2002, 2003 and 2004, the shareholders also approved grants to the members of the Supervisory Board of rights to acquire an aggregate of 18,583, 25,373 and 26,249 ordinary shares, respectively, with similar entitlements and obligations as rights granted to the Management Board and other employees described above. At the date of grant, the weighted average fair value of these awards was $5.49, $6.03 and $7.03 per share, respectively. These grants also fully vested as a consequence of the change-in-control that occurred on November 1, 2004.

        The Company recognized $0.7 million, $1.9 million and $4.8 million of compensation expense for the years ended December 31, 2002 and 2003, and the period from January 1, 2004 to November 1, 2004, respectively under the Incentive Stock Plan. The charge for the period from January 1, 2004 to November 1, 2004 also includes the impact of accelerating the vesting of all unvested options. This additional compensation expense of $3.3 million was included in "Transaction related expenses" associated with the Acquisition.

12.   BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

        The Company monitors its operations as a single enterprise and therefore believes that it has one operating segment, which is telecommunication satellite services.

        The geographic source of revenues for telecommunication services, based on the billing addresses of customers, is as follows (in thousands of U.S. dollars):

	Predecessor			Successor
	Year ended December 31,		Period January 1– November 1,	Period November 2– December 31,
	2002	2003	2004	2004
North America	$74,861	$76,426	$61,980	$12,409
Europe	48,847	47,910	35,647	8,432
India, Middle East and Africa	36,170	45,282	39,037	7,460
Latin America	24,577	27,929	23,166	4,148
Asia Pacific	16,069	17,353	15,552	2,846

Total	$200,524	$214,900	$175,382	$35,295

        The Company's satellites, which represent over 90 percent of communications, plant and other property, are in geosynchronous orbit and consequently are not attributable to any geographic location. Of the remaining assets, the majority are located in North America and Europe.

13.   SUBSEQUENT EVENTS

        In January 2005, the Company entered into an amended agreement for NSS-8, which (among other things) amended the satellite's contractual delivery deadline and the payment terms. Under the prior agreement, NSS-8 was scheduled to enter commercial service in the first quarter of 2005. Under the terms of the amended agreement, NSS-8 is projected to enter commercial service in mid-2006. In consideration for the agreement to increase the purchase price and to amend the delivery deadline, the manufacturer agreed to refund all construction payments made to date, amounting to $168.0 million. The entire purchase price, including $30.0 million that has been placed in escrow, will be paid as satellite performance incentives, subject to satisfactory performance of the satellite during its contractual design life, and the Company will provide commercially reasonable security to Boeing with respect to unpaid incentives.

        In February 2005, the Company used the proceeds of the milestone construction payment refund, along with cash-on-hand, to pay down $88.8 million under the term loan facility and to make a $88.5 million distribution to its direct parent and shareholder, New Skies Holding B.V., resulting in a corresponding reduction in amounts owed under the Subordinated Shareholder PIK Loans. The Company also entered into an amendment to the senior secured credit agreement providing the ability to increase the revolving credit facility from $75.0 million to $125.0 million.

        The Company's senior secured credit agreement was amended (effective upon the consummation of the initial public offering of New Skies Satellites Holding Ltd. as further discussed below) to allow for the payments of dividends by the Company and New Skies Holding B.V. of up to $65.0 million for 2005 and annual dividends thereafter in an amount equal to 105% of the amount permitted to be paid in the immediately preceding fiscal year. Such dividends will only be permitted so long as no Default or Event of Default exists and so long as the Total Leverage Ratio is less than or equal to 4.8x at the time of payment. The amount of dividends available will be reduced by any amount used to make upstream loans from the Company or to prepay or make payments on existing investor financing into the Company.

        Pursuant to the amendment to the senior secured credit agreement, the amounts allowed for additional dividends increased (i) from $95.0 million to $100.0 million (to allow for the distribution to be paid in connection with the amended NSS-8 agreement, as discussed above) and (ii) from $10.0 million to $20.0 million, increasing to $30.0 million if the Total Leverage Ratio is equal to or less than 5.0x.

        On February 17, 2005, the Company entered into a capacity restoration framework agreement that will result in the generation of additional revenues for the Company in 2005 and beyond. Under this agreement, the Company will provide, to certain of Intelsat's customers, telecommunication services on one of the Company's satellites and, in so doing, will provide a restoration service for these customers' transmissions. The agreement also creates a framework under which Intelsat may be requested to restore the Company's services in the event of a significant failure or failures to one of the Company's satellites.

        On February 25, 2005, New Skies Investments S.a.r.l. issued and indirectly sold 1,245 shares of common stock, 125,608 preferred equity certificates and 6,972 convertible preferred equity certificates to New Skies (Cayman) Ltd., which is owned by the six members of the Company's executive management committee, for approximately $4.7 million, or $35 per share. Although consistent with the price the investment funds affiliated with The Blackstone Group had paid for their investment in New Skies Investments S.a.r.l., the fair value of the common stock, preferred equity certificates and convertible preferred equity certificates as determined by using commonly applied valuation methodologies, including discounted cash-flow techniques and analyzing comparable quoted companies and recent transactions in the fixed satellite services sector, was $3.5 million higher than the price paid for them. As a consequence, the Company recorded a stock-based compensation charge of $3.5 million in the first quarter of 2005.

        On March 2, 2005, the Company reached an agreement with SES Global affiliates relating to certain orbital slot coordination matters. Under the terms of the agreement, the Company agreed not to bring a satellite into use at the Company's 105 degrees west longitude orbital location in order to ensure that SES Global will be able to operate a satellite at its 105 degrees west longitude orbital location without interference. In return, SES Global has made a one-time payment to the Company of $10.0 million. Both parties also committed to negotiate resolution of long-standing issues regarding satellite operations in the Atlantic Ocean region.

        In connection with the May 2005 initial public offering of New Skies Satellites Holdings Ltd., the Company received $137.3 million of the net proceeds of the initial public offering by way of indirect loans. $131.2 million of these net proceeds, along with cash-on-hand, was used to repay a portion of the Company's term loan facility and the remaining $6.1 million was used to pay a termination fee to Blackstone Management Partners IV L.L.C. under the transaction and monitoring fee agreement.

P R O S P E C T U S

Offers to Exchange

$160,000,000 principal amount of its Senior Floating Rate Notes due 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding Senior Floating Rate Notes due 2011

$125,000,000 principal amount of its 9 1/8% Senior Subordinated Notes due 2012, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9 1/8% Senior Subordinated Notes due 2012

       Until                    , 2005 (90 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Pursuant to Dutch law, the management board of a company is responsible for the proper performance of the duties assigned to it. If a matter falls within the scope of responsibility of two or more directors, each shall be jointly and severally liable for any shortcoming, unless such director proves that such shortcoming is not attributable to it and that it was not negligent in acting to prevent the consequences.

        Annually, a Dutch company will ask the general meeting to approve the management and supervision of its company and to grant the managing directors a discharge of liability in respect of the exercise of their duties during the financial year concerned. This is the case only so long as no provision has explicitly been made, and without prejudice to what has been or will be provided by the law.

        In case of actions or omissions that are tortious towards third parties, individual members of the management board could be liable toward such parties for any loss sustained by these third parties as a result of these actions or omissions. In case the annual accounts of a company misrepresent the condition of such company, under Dutch law the members of the management board will be jointly and severally liable to third parties for any loss suffered by them as a result thereof. In addition, the members of the management board are jointly and severally liable towards third parties for any loss suffered by them as a result of the interim figures published by the company or the annual report that misrepresent the condition of the company. An individual director who proves that he is not responsible for any failure in his duties will not be liable.

        Our articles of association include a provision pursuant to which our (former) directors and functionaries ('functionarissen') will be indemnified by us for costs and damages due as a result of an act or omission in conducting their duties, except for proven intentional, reckless or negligent behaviour ('opzettelijk, bewust roekeloos of ernstig verwijtbaar gedrag').

        The company has also obtained directors' and officers' liability insurance, which insures against liabilities that officers and management of the company may, in such capacities, incur.

Item 21. Exhibits and Financial Statement Schedules.

        (a) Exhibits

        A list of exhibits filed with this registration statement on Form S-4 is set forth in the Exhibit Index and is incorporated to this Item 21(a) by reference.

        (b) Financial Statement Schedules

        All financial statement schedules have been omitted because the required information is not present or is not present in sufficient amounts to require submission of the schedule.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, New Skies Satellites B.V. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the The Hague, The Netherlands on June 7, 2005.

NEW SKIES SATELLITES B.V.
By:	*
Daniel Goldberg Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2005.

Signature	Title

* Daniel Goldberg	Chief Executive Officer (Principal Executive Officer)
* Andrew Browne	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Mary Dent Mary Dent	Authorized U.S. Representative
*By:	/s/ Thai Rubin Thai Rubin as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
2.1	*	Acquisition Agreement among Neptune One Holdings Ltd., Munaro Holdings B.V. and New Skies Satellites N.V., dated June 5, 2004
3.1	******	Deed of Incorporation of New Skies Satellites B.V.
3.2	******	Articles of Association of New Skies Satellites B.V.
4.1	**	Indenture, dated November 2, 2004, between New Skies Satellites B.V. and U.S. Bank National Association (Senior Floating Rate Notes)
4.2	**	Indenture, dated November 2, 2004, between New Skies Satellites B.V. and U.S. Bank National Association (Senior Subordinated Notes)
4.3	**	Registration Rights Agreement, dated November 2, 2004, among New Skies Satellites B.V., Deutsche Bank Securities Inc. and ABN AMRO Incorporated (Senior Floating Rate Notes)
4.4	**	Registration Rights Agreement, dated November 2, 2004, among New Skies Satellites B.V., Deutsche Bank Securities Inc. and ABN AMRO Incorporated (Senior Subordinated Notes)
5.1	******	Opinion of Simpson Thacher & Bartlett LLP
5.2	******	Opinion of NautaDutilh N.V.
10.1	*	Credit Agreement, dated November 2, 2004, among New Skies Holding B.V., New Skies Satellites B.V., certain other subsidiaries, the lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as Administrative Agent and as Collateral Agent for the Lenders, ABN Amro Bank N.V., as Syndication Agent and Deutsche Bank Securities Inc. and ABN Amro Incorporated, as Joint Lead Arrangers and Joint Book Running Managers
10.2	*	Parent Guarantee and U.S. Pledge Agreement, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.3	*	Holdings Guarantee, dated November 2, 2004, between New Skies Holding B.V. and Deutsche Bank AG, New York Branch
10.4	**	Equitable Charge of Shares, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.5	*	Subordinated Intercompany Loan Agreement, dated November 2, 2004, between New Skies Satellites B.V. and New Skies Holding B.V.
10.6	*	Subordinated Intercompany Loan Agreement, dated November 2, 2004, between New Skies Holding B.V. and New Skies Investments S.à.r.l.
10.7	*	Agreement of Undisclosed Pledge of Third Party Accounts Receivable, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.8	*	Agreement of Disclosed Pledge of Subordinated Intercompany Loan Receivables, dated November 2, 2004, between New Skies Holding B.V. and Deutsche Bank AG, New York Branch
10.9	*	Agreement of Disclosed Pledge of Bank Accounts, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.10	*	Agreement of Non-Possessory Pledge of Assets, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.11	*	Agreement of Disclosed Pledge of Insurance Receivables, Subordinated Intercompany Loan Agreement, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG
10.12	*	Agreement of Pledge of Intellectual Property Rights, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.13	*	Agreement and Deed of Mortgage and Pledge, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch

10.14	*	Agreement and Deed of Pledge of Shares in New Skies Satellites MAR B.V., dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.15	*	Agreement and Deed of Pledge of Shares in Morharras B.V., dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.16	*	Agreement of Disclosed Pledge of Intercompany Accounts Receivable, dated November 2, 2004, between New Skies Satellites B.V. and Deutsche Bank AG, New York Branch
10.17	*	Agreement and Deed of Pledge of Shares in New Skies Satellites B.V., dated November 2, 2004, between New Skies Holding B.V. and Deutsche Bank AG, New York Branch
10.18	**	Transaction and Monitoring Fee Agreement, dated November 2, 2004, between New Skies Satellites B.V. and Blackstone Management Partners IV L.L.C.
10.19	***	Amended and Restated Employment Agreement, dated October 5, 2004, between New Skies Satellites N.V. and Daniel S. Goldberg
10.20	***	Amended and Restated Employment Agreement, dated November 1, 2004, between New Skies Satellites N.V. and Andrew M. Browne
10.21	***	Amended and Restated Employment Agreement, dated November 1, 2004, between New Skies Satellites N.V. and Scott J. Sprague
10.22	***	Amended and Restated Employment Agreement, dated November 1, 2004, between New Skies Satellites N.V. and Michael C. Schwartz
10.23	***	Amended and Restated Employment Agreement, dated November 1, 2004, between New Skies Satellites N.V. and Stephen J. Stott
10.30	**	Agreement, dated April 29, 2004, between New Skies Satellites N.V. and Intelsat LLC
10.31	**	Agreement, dated March 2, 2005, between New Skies Satellites B.V. and SES Global Satellite Leasing Limited
10.32	**	Satellite and In-orbit Insurance Policy No. 875/A3F005932
10.33	**	Satellite and In-orbit Insurance Policy No. 875/A4F024902
10.34	*****†	Term Sheet, dated February 17, 2005, between New Skies Satellites B.V. and Intelsat Global Sales & Marketing Ltd.
10.35	*****†	Composite Compiled Satellite Contract, dated February 22, 2005, between New Skies Satellites B.V. and Boeing Satellites Systems International, Inc. for NSS-8 Spacecraft and Associated Equipment and Services, Contract No. NSS-20-03-01, as amended
10.36	****	First Amendment to Credit Agreement, dated February 22, 2005, among New Skies Holding B.V., New Skies Satellites B.V., the lenders party to the Credit Agreement named therein, Deutsche Bank AG, New York Branch, as Administrative Agent and as Collateral Agent and ABN Amro Bank N.V., as Syndication Agent
10.37	****	First Amendment to Agreement of Non-Possessory Pledge of Assets, dated February 22, 2005, between New Skies Satellites B.V., as Pledgor, and Deutsche Bank AG, New York Branch, as Pledgee
10.38	****	First Amendment to Agreement of Disclosed Pledge of Bank Accounts, dated February 22, 2005, between New Skies Satellites B.V., as Pledgor, and Deutsche Bank AG, New York Branch, as Pledgee
10.39	****	First Amendment to Agreement of Undisclosed Pledge of Third Party Accounts Receivable, dated February 22, 2005, between New Skies Satellites B.V., as Pledgor, and Deutsche Bank AG, New York Branch, as Pledgee
12.1	******	Computation of Ratio of Earnings to Fixed Charges
21.1	******	Subsidiaries of New Skies Satellites B.V.
23.1		Consent of Deloitte Accountants B.V.

23.2	******	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1)
23.3	******	Consent of NautaDutilh N.V. (contained in Exhibit 5.2)
24.1	******	Power of Attorney (included on signature page)
25.1	******	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee with respect to the Senior Floating Rate Notes Indenture
25.2	******	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee with respect to the Senior Subordinated Notes Indenture
99.1	******	Form of Letter of Transmittal
99.2	******	Form of Notice of Guaranteed Delivery
99.3	******	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	******	Form of Letter to Clients

*
Incorporated by reference to the Registration Statement on Form S-1 of New Skies Satellites Holdings Ltd. (File No. 333-122322) filed on January 27, 2005.

**
Incorporated by reference to the Registration Statement on Form S-1 of New Skies Satellites Holdings Ltd. (File No. 333-122322) filed on March 9, 2005.

***
Incorporated by reference to the Registration Statement on Form S-1 of New Skies Satellites Holdings Ltd. (File No. 333-122322) filed on March 28, 2005.

****
Incorporated by reference to the Registration Statement on Form S-1 of New Skies Satellites Holdings Ltd. (File No. 333-122322) filed on April 25, 2005.

*****
Incorporated by reference to the Registration Statement on Form S-1 of New Skies Satellites Holdings Ltd. (File No. 333-122322) filed on May 6, 2005.

******
Previously filed.

†
Confidential treatment has been granted for portions of this document.

QuickLinks

Notice to all Offerees
SUMMARY
Our Company
Our Customers and Services
Our Competitive Strengths
Our Business Strategy
Risks Relating to Our Business
Recent Developments
The Transactions
Initial Public Offering
The Reorganization
Corporate Structure
The Exchange Offers
The Exchange Notes
Risk Factors
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL, OPERATING AND OTHER DATA
RISK FACTORS
Risks Related To The Exchange Offers
Risks Relating to Our Indebtedness and the Exchange Notes
Risks Relating to Our Business
Risks Relating to Our Industry
Risks Relating to Regulation
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
New Skies Satellites B.V. Unaudited Pro Forma Condensed Consolidated Balance Sheet
New Skies Satellites B.V. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004
New Skies Satellites B.V. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2005
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Statement of Operations Data as a Percentage of Revenues
Contractual Obligations on a Pro Forma Basis
Contractual Obligations on a Historical Basis
INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL SHAREHOLDERS
THE TRANSACTIONS
The Blackstone Group
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFERS
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
CERTAIN ERISA CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS
PLAN OF DISTRIBUTION
SERVICE OF PROCESS AND CIVIL LIABILITIES
INDUSTRY AND MARKET DATA
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
New Skies Satellites B.V. and subsidiaries Consolidated Balance Sheets (In thousands of U.S. dollars, except share data)
New Skies Satellites B.V. and subsidiaries Consolidated Statements of Operations (In thousands of U.S. dollars)
New Skies Satellites B.V. and subsidiaries Consolidated Statements of Shareholders' Equity (Deficiency) For the years ended December 31, 2002 and 2003 and Periods Ended November 1, 2004, December 31, 2004 and March 31, 2005 (In thousands of U.S. dollars, except share data)
New Skies Satellites B.V. and subsidiaries Consolidated Statements of Cash Flows (In thousands of U.S. dollars)
New Skies Satellites B.V. and subsidiaries Notes to Consolidated Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX